Exhibit 99.2

Telephone and Data Systems, Inc.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2010.  TDS conducts substantially all of its wireless operations through its 83%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”), and provides wireline services through its incumbent local exchange carrier (“ILEC”) and competitive local exchange carrier (“CLEC”) operations under its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”).  TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. (“Suttle-Straus”) which represents a small portion of TDS’ operations.

The following discussion and analysis should be read in conjunction with TDS’ audited consolidated financial statements and the description of TDS’ business included in Item 1 of the TDS Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2010.

OVERVIEW

The following is a summary of certain selected information contained in the comprehensive Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows.  The summary does not contain all of the information that may be important.  You should carefully read the entire Management’s Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular

U.S. Cellular provides wireless telecommunications services to approximately 6.1 million customers in five geographic market areas in 26 states. As of December 31, 2010, U.S. Cellular’s average penetration rate in its consolidated operating markets was 13.0%. U.S. Cellular operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular’s business development strategy is to acquire and operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular believes that operating in contiguous market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2010 included the following:

•                  Total customers were 6,072,000 at December 31, 2010, including 5,729,000 retail customers.

•                  On October 1, 2010, U.S. Cellular launched The Belief Project which introduced several innovative service offerings including no contract after the first contract; simplified national rate plans; a loyalty rewards program; overage protection, caps and forgiveness; a phone replacement program; and discounts for paperless billing and automatic payment.  As of December 31, 2010, nearly 1.2 million new and existing customers had adopted the new Belief Plans.

•                  Retail customer net losses were 15,000 in 2010 compared to net additions of 37,000 in 2009. In the postpaid category, there was a net loss of 66,000 in 2010, compared to net additions of 62,000 in 2009.  Prepaid net additions were 51,000 in 2010 compared to a net loss of 25,000 in 2009.

•                 Postpaid customers comprised approximately 95% of U.S. Cellular’s retail customers as of December 31, 2010. The postpaid churn rate improved to 1.5% in 2010 compared to 1.6% in 2009.

•                  Postpaid customers on smartphone service plans increased to 17% as of December 31, 2010 compared to 7% as of December 31, 2009. In addition, smartphones represented 25% of all devices sold in 2010 compared to 10% in 2009.

•                  Service revenues of $3,913.0 million decreased $14.1 million year-over-year, primarily due to a decrease in retail service revenues of $18.7 million (1%). Retail service revenues decreased due to a decline in the average number of customers of 55,000, partially offset by a slight increase in average monthly service revenue per customer.

•                  Additions to Property, plant and equipment totaled $583.1 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, expand mobile broadband services based on third generation Evolution-Data Optimized technology (“3G”) to additional markets, outfit new and remodel existing retail stores, develop new billing and other customer management related systems and platforms, and enhance existing office systems. Total cell sites in service increased 5% year-over-year to 7,645.

•                  U.S. Cellular continued its efforts on a number of multi-year initiatives including the development of a Billing and Operational Support System (“B/OSS”) with a new point-of-sale system to consolidate billing on one platform; an Electronic Data Warehouse/Customer Relationship Management System to collect and analyze information more efficiently and thereby build and improve customer relationships; and a new Internet/Web platform to enable customers to complete a wide range of transactions and to manage their accounts online.

•                  In December 2010, U.S. Cellular entered into a new $300 million revolving credit agreement, which expires in December 2015, with certain lenders and other parties. As a result, U.S. Cellular’s $300 million revolving credit agreement due to expire in June 2012 was terminated. U.S. Cellular entered into the new revolving credit agreement in order to obtain more favorable pricing, extended maturity and other terms and conditions.

U.S. Cellular anticipates that its future results will be affected by the following factors:

•                  The Belief Project, which is intended to accelerate growth and have a positive impact on long-term profitability by increasing postpaid gross additions over the next several years and by contributing to incremental growth in average revenue per customer and improvement of U.S. Cellular’s already low postpaid churn rate;

•                  Continued uncertainty related to current economic conditions and their impact on customer purchasing and payment behaviors;

•                  Relative ability to attract and retain customers in a competitive marketplace in a cost effective manner;

•                  Increased competition in the wireless industry, including potential reductions in pricing for products and services overall and impacts associated with the expanding presence of carriers offering low-priced, unlimited prepaid service;

•                  Potential increases in prepaid customers, which generally generate lower ARPU, as a percentage of U.S. Cellular’s customer base in response to changes in customer preferences and industry dynamics;

•                  Increasing penetration in the wireless industry, requiring U.S. Cellular to grow revenues primarily from selling additional products and services to its existing customers, increasing the number of multi-device users among its existing customers, increasing data products and services and attracting wireless customers switching from other wireless carriers rather than by adding customers that are new to wireless service;

•                  Continued growth in revenues from data products and services and lower growth or declines in revenues from voice services;

•                  Effects of industry consolidation on roaming revenues, service pricing and equipment pricing;

•                  Costs of developing and enhancing office and customer support systems, including costs and risks associated with the completion and potential benefits of the multi-year initiatives described above;

•                  Continued enhancements to U.S. Cellular’s wireless networks;

•                  Uncertainty related to the National Broadband Plan and other rulemaking by the Federal Communications Commission (“FCC”), including uncertainty relating to future eligible telecommunication carrier (“ETC”) funding from the universal service fund (“USF”); and

•                  Exclusive arrangements between manufacturers of wireless devices and other carriers that restrict U.S. Cellular’s access to devices desired by customers.

See “Results of Operations — Wireless.”

2011 Wireless Estimates

U.S. Cellular’s estimates of full-year 2011 results are shown below.  Such estimates represent U.S. Cellular’s views as of the date of filing of U.S. Cellular’s Form 10-K for the year ended December 31, 2010.  Such forward-looking statements should not be assumed to be accurate as of any future date.  U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

	2011	2010
	Estimated Results	Actual Results
Service revenues	$4,000 - $4,100 million	$3,913.0 million
Adjusted OIBDA (1)(3)	$775 - $875 million	$783.1 million
Operating income (3)	$185 - $285 million	$201.5 million
Depreciation, amortization and accretion expenses, and losses on asset disposals and impairment of assets (2)	Approx. $590 million	$581.7 million
Capital expenditures (3)	Approx. $650 million	$583.1 million

(1)          Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows.

(2)          2010 Actual Results include losses on asset disposals of $10.7 million and no losses on impairment of assets. The 2011 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses and losses on disposals of assets, and do not include any estimate for losses on impairment of assets (since these cannot be predicted).

(3)          This guidance is based on U.S. Cellular’s current plans.  New developments or changing competitive conditions in the wireless industry, such as the rate of deployment of 4G Long-term Evolution (“LTE”) technology by other carriers, could affect U.S. Cellular’s LTE deployment plans and, as a result, its capital expenditures and operating expenses.

U.S. Cellular management currently believes that the foregoing estimates represent a reasonable view of what is achievable considering actions that U.S. Cellular has taken and will be taking. However, the current general economic conditions in the markets served by U.S. Cellular have created a challenging business environment that could continue to significantly impact actual results. U.S. Cellular expects to continue its focus on customer satisfaction by delivering a high quality network, attractively priced service plans, a broad line of wireless devices and other products, and outstanding customer service in its company-owned and agent retail stores and customer care centers. U.S. Cellular believes that future growth in its revenues will result primarily from selling additional products and services, including data products and services, to its existing customers, increasing the number of multi-device users among its existing customers, and attracting wireless users switching from other wireless carriers, rather than by adding users that are new to wireless service. U.S. Cellular is focusing on opportunities to increase revenues, pursuing cost reduction initiatives in various areas and implementing a number of initiatives to enable future growth. The initiatives are intended, among other things, to allow U.S. Cellular to accelerate its introduction of new products and services, better segment its customers for new services and retention, sell additional services such as data, expand its Internet sales and customer service capabilities, improve its prepaid products and services and reduce operational expenses over the long term.

TDS Telecom

TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long-distance telephone service and broadband access, to rural and suburban area communities.  TDS Telecom’s business plan is designed for a full-service telecommunications company, including both ILEC and CLEC operations.  TDS Telecom’s strategy is to be the preferred provider of voice, high-speed data, and video services in its chosen markets and also offers a wide range of IP-based voice and data services to businesses.  This strategy encompasses many components, including:

•                  Developing services and products;

•                  Formulating market and customer strategies;

•                  Investing in networks and deploying advanced technologies;

•                  Assessing the competitive environment and responding as appropriate;

•                  Advocating with respect to state and federal regulations for positions that support its ability to provide advanced telecommunications services to its customers; and

•                  Exploring transactions to acquire or divest properties that would result in strengthening its operations.

Both TDS Telecom’s ILEC and CLEC operations are faced with significant challenges, including competition from cable television, wireless and other wireline providers, decreases in intercarrier compensation for the use of owned networks, increases in the cost for use of other providers’ networks, and technologies such as Voice over Internet Protocol (“VoIP”).  These challenges could have a material adverse effect on the financial condition, results of operations and cash flows of TDS Telecom in the future.

Financial and operating highlights for 2010 include the following:

•                  Overall equivalent access lines served by TDS Telecom decreased 29,200 to 1,102,600 as compared to December 31, 2009.  Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity.  A physical access line is an individual circuit connecting a customer to a telephone company’s central office facilities.  Each digital subscriber line (“DSL”) is treated as an equivalent access line in addition to a voice line that may operate on the same copper loop.

•                  Operating revenues increased $6.0 million or 1% to $795.8 million in 2010.  The increase was primarily due to an increase in ILEC data customers and revenue from acquisitions partially offset by a decrease in revenues from ILEC and CLEC physical access lines.

•                  Operating expenses of $696.0 million remained flat in 2010 as a result of workforce reduction initiatives and employee benefit modifications implemented during 2009, and reduced expenses of acquiring and serving fewer CLEC customers, offset by an increase in operating expenses due to acquisitions.

•                  In 2010, TDS acquired two managed services companies to provide colocation, dedicated hosting, managed services, Internet and virtual “cloud” computing services (“Hosted and Managed Services”) to small and medium-sized companies.

TDS anticipates that TDS Telecom’s future results will be affected by the following factors:

•                  Continued uncertainty related to current economic conditions and the challenging business environment;

•                  Continued increases in competition from wireless and other wireline providers (other CLECs and cable providers) and technologies such as VoIP, third generation (“3G”) mobile networks, and the development of fourth-generation mobile technology (“4G”);

•                  Continued increases in high-speed data customers;

•                  Continued declines in physical access lines related to voice and second lines;

•                  Continued focus on customer retention programs, including discounting for “triple-play” bundles that provide voice, DSL and TV;

•                  Continued focus on cost-reduction initiatives through product cost improvement and process efficiencies;

•                  The effects on competition of recent industry consolidation, such as the agreement by CenturyTel (d/b/a CenturyLink) to acquire Qwest International, and possible further industry consolidation;

•                  The Federal government’s disbursement of Broadband Stimulus Funds to bring broadband to rural customers;

•                  Uncertainty related to the National Broadband Plan and other rulemaking by the FCC, including uncertainty relating to future funding from the USF; and

•                  Potential acquisitions by TDS Telecom, including additional potential acquisitions of Hosted and Managed Services businesses.

See “Results of Operations—Wireline.”

2011 Wireline Estimates

TDS Telecom’s estimates of full-year 2011 results are shown below.  Such estimates represent TDS Telecom’s view as of the filing date of TDS’ Form 10-K for the year ended December 31, 2010.  Such forward-looking statements should not be assumed to be accurate as of any future date.  TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

	2011	2010
	Estimated Results	Actual Results
ILEC and CLEC operations:
Operating revenues	$780-$810 million	$795.8 million
Adjusted OIBDA (1)	$260-$290 million	$275.0 million
Operating income	$75-$105 million	$99.8 million
Depreciation, amortization and accretion expenses and losses on asset disposals and impairment of assets (2)	Approx. $185 million	$175.2 million
Capital expenditures (3)	$175-$200 million	$157.3 million

(1)          Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows.

(2)          2010 Actual Results include losses on disposals of $1.1 million and no losses on impairment of assets.  The 2011 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses and losses on asset disposals, and do not include any estimate for losses on impairment of assets since these cannot be predicted.

(3)          TDS Telecom will fund its share for projects approved under the American Recovery and Reinvestment Act of 2009 to increase broadband access in unserved areas.  Under the Recovery Act, TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects over the next 24 to 36 months.

The foregoing estimates reflect the expectations of TDS Telecom’s management considering its strategic plans and the current general economic conditions.  In this challenging business environment, TDS Telecom will continue to focus on revenue growth through new service offerings as well as expense reduction through product cost improvement and process efficiencies.  In order to achieve these objectives the company has allocated capital expenditures for:

•                  Process and productivity initiatives,

•                  Increased network and product capabilities for broadband services,

•                  The expansion of terrestrial TV to additional markets,

•                  Data center investments to support the Hosted and Managed Services strategy, and

•                  Success-based spending to sustain managedIP growth.

In addition, TDS Telecom will fund its share for projects approved under the American Recovery and Reinvestment Act of 2009 to increase broadband access in unserved areas.  Under the Recovery Act, TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects over the next 24 to 36 months.

Cash Flows and Investments

TDS and its subsidiaries had cash and cash equivalents totaling $368.1 million; short-term investments in the form of U.S. treasury securities, certificates of deposit and corporate notes aggregating $402.9 million; long-term investments in the form of U.S. treasury securities and corporate notes of $102.2 million; and borrowing capacity under their revolving credit facilities of $699.6 million as of December 31, 2010.  Also, during 2010, TDS and its subsidiaries generated $1,121.9 million of cash flows from operating activities.  Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial liquidity and financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital and operating expenditures for the foreseeable future.

In December 2010, TDS entered into a new $400 million revolving credit agreement and U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties.  As a result, TDS’ $400 million revolving credit agreement and U.S. Cellular’s $300 million revolving credit agreement due to expire in June 2012 were terminated.  TDS and U.S. Cellular entered into these new revolving credit agreements in order to obtain more favorable pricing, extended maturity and other terms and conditions.

In November 2010, TDS issued $225 million of 6.875% Senior Notes due 2059.  In December 2010, the net proceeds of such offering were used to redeem $217.5 million of TDS’ 7.6% Series A Notes due 2041, of which $500 million in aggregate principal amount were previously outstanding.

See “Financial Resources” and “Liquidity and Capital Resources” below for additional information related to cash flows, investments and revolving credit agreements.

RESULTS OF OPERATIONS—CONSOLIDATED

December 31,	2010	Change	Percentage Change	2009	Change	Percentage Change	2008
(Dollars in thousands, except per share amounts)
Operating revenues
U.S. Cellular	$4,177,681	$(36,199)	(1)%	$4,213,880	$(28,674)	(1)%	$4,242,554
TDS Telecom	795,842	5,990	1%	789,852	(34,430)	(4)%	824,282
All other (1)	13,306	(2,905)	(18)%	16,211	(8,341)	(34)%	24,552
Total operating revenues	4,986,829	(33,114)	(1)%	5,019,943	(71,445)	(1)%	5,091,388
Operating expenses
U.S. Cellular	3,976,208	87,853	2%	3,888,355	(321,417)	(8)%	4,209,772
TDS Telecom	696,008	(359)	—	696,367	14,022	2%	682,345
All other (1)	18,522	(8,855)	(32)%	27,377	(38,975)	(59)%	66,352
Total operating expenses	4,690,738	78,639	2%	4,612,099	(346,370)	(7)%	4,958,469
Operating income (loss)
U.S. Cellular	201,473	(124,052)	(38)%	325,525	292,743	>100%	32,782
TDS Telecom	99,834	6,349	7%	93,485	(48,452)	(34)%	141,937
All other (1)	(5,216)	5,950	53%	(11,166)	30,634	73%	(41,800)
Total operating income	296,091	(111,753)	(27)%	407,844	274,925	>100%	132,919
Other income and (expenses)
Equity in earnings of unconsolidated entities	98,074	7,342	8%	90,732	920	1%	89,812
Interest and dividend income	10,508	(613)	(6)%	11,121	(28,010)	(72)%	39,131
Interest expense	(116,810)	9,399	7%	(126,209)	13,095	9%	(139,304)
Gain on investments and financial instruments	—	—	N/M	—	(31,595)	N/M	31,595
Other, net	(2,089)	(4,089)	>100%	2,000	(213)	(10)%	2,213
Total other income (expenses)	(10,317)	12,039	54%	(22,356)	(45,803)	>100%	23,447

Income before income taxes	285,774	(99,714)	(26)%	385,488	229,122	>100%	156,366
Income tax expense	95,188	(40,351)	(30)%	135,539	99,656	>100%	35,883

Net income	190,586	(59,363)	(24)%	249,949	129,466	>100%	120,483
Less: Net income attributable to noncontrolling interests, net of tax	(45,737)	12,865	22%	(58,602)	(28,785)	(97)%	(29,817)
Net income attributable to TDS shareholders	144,849	(46,498)	(24)%	191,347	100,681	>100%	90,666
Preferred dividend requirement	(50)	1	2%	(51)	1	2%	(52)
Net income available to common shareholders	$144,799	$(46,497)	(24)%	$191,296	$100,682	>100%	$90,614

Basic earnings per share attributable to TDS shareholders	$1.38	$(0.37)	(21)%	$1.75	$0.97	>100%	$0.78

Diluted earnings per share attributable to TDS shareholders	$1.37	$(0.37)	(21)%	$1.74	$0.96	>100%	$0.78

(1)                      Consists of other corporate operations, intercompany eliminations between U.S. Cellular, TDS Telecom and corporate investments.

N/M—Percentage change not meaningful

Operating Revenues and Expenses

See “Results of Operations—Wireless” and “Results of Operations—Wireline” below for factors that affected Operating revenues and expenses.

Operating expenses included impairment losses on licenses held at U.S. Cellular in 2009 and 2008 and are discussed in “Results of Operations—Wireless.”  An additional $27.7 million impairment loss on licenses was recognized at the TDS consolidated level in 2008 due to the fact that TDS accounted for U.S. Cellular’s share repurchases as step acquisitions, allocating a portion of the repurchase value to TDS licenses, as required by GAAP in effect at that time.

The impacts of impairment losses related to licenses were as follows:

(Dollars in millions, except per share amounts)	2010	2009	2008
Net income attributable to TDS shareholders, excluding licenses impairments (1)	$144.8	$198.4	$299.9
Loss on impairment of intangible assets related to licenses	—	(14.0)	(414.4)
Income tax and noncontrolling interest impact of licenses impairment (1)	—	6.9	205.2
Impact of licenses impairments on Net income attributable to TDS shareholders (1)	—	(7.1)	(209.2)
Net income attributable to TDS shareholders	$144.8	$191.3	$90.7

Diluted earnings per share attributable to TDS shareholders, excluding licenses impairments (1)	$1.37	$1.81	$2.58
Impact of licenses impairments on Diluted earnings per share attributable to TDS shareholders (1)	—	(0.07)	(1.80)
Diluted earnings per share attributable to TDS shareholders	$1.37	$1.74	$0.78

(1)          These amounts are non-GAAP financial measures.  The purpose of presenting these measures is to provide information on the impact of losses on impairment related to licenses on results of operations.  Such impairments are discrete, significant amounts that impact the comparability of the results of operations, and TDS believes it is useful to disclose these impacts.  The income tax and noncontrolling interest impact is calculated by allocating the losses on impairment to the respective consolidated subsidiaries, and applying the income tax rate and noncontrolling interest percentages applicable to these respective subsidiaries.

Equity in earnings of unconsolidated entities

Equity in earnings of unconsolidated entities represents TDS’ share of net income from entities accounted for by the equity method.  TDS generally follows the equity method of accounting for unconsolidated entities in which its ownership interest is less than or equal to 50% but equals or exceeds 20% for corporations and 3% for partnerships and limited liability companies.

TDS’ investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $64.8 million, $64.7 million and $66.1 million to Equity in earnings of unconsolidated entities in 2010, 2009 and 2008, respectively. TDS received cash distributions from the LA Partnership of $66.0 million in each of 2010, 2009 and 2008.

Interest and dividend income

Interest income decreased $0.5 million in 2010 compared to 2009 and $18.0 million in 2009 compared to 2008. The average investment balances and weighted average return on investments remained relatively flat in 2010 compared to 2009. Lower average investment balances and lower weighted average return on investments in 2009 compared to 2008 contributed to that interest income decline.  TDS’ Cash and cash equivalents and Short-term investments are primarily held in money market funds, certificates of deposit, and government-backed securities.

Dividend income decreased by $0.1 million in 2010 and by $10.0 million in 2009 primarily due to a decrease in dividends from Deutsche Telekom Ordinary Shares. All of these shares were disposed of by 2008.

Interest expense

The decrease in interest expense in 2010 compared to 2009 was primarily attributable to the redemption of U.S. Cellular’s 8.75% senior notes in December, 2009. The decrease in interest expense in 2009 compared to 2008 was primarily attributable to $12.0 million of interest incurred on variable prepaid forward contracts in 2008. Such forward contracts were settled in 2008.

Gain on investments and financial instruments

In 2008, Gain on investments and financial instruments consisted primarily of a $31.7 million gain realized upon the disposition of Rural Cellular Corporation Common Shares.

See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for more information on the gains and losses on investments and financial instruments.

Income tax expense

The effective tax rates on Income before income taxes and extraordinary item (“pre-tax income”) for 2010, 2009 and 2008 were 33.3%, 35.2% and 22.9%, respectively.  The following significant discrete and other items impacted income tax expense for these years:

2010—Includes a tax benefit of $6.5 million resulting from favorable settlement of state income tax audits.

2009—Includes a tax benefit of $8.4 million resulting from a state tax law change.

2008—Includes tax benefits of $14.5 million and $7.4 million recorded upon the final disposition of the Deutsche Telekom Ordinary Shares and from a change in filing positions in certain states, respectively.  The percentage impact of these items was magnified due to the 2008 Loss on impairment of intangible assets of $414.4 million, which decreased pre-tax income.

See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for further information on the effective tax rate.

Net income attributable to noncontrolling interests, net of tax

Net income attributable to noncontrolling interests, net of tax includes the noncontrolling public shareholders’ share of U.S. Cellular’s net income, the noncontrolling shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income or loss and other TDS noncontrolling interests.

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Net income attributable to noncontrolling interest, net of tax
U.S. Cellular
Noncontrolling public shareholders’	$(24,323)	$(38,929)	$(7,074)
Noncontrolling shareholders’ or partners’	(21,414)	(19,673)	(22,743)
	$(45,737)	$(58,602)	$(29,817)

RESULTS OF OPERATIONS—WIRELESS

TDS provides wireless telephone service through U.S. Cellular, an 83%-owned subsidiary.  U.S. Cellular owns, manages and invests in wireless markets throughout the United States.

Following is a table of summarized operating data for U.S. Cellular’s consolidated operations.

As of December 31, (1)	2010	2009	2008
Total market population of consolidated operating markets (2)	46,546,000	46,306,000	46,009,000
Customers (3)	6,072,000	6,141,000	6,196,000
Market penetration (2)	13.0%	13.3%	13.5%
Total full-time equivalent employees (4)	8,934	8,867	8,712
Cell sites in service	7,645	7,279	6,877
Smartphone penetration (9)(10)	16.7%	7.5%	3.7%

For the Year Ended December 31, (5)	2010	2009	2008
Net retail customer additions (losses) (6)	(15,000)	37,000	149,000
Net customer additions (losses) (6)	(69,000)	(55,000)	91,000
Average monthly service revenue per customer (7)	$53.27	$52.99	$53.22
Postpaid churn rate (8)	1.5%	1.6%	1.5%
Smartphones sold as a percent of total devices sold (9)	24.6%	10.2%	6.0%

(1)          Amounts include results for U.S. Cellular’s consolidated operating markets as of December 31.

(2)          Calculated using 2009, 2008 and 2007 Claritas population estimates for 2010, 2009 and 2008, respectively.  “Total market population of consolidated operating markets” is used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

The total market population and penetration measures for consolidated operating markets apply to markets in which U.S. Cellular provides wireless service to customers.  For comparison purposes, total market population and penetration related to all consolidated markets in which U.S. Cellular owns an interest were 90,468,000 and 6.7%, 89,712,000 and 6.8%, and  83,014,000 and 7.5% as of December 31, 2010, 2009 and 2008, respectively.

(3)          U.S. Cellular’s customer base consists of the following types of customers:

	2010	2009	2008
Customers on postpaid service plans in which the end user is a customer of U.S. Cellular (“postpaid customers”)	5,416,000	5,482,000	5,420,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	313,000	262,000	287,000
Total retail customers	5,729,000	5,744,000	5,707,000
End user customers acquired through U.S. Cellular’s agreements with third parties (“reseller customers”)	343,000	397,000	489,000
Total customers	6,072,000	6,141,000	6,196,000

(4)          Part-time employees are calculated at 70% of full-time employees.

(5)          Amounts include results for U.S. Cellular’s consolidated operating markets for the period January 1 through December 31; operating markets acquired during a particular period are included as of the acquisition date.

(6)          “Net retail customer additions (losses)” represents the number of net customers added or lost to U.S. Cellular’s retail customer base through its marketing distribution channels; this measure excludes activity related to reseller customers and customers transferred through acquisitions, divestitures or exchanges.  “Net customer additions (losses)” represents the number of net customers added to (deducted from) U.S. Cellular’s overall customer base through its marketing distribution channels; this measure includes activity related to reseller customers but excludes activity related to customers transferred through acquisitions, divestitures or exchanges.

(7)          Management uses these measurements to assess the amount of revenue that U.S. Cellular generates each month on a per customer basis. Average monthly  revenue per customer is calculated as follows:

	2010	2009	2008
Service revenues per Consolidated Statement of Operations (000s)	$3,913,001	$3,927,128	$3,939,695
Divided by total average customers during period (000s)*	6,121	6,176	6,169
Divided by number of months in each period	12	12	12

Average monthly service revenue per customer	$53.27	$52.99	$53.22

*     “Average customers during period” is calculated by adding the number of total customers at the beginning of the first month of the period and at the end of each month in the period and dividing by the number of months in the period plus one. Acquired and divested customers are included in the calculation on a prorated basis for the amount of time U.S. Cellular included such customers during each period.

(8)          Postpaid churn rate represents the percentage of the postpaid customer base that disconnects service each month. This amount represents the average postpaid churn rate for the twelve months of the respective year.

(9)          Smartphones represent wireless devices which run on a Blackberry®, Windows Mobile, or Android operating system.

(10)    Smartphone penetration is calculated by dividing postpaid customers on smartphone service plans by total postpaid customers.

Components of Operating Income

Year Ended		Increase/	Percentage		Increase/	Percentage
December 31,	2010	(Decrease)	Change	2009	(Decrease)	Change	2008
(Dollars in thousands)
Retail service	$3,459,546	$(18,662)	(1)%	$3,478,208	$39,667	1%	$3,438,541
Inbound roaming	253,290	515	—	252,775	(76,421)	(23)%	329,196
Other	200,165	4,020	2%	196,145	24,187	14%	171,958
Service revenues	3,913,001	(14,127)	—	3,927,128	(12,567)	—	3,939,695
Equipment sales	264,680	(22,072)	(8)%	286,752	(16,107)	(5)%	302,859
Total operating revenues	4,177,681	(36,199)	(1)%	4,213,880	(28,674)	(1)%	4,242,554

System operations (excluding Depreciation, amortization and accretion reported below)	854,931	52,077	6%	802,854	19,788	3%	783,066
Cost of equipment sold	742,981	(12)	—	742,993	(413)	—	743,406
Selling, general and administrative	1,796,624	49,220	3%	1,747,404	40,819	2%	1,706,585
Depreciation, amortization and accretion	570,955	6,020	1%	564,935	(7,714)	(1)%	572,649
Loss on impairment of intangible assets	—	(14,000)	(100)%	14,000	(372,653)	(96)%	386,653
Loss on asset disposals, net	10,717	(5,452)	(34)%	16,169	(1,244)	(7)%	17,413
Total operating expenses	3,976,208	87,853	2%	3,888,355	(321,417)	(8)%	4,209,772
Operating income	$201,473	$(124,052)	(38)%	$325,525	$292,743	>100%	$32,782

Operating Revenues

Service revenues

Service revenues consist primarily of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value-added services, including data products and services, provided to U.S. Cellular’s retail customers and to end users through third-party resellers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming, including long-distance roaming (“inbound roaming”); and (iii) amounts received from the Federal USF.

Retail service revenues

The decrease in Retail service revenues in 2010 was primarily due to a decrease in U.S. Cellular’s average customer base, partially offset by an increase in the average monthly retail service revenue per customer. The increase in 2009 was primarily due to an increase in average monthly retail service revenue per customer.

The average number of customers decreased to 6,121,000 in 2010 from 6,176,000 in 2009, driven by reductions in postpaid and reseller customers. The average number of customers in 2009 was relatively flat compared to 2008.

Average monthly retail service revenue per customer increased slightly to $47.10 in 2010 from $46.93 in 2009, and in 2009 increased 1% from $ 46.45 in 2008. The 2010 and 2009 increases in average monthly retail service revenue per customer include the impact of a reduction in the number of reseller customers, who typically generate lower average monthly revenues.

U.S. Cellular expects continued pressure on revenues in the foreseeable future due to industry competition for customers and related effects on pricing of service plan offerings.

As discussed in the Overview section above, on October 1, 2010, U.S. Cellular introduced The Belief Project, which allows customers selecting Belief Plans to earn loyalty reward points.  U.S. Cellular will account for loyalty reward points under the deferred revenue method.  Under this method, U.S. Cellular will allocate a portion of the revenue billed to customers under the Belief Plans to the loyalty reward points. The revenue allocated to these points will initially be deferred on the Consolidated Balance Sheet to be recognized in future periods when the loyalty reward points are redeemed or used.  Application of the deferred revenue method of accounting related to loyalty reward points resulted in deferred revenues of $7.1 million in 2010. This amount is included in the Consolidated Balance Sheet at December 31, 2010 in Customer deposits and deferred revenues.

Inbound roaming revenues

Inbound roaming revenues were essentially flat in 2010 compared to 2009 as an increase in revenues from data roaming offset a decline in voice roaming revenues.

In 2009, the decrease in Inbound roaming revenues was primarily due to the decline in roaming revenues from the combined entity of Verizon and Alltel. In January 2009, Verizon acquired Alltel. As a result of this transaction, the network footprints of Verizon and Alltel were combined.  This has resulted in a decrease in inbound roaming revenues for U.S. Cellular, since the combined Verizon and Alltel entity has reduced its usage of U.S. Cellular’s network in certain coverage areas that were used by Verizon and Alltel (as separate entities).  U.S. Cellular anticipates that inbound roaming revenues will increase in 2011 compared to 2010 due to the growth of data usage and voice minutes from U.S. Cellular’s roaming partners that will more than offset expected decreases in voice and data rates.

Other revenues

Other revenues increased by $4.0 million, or 2%, in 2010 compared to 2009. A decrease in ETC revenues was offset by increases in other revenues from tower and spectrum leases. The decrease in ETC revenues in 2010 was primarily the result of a retroactive adjustment made by the Universal Service Administrative Company that resulted in a reduction of revenues of $3.6 million. The increase in Other revenues in 2009 compared to 2008 was primarily due to an  increase in amounts that were received from the USF for states in which U.S. Cellular has been designated as an ETC. U.S. Cellular was eligible to receive ETC funds in sixteen states in 2010, 2009 and 2008. ETC revenues recorded in 2010, 2009 and 2008 were $143.9 million, $150.7 million and $134.1 million, respectively.

In May 2008, the FCC adopted a state-by-state temporary cap to funding for competitive ETCs based on the funding level available as of March 31, 2008.  The cap has had the effect of reducing the amount of support that U.S. Cellular would otherwise have been eligible to receive. The cap funding level is undergoing revision because of the time lag in the reporting of costs by local exchange carriers which, under the “identical support rule,” provides the amount of per line support that wireless ETCs are entitled to receive. This revision may further reduce funding under the cap and may result in a recapture of some payments that U.S. Cellular has received in excess of the cap.  In October 2010, the FCC proposed creating a $100-300 million Mobility Fund to subsidize on a one time basis new wireless broadband development in unserved areas, with reverse auctions to award subsidies to low bidders.  On February 8, 2011, the FCC issued a notice of proposed rulemaking to consider reform of the USF program in response to the issuance of the National Broadband Plan in March 2010.  Creation of the Mobility Fund and adoption of a USF reform proposal by the FCC to transition support from voice networks to broadband networks could have a significant and adverse impact on the amount of support, if any, wireless ETCs continue to receive. As a result, U.S. Cellular’s ETC revenues may decline significantly in future periods.

Equipment sales revenues

Equipment sales revenues include revenues from sales of wireless devices (handsets, modems and tablets) and related accessories to both new and existing customers, as well as revenues from sales of wireless devices and accessories to agents. All equipment sales revenues are recorded net of rebates.

U.S. Cellular strives to offer a competitive line of quality wireless devices to both new and existing customers. U.S. Cellular’s customer acquisition and retention efforts include offering new wireless devices to customers at discounted prices; in addition, customers on the new Belief Plans receive loyalty reward points that may be used to purchase a new wireless device or accelerate the timing of a customer’s eligibility for a wireless device upgrade at promotional pricing. U.S. Cellular also continues to sell wireless devices to agents; this practice enables U.S. Cellular to provide better control over the quality of wireless devices sold to its customers, establish roaming preferences and earn quantity discounts from wireless device manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell wireless devices to agents in the future.

The decrease in 2010 equipment sales revenues was driven by declines of 5% in total wireless devices sold and a 5% decrease in average revenue per wireless device sold. Average revenue per wireless device sold declined due to aggressive promotional pricing across all categories of wireless devices. The decrease in 2009 equipment sales revenues was driven by a decline of 8% in average revenue per wireless device sold due to aggressive promotional pricing across all categories of wireless devices, partially offset by an increase in the total number of wireless devices sold.

Operating Expenses

System operations expenses (excluding Depreciation, amortization and accretion)

System operations expenses (excluding Depreciation, amortization and accretion) include charges from telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the wireline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

Key components of the overall increases in system operations expenses were as follows:

•                  Maintenance, utility and cell site expenses increased $25.2 million, or 8%, in 2010 and $21.6 million, or 7%, in 2009, driven primarily by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 7,645 in 2010 and 7,279 in 2009, as U.S. Cellular continued to expand and enhance coverage in its existing markets.  The increases in expenses were also due to an increase in software maintenance costs to support rapidly growing data needs.

•                  Expenses incurred when U.S. Cellular’s customers used other carriers’ networks while roaming increased $2.6 million, or 1%, in 2010 and $4.3 million, or 2%, in 2009.  The increases were primarily due to increases from data roaming offset by a decline in voice roaming expenses.

•                  Customer usage expenses increased by $24.2 million, or 9%, in 2010, primarily due to an increase in data usage. In 2009, the cost of network usage on U.S. Cellular’s systems decreased $6.1 million, or 2%, primarily due to reduced interconnection costs, which reflected a change in estimate of these costs during the fourth quarter (as disclosed in Note (4) to Consolidated Quarterly Information (Unaudited) below), partially offset by an increase in data usage.

U.S. Cellular expects total system operations expenses to increase on a year-over-year basis in the foreseeable future to support the continued growth in cell sites and other network facilities as it continues to add capacity, enhance quality and deploy new technologies as well as to support increases in total customer usage, particularly data usage.

Cost of equipment sold

Cost of equipment sold remained relatively flat in 2010 compared to 2009. A decline in total wireless devices sold of 5% was offset by a 5%  increase in the average cost per wireless device sold due to a shift in the mix of sales to wireless devices with expanded capabilities, such as smartphones.

Cost of equipment sold remained relatively flat in 2009 compared to 2008. A reduction in the average cost per wireless device sold, reflecting lower overall purchase costs, was offset by an increase in the total number of wireless devices sold.

U.S. Cellular’s loss on equipment, defined as equipment sales revenues less cost of equipment sold, was $478.3 million, $456.2 million and $440.5 million for 2010, 2009 and 2008, respectively. U.S. Cellular expects loss on equipment to continue to be a significant cost in the foreseeable future as wireless carriers continue to use device availability and pricing as a means of competitive differentiation. In addition, U.S. Cellular expects increasing sales of data centric wireless devices such as smartphones and tablets to result in higher equipment subsidies over time; these devices generally have higher purchase costs which cannot be recovered through proportionately higher selling prices to customers.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries, commissions and expenses of field sales and retail personnel and facilities; telesales department salaries and expenses; agent commissions and related expenses; corporate marketing and merchandise management; and advertising expenses.  Selling, general and administrative expenses also include bad debts expense, costs of operating customer care centers and corporate expenses.

Key components of the net increases in Selling, general and administrative expenses were as follows:

2010—

•                  Selling and marketing expenses increased by $9.3 million, or 1%, primarily due to higher sales related expenses and higher advertising expenses due to an increase in media purchases, partially offset by lower commissions expense reflecting fewer eligible customer additions. In 2010, media purchases included advertising expenses related to the launch of The Belief Project.

•                  General and administrative expenses increased $39.9  million, or 4%, due to higher costs related to investments in multi-year initiatives for business support systems as described in the Overview section; and higher USF contributions (most of the USF contribution expense is offset by revenues for amounts passed through to customers). These increases were partially offset by a reduction in bad debts expense.

2009—

•                  General and administrative expenses increased $52.4 million, or 6%, primarily due to higher bad debts expense as a result of higher bad debt write-offs and a change in estimate during the fourth quarter (as disclosed in Note (4) to Consolidated Quarterly Information (Unaudited) below); higher employee related expenses; costs of the Battery Swap program; and investments in multi-year initiatives as described in the Overview section. Partially offsetting these and other increases were lower USF contributions (most of the USF contribution expenses are offset by revenues for amounts passed through to customers).

•                  Advertising expenses decreased $20.9 million, or 8%. Advertising expenses in 2008 included expenditures related to the launch in June 2008 of a new branding campaign, Believe in Something BetterSM.

•                  Other selling and marketing expenses increased by $9.4 million, or 2%, reflecting higher commissions due to a greater number of retail sales and renewals.

U.S. Cellular expects Selling, general and administrative expenses to increase on a year-over-year basis driven primarily by increases in expenses associated with acquiring, serving and retaining customers, as well as costs related to its multi-year initiatives.

Depreciation, amortization and accretion

Depreciation, amortization and accretion remained relatively flat in 2010, 2009 and 2008.

See “Financial Resources” and “Liquidity and Capital Resources” for a discussion of U.S. Cellular’s capital expenditures.

Loss on impairment of intangible assets

There was no impairment of intangible assets in 2010.

U.S. Cellular recognized impairment losses on licenses of $14.0 million and $386.7 million in 2009 and 2008, respectively. The impairment losses in 2009 were as a result of the annual impairment assessment of licenses and goodwill performed during the fourth quarter of 2009. The 2008 impairment loss was attributable to the deterioration in the credit and financial markets and the accelerated decline in the overall economy in the fourth quarter of 2008. These factors impacted U.S. Cellular’s calculation of the estimated fair value of licenses in the fourth quarter of 2008 through the use of a higher discount rate when projecting future cash flows and lower than previously projected earnings in the wireless industry.

RESULTS OF OPERATIONS—WIRELINE

TDS operates its wireline operations through TDS Telecom, a wholly owned subsidiary.  The following table summarizes operating data for TDS Telecom’s ILEC and CLEC operations:

As of December 31,	2010	2009	2008

ILEC
Equivalent access lines (1)	767,200	775,900	776,700
Physical access lines (2)	507,700	536,300	566,200
High-speed data customers	227,700	208,300	178,300
managedIP stations	3,600	1,900	600
Long-distance customers	370,100	362,800	347,000

CLEC
Equivalent access lines (3)	335,400	355,900	393,000
High-speed data customers	33,100	36,900	40,800
managedIP stations	23,800	12,000	2,100

Full-time equivalent TDS Telecom employees	2,537	2,547	2,703

(1)          In 2009 and 2008, TDS Telecom acquired 8,200 and 18.400 equivalent access lines, respectively, in ILEC acquisitions.

(2)          In 2009 and 2008, TDS Telecom acquired 6,300 and 14,600 physical access lines, respectively, in ILEC acquisitions.

(3)          The decline in 2010 and 2009 is primarily the result of a shift in marketing focus from residential and commercial customers to exclusively commercial customers.

TDS Telecom

Components of Operating Income

			Percentage			Percentage
Year Ended December 31,	2010	Change	Change	2009	Change	Change	2008
(Dollars in thousands)

Operating revenues
ILEC revenues	$617,394	$17,867	3%	$599,527	$(11,507)	(2)%	$611,034
CLEC revenues	187,984	(11,391)	(6)%	199,375	(20,627)	(9)%	220,002
Intra-company elimination	(9,536)	(486)	(5)%	(9,050)	(2,296)	(34)%	(6,754)
TDS Telecom operating revenues	795,842	5,990	1%	789,852	(34,430)	(4)%	824,282

Operating expenses
ILEC expenses	519,462	10,065	2%	509,397	22,676	5%	486,721
CLEC expenses	186,082	(9,938)	(5)%	196,020	(6,358)	(3)%	202,378
Intra-company elimination	(9,536)	(486)	(5)%	(9,050)	(2,296)	(34)%	(6,754)
TDS Telecom operating expenses	696,008	(359)	—	696,367	14,022	2%	682,345

TDS Telecom operating income	$99,834	$6,349	7%	$93,485	$(48,452)	(34)%	$141,937

ILEC Operations

Components of Operating Income

			Percentage			Percentage
Year Ended December 31,	2010	Change	Change	2009	Change	Change	2008
(Dollars in thousands)

Operating revenues
Voice revenues	$179,539	$(7,684)	(4)%	$187,223	$(16,149)	(8)%	$203,372
Data revenues	126,029	22,347	22%	103,682	13,623	15%	90,059
Network access revenues	271,964	688	—	271,276	(7,208)	(3)%	278,484
Miscellaneous revenues	39,862	2,516	7%	37,346	(1,773)	(5)%	39,119
Total operating revenues	617,394	17,867	3%	599,527	(11,507)	(2)%	611,034

Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	196,298	2,268	1%	194,030	9,745	5%	184,285
Selling, general and administrative expenses	173,020	2,515	1%	170,505	3,470	2%	167,035
Depreciation, amortization and accretion	149,375	6,462	5%	142,913	7,978	6%	134,935
Loss on asset disposals, net	769	(1,180)	(61)%	1,949	1,483	>100%	466
Total operating expenses	519,462	10,065	2%	509,397	22,676	5%	486,721

Total operating income	$97,932	$7,802	9%	$90,130	$(34,183)	(27)%	$124,313

Operating Revenues

Voice revenues (charges for the provision of local telephone exchange service and reselling long-distance service).

The decreases in Voice revenues in 2010 and 2009 were primarily driven by 6% declines in the average physical access lines served in both years, which negatively impacted local service revenues by $8.3 million and $10.6 million, respectively.  Additionally, local service and long-distance revenues decreased $2.9 million and $9.9 million in 2010 and 2009, respectively, due to discounts attributed to bundled offerings, which encourage customers to take multiple products at a reduced price.

Acquisitions added $1.3 million and $2.6 million to Voice revenues in 2010 and 2009, respectively.

Data revenues (charges for providing Internet and other data related services).

The growth in Data revenues in 2010 and in 2009 was primarily due to growth in average high-speed data customers of 12% and 18% in 2010 and 2009, respectively.  These additional customers resulted in increased revenues of $11.3 million in 2010 and $13.7 million in 2009.  Increase in usage of other data products increased revenues by $2.0 million in 2010 and $1.6 million in 2009.  These increases were partially offset by decreases in dial-up Internet customers which decreased Data revenues $2.9 million and $4.0 million in 2010 and 2009, respectively.

Acquisitions added $11.3 million and $1.4 million to Data revenues in 2010 and 2009, respectively.  Revenues from the Hosted and Managed Service companies are included in data revenues.

Network access revenues (compensation from other telecommunication carriers for carrying long-distance traffic on TDS Telecom’s local telephone network and for local interconnection).

Network access revenues increased by $2.0 million in 2010 primarily due to an increase in expenses recoverable through inter-state regulatory recovery mechanisms.  Acquisitions also added $2.6 million to Network access revenues in 2010.  Partially offsetting these increases was a $3.0 million decrease in 2010 from 2009 due to a decline in intra-state minutes of use of 5%.  Network access revenues also decreased comparatively in 2010 due to the settlement of the National Exchange Carrier Association’s interstate revenue pools for the years 2003 through 2006 which contributed $1.7 million to revenues in 2009.

Network access revenues decreased $7.0 million in 2009 from 2008 due to a decline in intra-state minutes of use of 12%.  Network access revenues declined $1.6 million primarily due to a decrease in expenses recoverable through inter-state regulatory recovery mechanisms.  The settlement of the National Exchange Carrier Association’s interstate revenue pools for the years 2003 through 2006 partially offset these declines by contributing $1.7 million to 2009 revenues.  Acquisitions added $5.3 million to Access revenues in 2009.

Miscellaneous revenues (charges for selling direct broadcast satellite service and leasing, selling, installing and maintaining customer premise equipment as well as other miscellaneous services).

Miscellaneous revenues increased $3.6 million in 2010 due to satellite and video revenues.  Declines in business systems sales reduced Miscellaneous revenues $1.8 million in 2010 and $4.3 million in 2009.

Acquisitions added $0.4 million and $0.9 million to Miscellaneous revenues in 2010 and 2009, respectively.

Operating Expenses

Cost of services and products

The increase in Cost of services and products expense in 2010 was primarily the result of $6.2 million of expense from acquisitions.  Labor related expense including employee and contractor charges decreased $6.5 million due to workforce reduction initiatives.

The increase in Cost of services and products in 2009 was primarily driven by the increased offering of incentives to attract new customers of $3.0 million and increased circuit bandwidth to support the growth in high-speed data products of $4.9 million.  Acquisitions also added $3.5 million to Cost of services and products in 2009.

Selling, general and administrative expenses

The increase in Selling, general and administrative expenses in 2010 was primarily the result of $5.6 million of expense from acquisitions.  Other Selling, general and administrative expenses increased $1.9 million due to higher Universal Service Funding rates, and $1.2 million in legal and consulting costs incurred to complete the acquisitions.  A discrete expense of $1.6 million was also recorded in 2010 for an asset loss for which an insurance claim has been filed.  Offsetting these increases was the impact of workforce reductions made in 2009 including employee compensation modifications, which decreased employee costs by $6.8 million in 2010.

The increase in Selling, general and administrative expenses in 2009 was primarily due to an increase of $3.1 million in legal, sales and excise tax expenses arising from discrete matters and severance of $1.8 million as a result of workforce reduction.  Partially offsetting these charges were discrete events related to employee compensation modifications which reduced expenses $2.0 million.  Also partially offsetting these increases were decreases in property taxes of $1.6 million, as well as a reduction in bad debts expense of $1.1 million.  Acquisitions added $2.8 million to Selling, general and administrative expense in 2009.

Depreciation, amortization and accretion expense

ILEC acquisitions increased depreciation, amortization and accretion expense $4.7 million and $4.5 million in 2010 and 2009, respectively.

CLEC Operations

Components of Operating Income

			Percentage			Percentage
Year Ended December 31,	2010	Change	Change	2009	Change	Change	2008
(Dollars in thousands)

Retail revenues	$168,347	$(10,264)	(6)%	$178,611	$(18,286)	(9)%	$196,897
Wholesale revenues	19,637	(1,127)	(5)%	20,764	(2,341)	(10)%	23,105
Total operating revenues	187,984	(11,391)	(6)%	199,375	(20,627)	(9)%	220,002

Cost of services and products (excluding depreciation, amortization and accretion reported below)	96,934	(7,123)	(7)%	104,057	(5,400)	(5)%	109,457
Selling, general and administrative expenses	64,107	(3,001)	(4)%	67,108	(1,991)	(3)%	69,099
Depreciation, amortization and accretion	24,679	276	1%	24,403	972	4%	23,431
Loss on asset disposals, net	362	(90)	(20)%	452	61	16%	391
Total operating expenses	186,082	(9,938)	(5)%	196,020	(6,358)	(3)%	202,378

Total operating income	$1,902	$(1,453)	(43)%	$3,355	$(14,269)	(81)%	$17,624

Operating Revenues

Retail revenues (charges to CLEC customers for the provision of direct telecommunication services).

Average CLEC equivalent access lines in service decreased 8% in 2010 and 10% in 2009, which resulted in decreases in Retail revenues of $12.8 million and $19.4 million, respectively.  Average residential equivalent access lines decreased 24% in 2010 and 26% in 2009 as the CLEC operation continues to implement its strategic shift towards serving primarily a commercial subscriber base. The average equivalent access lines related to commercial customers declined 3% and 4% for the same periods. Average revenue per subscriber increased in both 2010 and 2009 resulting in higher revenues of $2.5 million and $1.1 million, respectively.

Wholesale revenues (charges to other carriers for utilizing TDS Telecom’s network infrastructure).

An 18% reduction in minutes of use resulted in a $2.5 million decrease to Wholesale revenues in 2010 which was partially offset by a $1.1 million increase in special access revenues.  The decline in Wholesale revenues in 2009 was similarly driven by a 27% reduction in minutes of use partially offset by an increase in average rates resulting from a more favorable mixture of traffic carried.

Operating Expenses

Cost of services and products

Cost of services decreased by $6.5 million and $7.0 million in 2010 and 2009, respectively, due to reductions in purchased network services, which have been driven by the decline in the residential customer base.  The decrease in 2009 was partially offset by additional expenses of $1.6 million associated with the provisioning of managed Internet Protocol service to customers.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased in 2010 primarily due to a $1.0 million reduction in employee related expenses and a $0.8 million reduction in sales and marketing promotions.

Selling, general and administrative expenses decreased in 2009 primarily due to decreased Universal Service Fund contribution expense of $1.3 million caused by the decreased customer base.

INFLATION

Management believes that inflation affects TDS’ business to no greater or lesser extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

In general, recent accounting pronouncements did not have and are not expected to have a significant effect on TDS’ financial condition and results of operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on recent accounting pronouncements.

FINANCIAL RESOURCES

TDS operates a capital- and marketing-intensive business.  TDS utilizes cash from its operating activities, cash proceeds from divestitures and disposition of investments, short-term credit facilities, long-term debt financing and cash on hand to fund its acquisitions (including licenses), construction costs, operating expenses and share repurchases.  Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions, capital expenditures and other factors.  The table below and the following discussion in this Financial Resources section summarize TDS’ cash flow activities in 2010, 2009 and 2008.

(Dollars in thousands)	2010	2009	2008
Cash flows from (used in)
Operating activities	$1,121,945	$1,102,594	$848,892
Investing activities	(1,223,848)	(781,446)	(902,752)
Financing activities	(200,955)	(427,465)	(343,277)
Net decrease in cash and cash equivalents	$(302,858)	$(106,317)	$(397,137)

Cash Flows from Operating Activities

The following table presents Adjusted OIBDA and is included for purposes of analyzing changes in operating activities.  TDS believes this measure provides useful information to investors regarding TDS’ financial condition and results of operations because it highlights certain key cash and non-cash items and their impacts on cash flows from operating activities:

(Dollars in thousands)	2010	2009	2008
Operating income	$296,091	$407,844	$132,919
Non-cash items
Depreciation, amortization and accretion	755,649	744,247	745,795
Loss on impairment of intangible assets	—	14,000	414,376
Loss on asset disposals, net	11,763	18,758	18,331
Adjusted OIBDA (1)	$1,063,503	$1,184,849	$1,311,421

(1)          Adjusted OIBDA is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance.  Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any).  This measure may commonly be referred to by management as operating cash flow.  This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows.  See Note 17—Business Segment Information in the Notes to Consolidated Financial Statements.  Adjusted OIBDA excludes the net gain or loss on asset disposals and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period.  TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual and, accordingly, they may be incurred in the future.

Cash flows from operating activities in 2010 were $1,121.9 million, an increase of $19.4 million from 2009.  Significant changes included the following:

•                  Adjusted OIBDA, as shown in the table above, decreased by $121.3 million primarily due to a decrease in operating income.  See discussion in the “Results of Operations” for factors that affected operating income.

•                  Changes in inventory provided $40.7 million in 2010 and required $34.6 million in 2009, resulting in a $75.2 million year-over-year increase in cash flows.  Inventory units on hand were lower in 2010 than 2009 reflecting differences in purchases and actual versus expected sales in the respective periods.

•                  Changes in accounts payable required $4.0 million in 2010 and provided $29.6 million in 2009 causing a year-over-year decrease in cash flows of $33.7 million.  Changes in accounts payable were driven primarily by payment timing differences.

•                  A $34.1 million increase in income tax payments.  Income tax payments, net of refunds, were $87.1 million and $53.0 million in 2010 and 2009, respectively.

•                  The change in Accrued taxes during 2010 includes an outflow of approximately $25 million related to sales tax payments made during 2010 related to prior years.  TDS had accrued these sales taxes at December 31, 2009.  The 2009 period does not include a similar outflow related to the retroactive payment of sales taxes.

•                  Changes in other assets and liabilities provided $95.5 million in 2010 and required $44.9 million in 2009, resulting in a $140.4 million year-over-year increase in cash flows.  In 2009, a $38.0 million deposit was paid to the Internal Revenue Service (“IRS”) to eliminate any potential interest due to the IRS subsequent to the date of the deposit.  In 2010, after closure of the IRS audit for the tax years 2002 through 2005, the IRS returned TDS’ $38.0 million deposit. This $38.0 million was included in Change in other assets and liabilities in 2010, as a cash inflow, and in 2009, as a cash outflow.  This activity resulted in a year-over-year increase in cash flows of $76.0 million from 2009 to 2010.  In addition to this $76.0 million change, changes in prepaid expenses, other current liabilities and amounts due to agents were the primary cause of the remaining $64.4 million year-over-year change in other assets and liabilities.

•                  Other significant increases in cash flows include Distribution from unconsolidated entities (increased cash inflow year-over-year by $9.3 million) and Changes in customer deposits and deferred revenues (increased cash inflow year-over-year $15.2 million, which includes $7.1 million of deferred revenues related to loyalty reward points).

Cash flows from operating activities in 2009 were $1,102.6 million, an increase of $253.7 million from 2008.  Significant changes included the following:

•                  Adjusted OIBDA, as shown in the table above, decreased by $126.6 million.

•                  A $417.0 million decrease in income tax payments. Income tax payments, net of refunds, were $53.0 million and $470.0 million in 2009 and 2008, respectively. Income tax payments were higher in 2008 compared to 2009 primarily due to tax gains realized on the disposition of Deutsche Telekom marketable equity securities and related variable prepaid forward contracts during 2008; as well as a year-over-year decrease in forecasted income and an overpayment of income taxes in 2008.

•                  In 2009, a $38.0 million deposit was paid to the IRS. The deposit was recorded in Change in other assets and liabilities in the Consolidated Statement of Cash Flows in 2009.

Cash Flows from Investing Activities

TDS makes substantial investments to acquire wireless licenses and properties and to construct, operate and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareholders.  In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue-enhancing and cost-reducing upgrades to TDS’ networks.

Cash used for property, plant and equipment and system development expenditures totaled $755.0 million in 2010, $671.2 million in 2009 and $734.9 million in 2008.  These expenditures were made to provide for customer and usage growth, to upgrade service and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

•                  U.S. Cellular’s capital expenditures totaled $583.1 million in 2010, $546.8 million in 2009 and $585.6 million in 2008 representing expenditures to construct cell sites, increase capacity in existing cell sites and switches, upgrade technology including the overlay of 3G technology, develop new and enhance existing office systems, and construct new and remodel existing retail stores.

•                  TDS Telecom’s capital expenditures for its ILEC operations totaled $137.0 million in 2010, $98.3 million in 2009 and $120.9 million in 2008 representing expenditures to upgrade plant and equipment to provide enhanced services.  TDS Telecom’s capital expenditures for its CLEC operations totaled $20.3 million in 2010, $22.2 million in 2009 and $19.8 million in 2008 for switching and other network facilities; and

•                  Corporate and other capital expenditures totaled $14.6 million in 2010, $3.9 million in 2009 and $8.6 million in 2008.

Acquisitions required cash payments of $81.7 million in 2010, $29.3 million in 2009 and $389.2 million in 2008, respectively, as summarized below:

Cash Payment for Acquisitions (1)	2010	2009	2008
(Dollars in millions)
Auction 73 licenses (2)	$—	$—	$300.5
All other U.S. Cellular licenses	17.1	15.8	32.3
Business acquisitions	64.6	13.2	56.3
Other	—	0.3	0.1
Total	$81.7	$29.3	$389.2

(1)          Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and cash payments remitted in periods subsequent to the respective transactions.

(2)          King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

In 2010, TDS invested $493.8 million in U.S. treasuries and corporate notes with maturities of greater than three months from the acquisition date.  TDS invested $109.2 million and $27.4 million in certificates of deposit (“CDs”) in 2009 and 2008, respectively. TDS realized cash proceeds of $106.3 million in 2010 related to the maturities of its investments in U.S. treasuries, corporate notes and CDs. Also, cash proceeds of $23.7 million were received in 2009 from redemption of certain CDs.

TDS realized cash proceeds of $226.6 million in 2008 from the sale of Deutsche Telekom Ordinary Shares offset by $17.4 million in cash payments to settle the collar portion of certain variable prepaid forward contracts related to such shares.  TDS settled these variable prepaid forward contracts through both the delivery of Deutsche Telekom Ordinary Shares and cash.  In addition, in 2008, TDS realized cash proceeds of $32.4 million from the disposition of Rural Cellular Corporation (“RCC”) Common Shares held by TDS in conjunction with Verizon Wireless’ acquisition of RCC.

Cash Flows from Financing Activities

Cash flows from financing activities primarily reflect issuances and repayments on revolving credit facilities, proceeds from issuance of long-term debt, cash used for repayments of long-term debt, distributions to noncontrolling interests, repurchases of TDS and U.S. Cellular shares, and cash proceeds from reissuance of common shares pursuant to stock-based compensation plans.  TDS has used short-term debt to finance acquisitions, to repurchase shares and for other general corporate purposes.  Cash flows from operating activities and, from time to time, the sale of non-strategic wireless and other investments have been used to reduce debt.

TDS’ payment to settle the debt portion of certain variable prepaid forward contracts related to Deutsche Telekom Ordinary Shares totaled $47.4 million in 2008.  All variable prepaid forward contracts were settled in 2008.

There were no short-term borrowings or repayments during 2010 or 2009. Borrowings and repayments in 2008 under the revolving credit facilities totaled $100.0 million.

In November 2010, TDS issued $225.0 million aggregate principal amount of 6.875% Senior Notes due in 2059.  In December 2010, TDS redeemed $217.5 million aggregate principal amount of the outstanding $500 million aggregate principal amount of its 7.6% Series A Senior Notes due 2041.  The redemption price of $222 million was 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon until the redemption date.  The redemption was financed with the net proceeds from the issuance of $225 million in aggregate principal amount of TDS’ 6.875% Senior Notes.

In 2009, U.S. Cellular redeemed its outstanding 8.75% senior notes for their principal amount of $130.0 million and retired its 9% installment notes payable in the amount of $10.0 million. There were no redemptions of long-term debt in 2008.

TDS repurchased Special Common Shares and Common Shares for $68.1 million, $176.6 million and $199.6 million in 2010, 2009 and 2008, respectively.  Of the amount repurchased in 2008, a total of $197.7 million was paid in cash before December 31, 2008 and $1.9 million was paid in January 2009.  U.S. Cellular repurchased Common Shares for $52.8 million, $33.6 million and $32.9 million in 2010, 2009 and 2008, respectively. U.S. Cellular also received $4.6 million in 2008 from an investment banking firm for the final settlement of Accelerated Share Repurchases (“ASR”) made in 2007.  See Note 15—Common Stockholders’ Equity in the Notes to Consolidated Financial Statements for additional information related to these transactions.

Free Cash Flow

The following table presents Free cash flow.  TDS believes that Free cash flow as reported by TDS may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations, after capital expenditures.

(Dollars in thousands)	2010	2009	2008

Cash flows from operating activities	$1,121,945	$1,102,594	$848,892
Capital expenditures	(755,032)	(671,165)	(734,923)
Free cash flow (1)	$366,913	$431,429	$113,969

(1)          Free cash flow is defined as Cash flows from operating activities minus Capital expenditures.  Free cash flow is a non-GAAP financial measure.

See Cash flows from Operating Activities and Cash flows from Investing Activities for details on the changes to the components of Free cash flow.

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that existing cash and investments balances, expected cash flows from operating activities and funds available under its revolving credit facilities provide substantial liquidity and financial flexibility for TDS to meet its normal financing needs (including working capital, construction and development expenditures and share repurchases under approved programs) for the foreseeable future.  In addition, TDS and its subsidiaries may have access to public and private capital markets to help meet their financing needs.

Consumer spending significantly impacts TDS’ operations and performance.  Factors that influence levels of consumer spending include: unemployment rates, increases in fuel and other energy costs, conditions in residential real estate and mortgage markets, labor and health care costs, access to credit, consumer confidence and other macroeconomic factors.  Changes in these and other economic factors could have a material adverse effect on demand for TDS’ products and services and on TDS’ financial condition and results of operations.

TDS cannot provide assurances that circumstances that could have a material adverse effect on its liquidity or capital resources will not occur.  Economic conditions, changes in financial markets or other factors could restrict TDS’ liquidity and availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development, acquisition or share repurchase programs.  Such reductions could have a material adverse effect on TDS’ business, financial condition or results of operations.

Cash and Cash Equivalents

At December 31, 2010, TDS had $368.1 million in cash and cash equivalents, which included cash and short-term, highly liquid investments with original maturities of three months or less.  The primary objective of TDS’ cash and cash equivalents investment activities is to preserve principal.  At December 31, 2010, the majority of TDS’ cash and cash equivalents was held in money market funds that invest exclusively in U.S. Treasury securities or in repurchase agreements fully collateralized by such obligations.  TDS monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Short-term and Long-term Investments

At December 31, 2010, TDS had $402.9 million in Short-term investments and $102.2 million in Long-term investments. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet.  The corporate notes are guaranteed by the Federal Deposit Insurance Corporation.  For these investments, TDS’ objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk.  See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Revolving Credit Facilities

TDS and U.S. Cellular have revolving credit facilities available for general corporate purposes.  On December 17, 2010, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties and U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties.  Amounts under both of the new revolving credit facilities may be borrowed, repaid and reborrowed from time to time until maturity in December 2015.  At December 31, 2010, there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $399.8 million available for use under the TDS revolving credit facility, and there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $299.8 million available for use under the U.S. Cellular revolving credit facility.  In connection with U.S. Cellular’s new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular’s new revolving credit facility.  At December 31, 2010, no U.S. Cellular debt was subordinated pursuant to this subordination agreement.

TDS’ and U.S. Cellular’s interest cost on their new revolving credit facilities is subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and is subject to decrease if the ratings are raised.  The credit facilities would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in TDS’ or U.S. Cellular’s credit rating.  However, a downgrade in TDS’ or U.S. Cellular’s credit rating could adversely affect their ability to renew the credit facilities or obtain access to other credit facilities in the future.

During 2010, TDS’ and U.S. Cellular’s credit ratings were downgraded from BBB+ to BBB by Fitch Ratings.  As of December 31, 2010, TDS’ and U.S. Cellular’s credit ratings from the nationally recognized credit rating agencies remained at investment grade.

The continued availability of the new revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing.  TDS and U.S. Cellular believe they were in compliance as of December 31, 2010 with all of the covenants and requirements set forth in their new revolving credit facilities.

Long-Term Financing

TDS and its subsidiaries had the following public debt outstanding as of December 31, 2010:

Telephone and Data Systems, Inc. (Parent):

•                  $116,250,000 aggregate principal amount of 6.625% senior notes due March 31, 2045.  TDS may redeem such notes, in whole or in part, at any time on or after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

•                  $225,000,000 aggregate principal amount of 6.875% Series A notes due November 15, 2059.  TDS may redeem the notes, in whole or in part, at any time on or after November 15, 2015, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

•                  $282,500,000 aggregate principal amount of 7.6% Series A notes due December 1, 2041.  TDS may redeem the notes, in whole or in part, at any time on or after December 5, 2006, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

Subsidiaries—U.S. Cellular:

•                  $544,000,000 aggregate principal amount of 6.7% senior notes due December 15, 2033.  U.S. Cellular may redeem such notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

•                  $330,000,000 aggregate principal amount of 7.5% senior notes due June 15, 2034.  U.S. Cellular may redeem the notes, in whole or in part, at any time on or after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

TDS and its subsidiaries’ long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS’ credit rating. However, a downgrade in TDS’ credit rating could adversely affect its ability to obtain long-term debt financing in the future. TDS believes it and its subsidiaries were in compliance as of December 31, 2010 with all covenants and other requirements set forth in long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2010.  Refer to Market Risk — Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS’ long-term debt.

TDS, at its discretion, may from time to time seek to retire or purchase its outstanding debt through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

TDS and U.S. Cellular each have effective shelf registration statements on Form S-3 that they can use to issue senior debt securities that can be used for general corporate purposes, including to finance the redemption of any of the above existing debt.  The TDS shelf registration statement is an automatic shelf registration that permits TDS to issue at any time and from time to time, senior debt securities in one or more offerings in an indeterminate amount.  The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time, senior debt securities in one or more offerings up to an aggregate principal amount of $500,000,000.  The ability of TDS or U.S. Cellular to complete an offering pursuant to such shelf registration statements is subject to market conditions and other factors at the time.

Capital Expenditures

U.S. Cellular’s capital expenditures for 2011 are expected to be approximately $650 million.  These expenditures are expected to be for the following general purposes:

•                  Expand and enhance U.S. Cellular’s network coverage in its service areas;

•                  Provide additional capacity to accommodate increased network usage by current customers;

•                  Deploy LTE technology in certain markets;

•                  Enhance U.S. Cellular’s retail store network;

•                  Develop and enhance office systems; and

•                  Develop new billing and other customer management related systems and platforms.

TDS Telecom’s anticipated capital expenditures for 2011 are expected to be $175-$200 million.  These expenditures are expected to be for the following general purposes:

•                  Process and productivity initiatives;

•                  Increased network and product capabilities for broadband services;

•                  Expansion of terrestrial TV to additional markets;

•                  Data center investments to support the Hosted and Managed Services strategy;

•                  Success-based spending to sustain managedIP growth; and

•                  Fund its share for projects approved under the American Recovery and Reinvestment Act of 2009.

TDS plans to finance its construction program for 2011 using cash flows from operating activities, existing cash balances, and, if necessary, short-term debt.

Acquisitions, Divestitures and Exchanges

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment.  As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets, telecommunications companies, wireless spectrum and related service businesses, such as Hosted and Managed Services businesses.  In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those wireless interests that are not strategic to its long-term success.  TDS also from time to time may be engaged in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties or wireless spectrum.  In general, TDS may not disclose such transactions until there is a definitive agreement. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for details on significant transactions in 2010, 2009 and 2008.

Variable Interest Entities

TDS consolidates certain entities because they are “variable interest entities” under accounting principles generally accepted in the United States of America (“GAAP”). See Note 5—Variable Interest Entities in the Notes to Consolidated Financial Statements for the details of these variable interest entities. TDS may elect to make additional capital contributions and/or advances to these variable interest entities in future periods in order to fund their operations.

Share Repurchase Programs

TDS and U.S. Cellular have repurchased and expect to continue to repurchase their Special Common Shares (TDS only) and Common Shares, subject to repurchase programs.  For additional information related to the current TDS and U.S. Cellular repurchase authorizations and repurchases made during 2010, 2009 and 2008, see Note 15—Common Stockholders’ Equity in the Notes to Consolidated Financial Statements.

Contractual and Other Obligations

At December 31, 2010, the resources required for contractual obligations were as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	2 - 3 Years	4 - 5 Years	5 Years
(Dollars in millions)
Long-term debt obligations (1)	$1,507.1	$1.3	$5.2	$1.8	$1,498.8
Interest payments on long-term debt obligations	3,106.8	106.3	212.0	211.8	2,576.7
Operating leases (2)	1,239.7	155.6	245.6	152.6	685.9
Capital leases	9.0	0.8	1.2	1.2	5.8
Purchase obligations (3)(4)	855.8	459.9	268.9	74.4	52.6
	$6,718.4	$723.9	$732.9	$441.8	$4,819.8

(1)          Includes current and long-term portions of debt obligations.  The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $10.3 million unamortized discount related to U.S. Cellular’s 6.7% senior notes and capital leases.  See Note 12—Debt in the Notes to Consolidated Financial Statements.

(2)          Represents the amounts due under non-cancellable long-term operating leases for the periods specified.  See Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements.

(3)          Includes obligations payable under non-cancellable contracts, commitments for network facilities and services, agreements for software licensing and long-term marketing programs.

(4)          Does not include amounts TDS Telecom will provide to complete projects under the American Recovery and Reinvestment Act of 2009.  TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects over the next 24-36 months.

The table above excludes liabilities related to “unrecognized tax benefits” as defined by GAAP because TDS is unable to predict the period of settlement of such liabilities.  Such unrecognized tax benefits were $34.0 million at December 31, 2010.  See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Off-Balance Sheet Arrangements

TDS has no transactions, agreements or other contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by Securities and Exchange Commission rules, that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Dividends

TDS paid quarterly dividends per share of $0.1125 in 2010, $0.1075 in 2009 and $0.1025 in 2008.  TDS has no current plans to change its policy of paying dividends.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TDS prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  TDS’ significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements.

Management believes the application of the following critical accounting policies and the estimates required by such application reflect its most significant judgments and estimates used in the preparation of TDS’ consolidated financial statements.  Management has discussed the development and selection of each of the following accounting policies and related estimates and disclosures with the Audit Committee of TDS’ Board of Directors.

Goodwill and Licenses

See the Goodwill and Licenses Impairment Assessment section of Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on goodwill and licenses impairment testing policies and methods.

See Note 8—Licenses and Goodwill in the Notes to Consolidated Financial Statements for additional information related to goodwill and licenses activity in 2010 and 2009.

The following discussion compares the impairment test as of November 1, 2010 to that as of November 1, 2009.

Goodwill

U.S. Cellular

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a “reporting unit.”  For purposes of impairment testing of goodwill in 2010, U.S. Cellular identified five reporting units based on geographic service areas.  There were no changes to U.S. Cellular’s reporting units, the allocation of goodwill to those reporting units, or to U.S. Cellular’s overall goodwill impairment testing methodology between its two most recent impairment testing dates, November 1, 2010 and November 1, 2009.

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets.  The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of U.S. Cellular specific assumptions.  Key assumptions made in this process were the revenue growth rate, discount rate, and projected capital expenditures.  These assumptions were as follows as of the two most recent impairment testing dates:

	November 1,	November 1,
Key assumptions	2010	2009
Weighted-average expected revenue growth rate (next four years)	2.18%	2.13%
Weighted-average long-term and terminal revenue growth rate (after year four)	2.00%	2.00%
Discount rate	10.5%	11.5%
Average annual capital expenditures (millions)	$540	$520

The decrease in the discount rate between November 1, 2009 and 2010 was a result of the decrease in several of the market-participant inputs used to calculate the weighted average cost of capital (“WACC”) due to improved market conditions, primarily the risk-free rate and levered beta, partially offset by a higher company-specific risk premium.

The carrying value of each U.S. Cellular reporting unit as of November 1, 2010 was as follows:

		Incremental
	Carrying value as	carrying value	Carrying value
Reporting unit	reported by U.S. Cellular	(1)	at TDS
(Dollars in millions)
Central Region	$892	$(199)	$693
Mid-Atlantic Region	716	28	744
New England Region	224	12	236
New York Region	137	4	141
Northwest Region	318	13	331
Total	$2,287		$2,145

(1)          Prior to January 1, 2009, TDS had recorded goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting.

As of November 1, 2010, the fair values of the reporting units exceeded their respective carrying values by amounts ranging from 42% to 185% of the respective carrying values. Therefore, no impairment of goodwill existed.  Given that the fair values of the respective reporting units exceed their respective carrying values, provided all other assumptions remained the same, the discount rate would have to increase to a range of 15.1% to 18.8% to yield estimated fair values of reporting units that equal their respective carrying values at November 1, 2010.  Further, assuming all other assumptions remained the same, the terminal growth rate assumptions would need to decrease to negative amounts, ranging from negative 43.7% to negative 19.9%, to yield estimates of fair value equal to the carrying values of the respective reporting units at November 1, 2010.

TDS Telecom

TDS Telecom has four reporting units:  ILEC, Hosted and Managed Services, CLEC Metrocom, and CLEC Metrocom Minnesota.  TDS Telecom’s ILEC reporting unit has recorded goodwill primarily as a result of the acquisition of operating telephone companies.

There were no changes to TDS Telecom’s overall goodwill impairment testing methodology during 2010 or 2009.  TDS acquired one Hosted and Managed Services company in March 2010 and recorded goodwill which was tested during 2010.  The CLEC reporting units do not have any goodwill.

The publicly-traded guideline company and the recent transaction methods were utilized to value each reporting unit tested.  The publicly-traded guideline company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies using multiples of revenue, Earnings Before Interest, Taxes, Depreciation and Amortization, and Earnings Before Interest and Taxes.  The recent transaction method calculates market pricing multiples based upon recent acquisitions of similar businesses. In both methods, the developed multiples were applied to each reporting units’ applicable financial measures to determine fair value.  Given the nature of this methodology, no specific consideration of the economic environment was considered since those factors would be inherent in the multiples used.  As of November 1, 2010, the fair value of TDS Telecom’s ILEC reporting unit exceeded its carrying value by 52% and the value of the Hosted and Managed Services company exceeded its carrying value by 146%.  As a result of its testing, TDS Telecom did not record an impairment to goodwill during 2010.

Licenses

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a “unit of accounting.” For purposes of its impairment testing of licenses as of November 1, 2010 and 2009, U.S. Cellular separated its FCC licenses into eighteen units of accounting based on geographic service areas. Thirteen of these eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

Developed operating market licenses (“built licenses”)

As indicated in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements—Goodwill and Licenses Impairment Assessment, U.S. Cellular applies the build-out method to estimate the fair values of built licenses.  Significant assumptions within the build-out method include the hypothetical build-out period, discount rate, long-term EBITDA margin, penetration rate, revenue growth rate, and capital expenditure requirements. The penetration rate and capital expenditure requirements varied among the different units of accounting and between years within the forecast periods. The following key assumptions were applied consistently across all units of accounting for purposes of the November 1, 2010 and 2009 licenses impairment assessment:

	November 1,	November, 1
Key assumptions	2010	2009
Build-out period	7 years	7 years
Discount rate	9.0%	10.0%
Long-term EBITDA margin	32.1%	32.7%

The discount rate used in the license valuation is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing. That is because the discount rate used for licenses does not include a company-specific risk premium as a wireless license would not be subject to such risk.

The discount rate is the most significant assumption used in the build-out method.  The discount rate is estimated based on the overall risk-free interest rate adjusted for industry participant information, such as a typical capital structure (i.e., debt-equity ratio), the after-tax cost of debt and the cost of equity.  The cost of equity takes into consideration the average risk specific to individual market participants.  The decrease in the discount rate between November 1, 2009 and November 1, 2010 was a result of the decrease in several of the market-participant inputs used to calculate the weighted average cost of capital (“WACC”) due to market conditions, primarily the risk free-rate and levered beta.

The results of the licenses impairment test at November 1, 2010 did not result in the recognition of a loss on impairment. Given that the fair values of the licenses exceed their respective carrying values, the discount rate would have to increase to a range of 9.9% to 11.0% in order to yield estimated fair values of licenses in the respective units of accounting that equal their respective carrying values at November 1, 2010.

Non-operating market licenses (“unbuilt licenses”)

For purposes of performing impairment testing of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period. There was no impairment loss recognized related to unbuilt licenses as a result of the November 1, 2010 licenses impairment test.

Carrying Value of Licenses

The carrying value of licenses at November 1, 2010 was as follows:

Unit of accounting (1)	Carrying value
(Dollars in millions)
U.S. Cellular - Developed Operating markets (5 units of accounting)
Central Region	$623
Mid-Atlantic Region	197
New England Region	80
Northwest Region	57
New York Region	1

U.S. Cellular - Non-operating markets (13 units of accounting)
Central (3 states)	105
South Central (3 states)	5
North Central (3 states)	27
Southwest Central I (3 states)	8
Southwest Central II (4 states)	25
Northwest Central I (5 states)	14
Northwest Central II (5 states)	160
Mid-Atlantic I (3 states)	35
Mid-Atlantic II (7 states)	37
Mississippi Valley (14 states)	44
Northeast (4 states)	24
North Northwest (2 states)	3
South Northwest (2 states)	6
Total	$1,451

TDS Telecom	3

Total (2)	$1,454

(1)          U.S. Cellular participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. (“Aquinas Wireless”), King Street Wireless L.P. (“King Street Wireless”), Barat Wireless L.P. (“Barat Wireless”) and Carroll Wireless L.P. (“Carroll Wireless”), collectively, the “limited partnerships.” Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58). All of the units of accounting above, except the Northwest Region and the New York Region, include licenses awarded to the limited partnerships.

(2)          Between November 1, 2010 and December 31, 2010, U.S. Cellular acquired additional licenses in the amount of $6.6 million.

All units of accounting had a fair value that exceeded the carrying value by at least 10% of the carrying value.  However, any declines in the fair value of such licenses in future periods could result in the recognition of impairment losses on such licenses and any such impairment losses would have a negative impact on future results of operations.  The impairment losses on licenses are not expected to have a future impact on liquidity.  TDS is unable to predict the amount, if any, of future impairment losses attributable to licenses.  Further, historical operating results, particularly amounts related to impairment losses, are not indicative of future operating results.

Property, Plant and Equipment—Depreciation

U.S. Cellular and TDS Telecom each provide for depreciation using the straight-line method over the estimated useful lives of the assets.  TDS depreciates its leasehold improvement assets associated with leased properties over periods ranging from one to thirty years, which approximates the shorter of the assets’ economic lives or the specific lease terms.

Annually, U.S. Cellular and TDS Telecom review their property, plant and equipment lives to ensure that the estimated useful lives are appropriate.  The estimated useful lives of property, plant and equipment are critical accounting estimates because changing the lives of assets can result in larger or smaller charges for depreciation expense.  Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and types of use.  U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2010, 2009 or 2008.

Income Taxes

The amounts of income tax assets and liabilities, the related income tax provision and the amount of unrecognized tax benefits are critical accounting estimates because such amounts are significant to TDS’ financial condition and results of operations.

The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes.  This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax purposes.  These temporary differences result in deferred income tax assets and liabilities, which are included in TDS’ Consolidated Balance Sheet.  TDS must then assess the likelihood that deferred income tax assets will be realized based on future taxable income and, to the extent management believes that realization is not likely, establish a valuation allowance.  Management’s judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance that is established for deferred income tax assets.

TDS recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS’ income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network and by interstate and intrastate revenue pools that distribute access charges.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable.  The allowance is estimated based on historical experience and other factors that could affect collectability.  Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  TDS does not have any off-balance sheet credit exposure related to its customers.  TDS will continue to monitor its accounts receivable balances and related allowance for doubtful accounts on an ongoing basis to assess whether it has adequately provided for potentially uncollectible amounts.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional information regarding TDS’ allowance for doubtful accounts.

Loyalty Reward Program

See the Revenue Recognition—U.S. Cellular section of Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for a description of this program and the related accounting.

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred and recognized at the time the customer redeems loyalty reward points.  U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed.  As such, 100% of the value of the loyalty reward points is deferred until redeemed. U.S. Cellular will periodically review and revise the redemption rate as appropriate based on history and related future expectations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS.  Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.  TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $14.0 million in 2010, $13.8 million in 2009 and $12.0 million in 2008.

On September 29, 2010, TDS repurchased 272,323 Special Common Shares at the then current market price on the NYSE for a total price of $7.7 million, or an average of $28.24 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. (“SEAM”).

On May 29, 2009, TDS repurchased 1,730,200 Special Common Shares at the then current market price on the New York Stock Exchange (“NYSE”) for a total price of $48.2 million, or an average of $27.89 per Special Common Share including broker fees, from an affiliate of SEAM.  In addition, on July 20, 2009, TDS repurchased 405,000 Special Common Shares from SEAM at a price below the then current market price on the NYSE for a total price of $10.5 million, or an average of $25.87 per Special Common Share including broker fees.

At the time of each 2009 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares.  At the time of the 2010 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and currently continues to hold more than 5% of the Special Common Shares.

These transactions were not solicited by TDS and TDS did not enter into any agreements with SEAM.  The September 29, 2010 and May 29, 2009 transactions were effected by TDS’ broker pursuant to TDS’ existing institutional brokerage account agreement on the NYSE pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The July 20, 2009 transaction was made by TDS’ broker pursuant to an agreement entered into pursuant to Rule 10b5-1 under the Exchange Act and was effected on the NYSE in compliance with Rule 10b-18. The repurchases were made under TDS’ share repurchase authorizations that were effective at the time of such repurchases.

See “Security Ownership by Certain Beneficial Owners” in TDS’ Notice of Annual Meeting and Proxy Statement dated April 23, 2010, for further information about SEAM and its interest in TDS.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions, as such term is defined by the rules of the New York Stock Exchange.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical facts, including the words “believes,” “anticipates,” “intends,” “expects” and similar words.  These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following risks:

•                  Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•                  A failure by TDS to successfully execute its business strategy or allocate resources or capital could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•                  TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•                  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  TDS currently receives a significant amount of roaming revenues from its wireless business.  As a result of acquisitions by other companies in the wireless industry, TDS roaming revenues have declined significantly from amounts earned in certain prior years.  Further industry consolidation and continued build outs by other wireless carriers could cause roaming revenues to decline even more, which would have an adverse effect on TDS’ business, financial condition and results of operations.

•                  A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS’ business and operations.

•                  To the extent conducted by the FCC, TDS is likely to participate in FCC auctions of additional spectrum in the future as an applicant or as a non-controlling partner in another auction applicant and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•                  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any applicable regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business.

•                  Changes in USF funding and/or intercarrier compensation could have a material adverse impact on TDS’ financial position or results of operations.

•                  An inability to attract and/or retain highly competent management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  TDS’ assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•                  The completion of acquisitions by other companies has led to increased consolidation in the wireless telecommunications industry.  TDS’ lower scale relative to larger wireless carriers has in the past and could in the future prevent or delay its access to new products including wireless devices, new technology and/or new content and applications which could adversely affect TDS’ ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

•                  TDS’ inability to manage its supply chain or inventory successfully could have an adverse effect on its business, financial condition or results of operations.

•                  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Advances or changes in telecommunications technology, such as Voice over Internet Protocol (“VoIP”), High-Speed Packet Access (“HSPA”), WiMAX or Long-Term Evolution (“LTE”), could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS’ revenues or could increase its costs of doing business.

•                  Complexities associated with deploying new technologies present substantial risk.

•                  TDS could incur higher than anticipated intercarrier compensation costs.

•                  TDS is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

•                  Changes in TDS’ enterprise value, changes in the market supply or demand for wireless licenses or wireline markets, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of its license costs, goodwill and/or physical assets.

•                  Costs, integration problems or other factors associated with developing and enhancing business support systems, acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A significant portion of TDS’ wireless revenues is derived from customers who buy services through independent agents who market TDS’ services on a commission basis. If TDS’ relationships with these agents are seriously harmed, its business, financial condition or results of operations could be adversely affected.

•                  TDS’ investments in technologies which are unproven may not produce the benefits that TDS expects.

•                  A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network and support systems could have an adverse effect on its operations.

•                  Financial difficulties (including bankruptcy proceedings) or other operational difficulties of TDS’ key suppliers or vendors, termination or impairment of TDS’ relationships with such suppliers or vendors, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS’ receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS’ business, financial condition or results of operations.

•                  TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

•                  A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, including breaches of network or information technology security, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Wars, conflicts, hostilities and/or terrorist attacks or equipment failures, power outages, natural disasters or other events could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  The market prices of TDS’ Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors.

•                  Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.  Such amendments or restatements and related matters, including resulting delays in filing periodic reports with the SEC , could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  The existence of material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or failure to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities, claims, litigation or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’ financial condition or results of operations.

•                  Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events, could, among other things, impede TDS’ access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS’ financial condition or results of operations.

•                  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs.

•                  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•                  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

•                  Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•                  Any of the foregoing events or other events could cause customer net additions, revenues, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward-looking estimates by a material amount.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in TDS’ Annual Report on Form 10-K for the year ended December 31, 2010.  TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

As of December 31, 2010, TDS’ long-term debt was in the form of fixed-rate notes with original maturities ranging up to 49 years.  Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2010:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations (1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (2)
2011	$1.7	4.9%
2012	5.1	5.6%
2013	0.5	5.5%
2014	0.4	7.0%
2015	1.8	1.2%
After 5 years	1,502.4	7.1%
Total	$1,511.9	7.1%

(1)          The total long-term debt obligation amount is different than the total long-term debt amount shown on the Consolidated Balance Sheet due to the $10.3 million unamortized discount related to U.S. Cellular’s 6.7% senior notes.  See Note 12—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)          Represents the weighted average interest rates at December 31, 2010, for debt maturing in the respective periods.

Fair Value of Long-Term Debt

At December 31, 2010 and 2009, the estimated fair value of long-term debt obligations, excluding capital lease obligations and the current portion of such long-term debt, was $1,482.2 million and $1,462.0 million, respectively.  The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS’ 7.6% Series A Notes, 6.875% senior notes, 6.625% senior notes, and U.S. Cellular’s 7.5% senior notes and discounted cash flow analysis for the remaining debt.

Telephone and Data Systems, Inc.

Consolidated Statement of Operations

Year Ended December 31,	2010	2009	2008
(Dollars and shares in thousands, except per share amounts)

Operating revenues	$4,986,829	$5,019,943	$5,091,388

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,911,554	1,870,663	1,852,695
Selling, general and administrative expense	2,011,772	1,964,431	1,927,272
Depreciation, amortization and accretion expense	755,649	744,247	745,795
Loss on impairment of intangible assets	—	14,000	414,376
Loss on asset disposals, net	11,763	18,758	18,331
Total operating expenses	4,690,738	4,612,099	4,958,469

Operating income	296,091	407,844	132,919

Investment and other income (expense)
Equity in earnings of unconsolidated entities	98,074	90,732	89,812
Interest and dividend income	10,508	11,121	39,131
Interest expense	(116,810)	(126,209)	(139,304)
Gain on investments and financial instruments	—	—	31,595
Other, net	(2,089)	2,000	2,213
Total investment and other income (expense)	(10,317)	(22,356)	23,447

Income before income taxes	285,774	385,488	156,366
Income tax expense	95,188	135,539	35,883
Net income	190,586	249,949	120,483
Less: Net income attributable to noncontrolling interests, net of tax	(45,737)	(58,602)	(29,817)
Net income attributable to TDS shareholders	144,849	191,347	90,666
Preferred dividend requirement	(50)	(51)	(52)
Net income available to common	$144,799	$191,296	$90,614

Basic weighted average shares outstanding	105,111	109,339	115,817
Basic earnings per share attributable to TDS shareholders	$1.38	$1.75	$0.78

Diluted weighted average shares outstanding	105,506	109,577	116,255
Diluted earnings per share attributable to TDS shareholders	$1.37	$1.74	$0.78

Dividends per share	$0.45	$0.43	$0.41

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Cash Flows

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Cash flows from operating activities
Net income	$190,586	$249,949	$120,483
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	755,649	744,247	745,795
Bad debts expense	83,098	115,989	83,004
Stock-based compensation expense	35,128	32,486	22,693
Deferred income taxes, net	76,391	36,014	(429,547)
Gain on investments and financial instruments, net	—	—	(31,595)
Equity in earnings of unconsolidated entities	(98,074)	(90,732)	(89,812)
Distributions from unconsolidated entities	100,845	91,587	92,335
Loss on impairment of intangible assets	—	14,000	414,376
Loss on asset disposals, net	11,763	18,758	18,331
Noncash interest expense	9,733	4,412	10,125
Excess tax benefit from stock awards	(117)	(25)	(1,966)
Other operating activities	500	(46)	(1,831)
Changes in assets and liabilities
Accounts receivable	(79,182)	(115,087)	(80,405)
Inventory	40,657	(34,566)	(17,123)
Accounts payable	(4,016)	29,646	6,804
Customer deposits and deferred revenues	6,478	(8,763)	6,777
Accrued taxes	(95,284)	61,630	(3,023)
Accrued interest	(7,680)	(2,009)	(4,221)
Other assets and liabilities	95,470	(44,896)	(12,308)
	1,121,945	1,102,594	848,892

Cash flows from investing activities
Additions to property, plant and equipment	(755,032)	(671,165)	(734,923)
Cash paid for acquisitions and licenses	(81,691)	(29,276)	(389,189)
Cash received from divestitures	—	50	6,838
Proceeds from disposition of investments	—	—	259,017
Cash paid to settle derivative liabilities	—	—	(17,404)
Cash paid for investments	(493,750)	(109,230)	(27,446)
Cash received for investments	106,255	23,660	—
Other investing activities	370	4,515	355
	(1,223,848)	(781,446)	(902,752)

Cash flows from financing activities
Borrowings from revolving credit facilities	—	—	100,000
Repayment of revolving credit facilities	—	—	(100,000)
Issuance of long-term debt	225,648	—	—
Repayment of long-term debt	(220,249)	(143,078)	(9,448)
Settlement of variable prepaid forward contracts	—	—	(47,357)
TDS Common Shares and Special Common Shares reissued for benefit plans, net of tax payments	309	819	1,409
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	509	(82)	(2,288)
Excess tax benefit from stock awards	117	25	1,966
Repurchase of TDS Common and Special Common Shares	(68,053)	(178,536)	(197,672)
Repurchase of U.S. Cellular Common Shares	(52,827)	(33,585)	(28,366)
Dividends paid	(47,202)	(46,798)	(47,320)
Payment of debt issuance costs	(12,533)	(10,079)	—
Distributions to noncontrolling interests	(19,630)	(17,533)	(16,769)
Payments to acquire additional interest in subsidiaries	(9,248)	(285)	—
Other financing activities	2,204	1,667	2,568
	(200,955)	(427,465)	(343,277)

Net decrease in cash and cash equivalents	(302,858)	(106,317)	(397,137)

Cash and cash equivalents
Beginning of period	670,992	777,309	1,174,446
End of period	$368,134	$670,992	$777,309

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Balance Sheet — Assets

December 31,	2010	2009
(Dollars in thousands)

Current assets
Cash and cash equivalents	$368,134	$670,992
Short-term investments	402,882	113,275
Accounts receivable
Due from customers, less allowances of $28,859 and $30,422, respectively	378,976	384,470
Other, less allowances of $6,148 and $7,201, respectively	133,970	130,973
Inventory	116,330	156,987
Net deferred income tax asset	37,079	29,874
Prepaid expenses	76,935	94,336
Prepaid income taxes	64,985	3,718
Other current assets	17,384	63,046
	1,596,675	1,647,671
Investments
Licenses	1,460,126	1,443,025
Goodwill	728,455	707,840
Other intangible assets, net of accumulated amortization of $119,555 and $108,944, respectively	30,810	26,589
Investments in unconsolidated entities	197,922	203,799
Long-term investments	102,185	—
Other investments	8,988	9,785
	2,528,486	2,391,038
Property, plant and equipment
In service and under construction	9,351,341	8,720,982
Less: Accumulated depreciation	5,833,557	5,253,615
	3,517,784	3,467,367
Other assets and deferred charges	79,623	65,759
Total assets	$7,722,568	$7,571,835

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Balance Sheet — Liabilities and Equity

December 31,	2010	2009
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$1,711	$2,509
Accounts payable	344,355	347,348
Customer deposits and deferred revenues	171,781	164,451
Accrued interest	4,308	12,227
Accrued taxes	46,110	61,381
Accrued compensation	99,020	93,524
Other current liabilities	144,938	117,081
	812,223	798,521

Deferred liabilities and credits
Net deferred income tax liability	589,092	519,069
Other deferred liabilities and credits	354,798	329,939

Long-term debt	1,499,862	1,492,908

Commitments and contingencies

Noncontrolling interests with redemption features	855	727

Equity
TDS shareholders’ equity
Series A Common, Special Common and Common Shares
Authorized 290,000 shares (25,000 Series A Common, 165,000 Special Common and 100,000 Common Shares)
Issued 127,045 shares (6,510 Series A Common, 63,442 Special Common and 57,093 Common Shares) and 127,016 shares (6,492 Series A Common, 63,442 Special Common and 57,082 Common Shares), respectively

Outstanding 103,936 shares (6,510 Series A Common, 47,531 Special Common and 49,895 Common Shares) and 106,022 shares (6,492 Series A Common, 49,725 Special Common and 49,805 Common Shares), respectively

Par Value ($.01 per share) ($65 Series A Common, $634 Special Common and $571 Common Shares)	1,270	1,270
Capital in excess of par value	2,107,929	2,088,807
Special Common and Common Treasury shares at cost:
Treasury shares 23,109 (15,911 Special Common and 7,198 Common Shares) and 20,994 (13,717 Special Common and 7,277 Common Shares), respectively	(738,695)	(681,649)
Accumulated other comprehensive loss	(3,208)	(2,710)
Retained earnings	2,450,599	2,361,560
Total TDS shareholders’ equity	3,817,895	3,767,278

Preferred shares	830	832
Noncontrolling interests	647,013	662,561

Total equity	4,465,738	4,430,671

Total liabilities and equity	$7,722,568	$7,571,835

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders’ Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2007	$1,268	$2,048,110	$(325,467)	$515,043	$1,686,053	$3,925,007	$860	$653,218	$4,579,085
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	90,666	90,666	—	—	90,666
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	25,963	25,963
Net change in marketable equity securities and equity investments	—	—	—	(17,509)	—	(17,509)	—	(1,945)	(19,454)
Cumulative-effect adjustment related to fair value accounting (Note 3)	—	—	—	(502,677)	502,677	—	—	—	—
Changes related to retirement plan	—	—	—	(8,248)	—	(8,248)	—	—	(8,248)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(47,256)	(47,256)	—	—	(47,256)
Preferred dividend requirement	—	—	—	—	(52)	(52)	—	—	(52)
Repurchase of shares	—	—	(199,607)	—	—	(199,607)	(8)	—	(199,615)
Dividend reinvestment plan	2	1,755	—	—	—	1,757	—	—	1,757
Incentive and compensation plans	—	51	11,966	—	(10,021)	1,996	—	—	1,996
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	8,690	—	—	—	8,690	—	(12,848)	(4,158)
Stock-based compensation awards (1)	—	7,571	—	—	—	7,571	—	—	7,571
Tax windfall (shortfall) from from stock awards (2)	—	420	—	—	—	420	—	—	420
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(16,769)	(16,769)
Other	—	—	—	—	—	—	—	183	183
December 31, 2008	$1,270	$2,066,597	$(513,108)	$(13,391)	$2,222,067	$3,763,435	$852	$647,802	$4,412,089

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders’ Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2008	$1,270	$2,066,597	$(513,108)	$(13,391)	$2,222,067	$3,763,435	$852	$647,802	$4,412,089
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	191,347	191,347	—	—	191,347
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	58,464	58,464
Net change in marketable equity securities and equity investments	—	—	—	(302)	—	(302)	—	—	(302)
Changes related to retirement plan	—	—	—	10,983	—	10,983	—	—	10,983
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(46,747)	(46,747)	—	—	(46,747)
Preferred dividend requirement	—	—	—	—	(51)	(51)	—	—	(51)
Repurchase of shares	—	—	(176,601)	—	(4)	(176,605)	(20)	—	(176,625)
Dividend reinvestment plan	—	1	1,243	—	286	1,530	—	—	1,530
Incentive and compensation plans	—	(44)	6,817	—	(5,338)	1,435	—	—	1,435
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	7,705	—	—	—	7,705	—	(26,172)	(18,467)
Stock-based compensation awards (1)	—	16,124	—	—	—	16,124	—	—	16,124
Tax windfall (shortfall) from from stock awards (2)	—	(1,576)	—	—	—	(1,576)	—	—	(1,576)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(17,533)	(17,533)
December 31, 2009	$1,270	$2,088,807	$(681,649)	$(2,710)	$2,361,560	$3,767,278	$832	$662,561	$4,430,671

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders’ Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2009	$1,270	$2,088,807	$(681,649)	$(2,710)	$2,361,560	$3,767,278	$832	$662,561	$4,430,671
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	144,849	144,849	—	—	144,849
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	45,644	45,644
Net unrealized gain (loss) on equity investments	—	—	—	84	—	84	—	—	84
Changes related to retirement plan	—	—	—	(582)	—	(582)	—	—	(582)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(47,152)	(47,152)	—	—	(47,152)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of shares	—	—	(68,053)	—	(1)	(68,054)	(2)	—	(68,056)
Dividend reinvestment plan	—	1,858	5,492	—	(3,283)	4,067	—	—	4,067
Incentive and compensation plans	—	551	5,515	—	(5,324)	742	—	—	742
Adjust investment in subsidiaries for repurchases, issuances, other compensation plans and noncontrolling interest purchases	—	(137)	—	—	—	(137)	—	(41,562)	(41,699)
Stock-based compensation awards (1)	—	17,084	—	—	—	17,084	—	—	17,084
Tax windfall (shortfall) from stock awards (2)	—	(234)	—	—	—	(234)	—	—	(234)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(19,630)	(19,630)
December 31, 2010	$1,270	$2,107,929	$(738,695)	$(3,208)	$2,450,599	$3,817,895	$830	$647,013	$4,465,738

(1)          Reflects TDS Corporate and TDS Telecom’s current year stock-based compensation awards impact on Capital in excess of par value. U.S. Cellular’s amounts are included in Adjust investment in subsidiaries for repurchases, issuances and other compensation plans.

(2)          Reflects tax windfalls/(shortfalls) associated with the exercise of options and the vesting of restricted stock awards of TDS Common Shares and TDS Special Common Shares. U.S. Cellular’s tax windfalls/(shortfalls) associated with the exercise of options and vesting of restricted stock awards of U.S. Cellular are included in Adjust investment in subsidiaries for repurchases, issuances, and other compensation plans.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Comprehensive Income

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Net income	$190,586	$249,949	$120,483
Net change in accumulated other comprehensive income
Net change in marketable equity securities and equity method investments	84	(302)	(19,454)
Changes related to retirement plan	(582)	10,983	(8,248)
Comprehensive income	190,088	260,630	92,781
Less: Comprehensive income attributable to noncontrolling interests	(45,737)	(58,602)	(27,872)
Comprehensive income attributable to TDS shareholders	$144,351	$202,028	$64,909

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Nature of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2010.  TDS conducts substantially all of its wireless operations through its 83% owned subsidiary, United States Cellular Corporation (“U.S. Cellular”), and provides wireline services through its incumbent local exchange carrier (“ILEC”) and competitive local exchange carrier (“CLEC”) operations under its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”).  TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. (“Suttle-Straus”), which represents a small portion of TDS’ operations.

TDS has three reportable segments:  (i) U.S. Cellular’s wireless operations; (ii) TDS Telecom’s ILEC wireline operations and (iii) TDS Telecom’s CLEC wireline operations.  TDS does not have any foreign operations. See Note 17—Business Segment Information, for summary financial information on each business segment.

Principles of Consolidation

The accounting policies of TDS conform to accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC.  The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries, general partnerships in which it has a majority partnership interest and variable interest entities (“VIEs”) in which TDS is the primary beneficiary.  Both VIE and primary beneficiary represent terms defined by GAAP.  Prior to January 1, 2010, the primary beneficiary of a VIE was the entity that recognized a majority of a VIE’s expected gains or losses, as determined based on a quantitative model.  Effective January 1, 2010, new provisions under GAAP related to accounting for VIEs provide for a more qualitative assessment in determining the primary beneficiary of a VIE.  The revised consolidation guidance related to VIEs effective January 1, 2010 did not change TDS’ consolidated reporting entities.

Effective January 1, 2009, TDS adopted new required provisions under GAAP related to the accounting and reporting for noncontrolling interests.

Pursuant to this adoption, the following provisions were applied prospectively effective January 1, 2009:

•                  All earnings and losses of a subsidiary are attributed to the parent and the noncontrolling interest, even if the losses attributable to the noncontrolling interest result in a deficit noncontrolling interest balance.  Previously, any losses exceeding the noncontrolling interest’s investment in the subsidiary were attributed to the parent.  This change did not have a significant impact on TDS’ financial statements in 2010 or 2009.

•                  Once control of a subsidiary is obtained, changes in ownership interests in that subsidiary that do not result in a loss of control are accounted for as equity transactions.  Previously, decreases in ownership interest in a subsidiary were accounted for as equity transactions, while increases in ownership interests in a subsidiary were accounted for as step acquisitions.  Therefore, U.S. Cellular’s repurchases of U.S. Cellular Common Shares in 2010 and 2009 were accounted for as equity transactions in TDS’ financial statements, whereby the difference between the fair value of the consideration paid and the related carrying value of the noncontrolling interests was recorded as Capital in excess of par value in TDS’ Consolidated Balance Sheet.  Previously, these transactions had been recorded as step acquisitions in TDS’ financial statements.

All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2010 financial statement presentation.  These reclassifications did not affect consolidated net income attributable to TDS shareholders, cash flows, assets, liabilities or equity for the years presented.

Business Combinations

Effective January 1, 2009, TDS adopted new required provisions under GAAP related to accounting for business combinations. Although the revised provisions still require that all business combinations are to be accounted for at fair value in accordance with the acquisition method, they require TDS to revise its application of the acquisition method in a number of significant aspects. Specifically, the new provisions require that transaction costs are to be expensed and that the acquirer must recognize 100% of the acquiree’s assets and liabilities rather than a proportional share, for acquisitions of less than 100% of a business. In addition, the revised provisions eliminate the step acquisition model and provide that all business combinations, whether full, partial or step acquisitions, will result in all assets and liabilities of an acquired business being recorded at their fair values at the acquisition date.

During 2008, TDS applied the provisions of GAAP related to business combinations in effect during that period. Similar to the revised provisions, the previous provisions required the application of the acquisition method whereby business combinations were to be accounted for at fair value. However the previous provisions were different in a number of respects, including (but not limited to) the requirement that all direct and incremental costs relating to an acquisition be included in the acquisition costs, and the requirement that the acquirer only recognize its proportional share of the fair value of assets and liabilities acquired in a partial business acquisition.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.  Significant estimates are involved in accounting for goodwill and indefinite-lived intangible assets, depreciation, amortization and accretion, allowance for doubtful accounts, loyalty reward points, and income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Outstanding checks totaled $26.5 million and $26.1 million at December 31, 2010 and 2009, respectively, and are classified as Accounts payable in the Consolidated Balance Sheet.

Short-Term and Long-Term Investments

As of December 31, 2010 and 2009, TDS had $402.9 million and $113.3 million in Short-term investments and $102.2 million and $0 in Long-term investments, respectively. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet.  The corporate notes are guaranteed by the Federal Deposit Insurance Corporation. For these investments, TDS’ objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network, and by interstate and intrastate revenue pools that distribute access charges.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable.  The allowance is estimated based on historical experience and other factors that could affect collectability.  Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  TDS does not have any off-balance sheet credit exposure related to its customers.

The changes in the allowance for doubtful accounts during the years ended December 31, 2010, 2009 and 2008 were as follows:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Beginning Balance	$37,623	$19,202	$21,929
Additions, net of recoveries	83,098	115,989	83,004
Deductions	(85,714)	(97,568)	(85,731)
Ending Balance	$35,007	$37,623	$19,202

Inventory

Inventory primarily consists of wireless devices stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs or estimated net realizable value.  TDS Telecom’s materials and supplies are stated at average cost.

Fair Value Measurements

Under the provisions of GAAP, fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price).  The provisions also establish a fair value hierarchy that contains three levels for inputs used in fair value measurements.  Level 1 inputs include quoted market prices for identical assets or liabilities in active markets.  Level 2 inputs include quoted market prices for similar assets and liabilities in active markets or quoted market prices for identical assets and liabilities in inactive markets.  Level 3 inputs are unobservable.

In addition, on January 1, 2008, TDS elected provisions under GAAP that permit companies to choose to measure various financial instruments and certain other items at fair value. At the date the option is elected, entities are required to record a cumulative-effect adjustment to beginning retained earnings. In subsequent periods, for those instruments in which the fair value option is elected, unrealized gains and losses are recorded in the Consolidated Statement of Operations. On January 1, 2008, TDS elected these provisions for its investment in Deutsche Telekom Ordinary Shares, and also for the “collar” portions of the variable prepaid forward contracts (“forward contracts”) related to such Deutsche Telekom Ordinary Shares.  TDS elected to do this for these items in order to better align the financial statement presentation of the unrealized gains and losses attributable to these items with their underlying economics. The forward contracts were settled and the Deutsche Telekom Ordinary Shares were disposed of in 2008.

Derivative Financial Instruments

TDS has in the past used derivative financial instruments in the form of forward contracts to reduce risks related to fluctuations in market prices of marketable equity securities.  TDS did not hold or issue derivative financial instruments for trading purposes.  During 2008, TDS had forward contracts in place with respect to the Deutsche Telekom Ordinary Shares it held, hedging the market price risk with respect to the contracted securities.  These forward contracts settled in 2008.  The downside market risk was hedged at or above the accounting cost basis of the securities.

See Note 3—Fair Value Measurements for more information.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs related to acquiring the licenses. Prior to a change in the application of required GAAP in 2009, TDS had also allocated amounts to Licenses in conjunction with step acquisitions related to U.S. Cellular’s repurchase of U.S. Cellular Common Shares.

TDS has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization, based on the following factors:

•                  Radio spectrum is not a depleting asset.

•                  The ability to use radio spectrum is not limited to any one technology.

•                  U.S. Cellular and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•                  U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every fifteen years. To date, all of U.S. Cellular’s license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. U.S. Cellular believes that it is probable that its future license renewal applications will be granted.

Goodwill

TDS has goodwill as a result of its acquisitions of wireless markets, the acquisition of operating telephone companies and, prior to 2009, step acquisitions related to U.S. Cellular’s repurchase of its common shares. Such goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.

Goodwill and Licenses Impairment Assessment

Goodwill and licenses must be assessed for impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The impairment test for goodwill is a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill in this second step, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference.

The impairment test for an indefinite-lived intangible asset other than goodwill consists of comparing the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of an intangible asset or reporting unit and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenues, or similar performance measures. The use of these techniques involve assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Prior to 2009, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill as of April 1 of each year. As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, U.S. Cellular performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. Effective April 1, 2009, U.S. Cellular adopted a new accounting policy whereby its annual impairment review of goodwill and indefinite-lived intangible assets will be performed as of November 1 instead of the second quarter of each year.  The change in the annual goodwill and indefinite-lived intangible asset impairment testing date was made to better align the annual impairment test with the timing of U.S. Cellular’s annual strategic planning process, which allows for a better estimate of the future cash flows used in discounted cash flow models to test for impairment.  This change in accounting policy did not delay, accelerate or avoid an impairment charge.

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2010 and 2009, U.S. Cellular identified five reporting units. The five reporting units represent five geographic groupings of FCC licenses, representing five geographic service areas. U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of its annual impairment testing of licenses as of November 1, 2010 and 2009, U.S. Cellular combined its FCC licenses into eighteen units of accounting.  Of these, thirteen of such eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.  The five units of accounting for which licenses are being utilized are referred to as “built licenses” and the thirteen units of accounting for which licenses are not being utilized are referred to as “unbuilt licenses.”

For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the discount rate, estimated future cash flows, projected capital expenditures and the terminal growth rate.

In 2009, U.S. Cellular changed its method of estimating the fair value of built licenses for purposes of impairment testing from the multiple period excess cash flow method (“MPECF method”) to the build-out method.  U.S. Cellular elected to make this change as the build-out method is a more widely used and accepted valuation method in estimating the fair value of licenses for purposes of impairment testing in the wireless industry.  U.S. Cellular does not believe the build-out method yields a significantly different estimate of the fair value of licenses than the MPECF method.

The MPECF method estimated the fair value of the units of accounting by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets and assembled workforce to arrive at the economic margin.  A contributory asset charge for goodwill was subtracted from the economic margin to arrive at the after-tax excess cash flows applicable to the licenses.

The build-out method estimates the value of licenses by calculating future cash flows from a hypothetical start-up wireless company and assumes that the only assets available upon formation are the underlying licenses. To apply this method, a hypothetical build-out of the company’s wireless network, infrastructure, workforce and related costs are projected based on market participant information. Calculated cash flows, along with a terminal value, are discounted to the present and summed to determine the estimated fair value.

For units of accounting which consist of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to change by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period.

As a result of updated guidance promulgated by the FASB effective January 1, 2009, TDS did not record any amounts to licenses and goodwill as a result of U.S. Cellular’s purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting after 2008. Prior to January 1, 2009, TDS had recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. TDS’ ownership percentage of U.S. Cellular increased upon these U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets acquired was allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same reporting units and units of accounting used by U.S. Cellular. Consequently, U.S. Cellular’s license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated licenses and goodwill balances for U.S. Cellular, and impairment losses recognized by TDS related to U.S. Cellular licenses and goodwill may exceed those recognized by U.S. Cellular.

TDS Telecom has recorded goodwill as a result of the acquisition of operating telephone companies and other service businesses and has assigned this goodwill to its ILEC reporting unit. For the purposes of impairment testing, the publicly-traded guideline company method and the recent transaction method were utilized. The publicly-traded guideline company method develops an indication of value by calculating market pricing multiples for selected publicly-traded companies. The recent transaction method calculates market pricing multiples based upon recent actual acquisitions of similar businesses. In both methods, the developed multiples are applied to the appropriate financial measure of TDS Telecom’s ILEC reporting unit to determine the reporting unit’s fair value.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a noncontrolling interest.  TDS follows the equity method of accounting for such investments in which its ownership interest equals or exceeds 20% for corporations and equals or exceeds 3% for partnerships and limited liability companies.  The cost method of accounting is followed for such investments in which TDS’ ownership interest is less than 20% for corporations and is less than 3% for partnerships and limited liability companies, and for investments for which TDS does not have the ability to exercise significant influence.

For its equity method investments for which financial information is readily available, TDS records its equity in the earnings of the entity in the current period.  For its equity method investments for which financial information is not readily available, TDS records its equity in the earnings of the entity on a one quarter lag basis.

Property, Plant and Equipment

Property, plant and equipment is stated at the original cost of construction or purchase including capitalized costs of certain taxes, payroll-related expenses, interest and estimated costs to remove the assets.

Expenditures that enhance the productive capacity of assets in service or extend their useful lives are capitalized and depreciated.  Expenditures for maintenance and repairs of assets in service are charged to Cost of services and products or Selling, general and administrative expense, as applicable.  Retirements and disposals of assets are recorded by removing the original cost of the asset (along with the related accumulated depreciation) from plant in service and charging it, together with removal cost less any salvage realized, to Loss on asset disposals, net.

Costs of developing new information systems are capitalized and amortized over their expected economic useful lives.

Depreciation

TDS provides for depreciation using the straight-line method over the estimated useful life of the assets.  TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets’ economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2010, 2009 or 2008.

Impairment of Long-lived Assets

TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test for tangible long-lived assets is a two-step process. The first step compares the carrying value of the asset (or asset group) with the estimated undiscounted cash flows over the remaining asset (or asset group) life. If the carrying value of the asset (or asset group) is greater than the undiscounted cash flows, the second step of the test is performed to measure the amount of impairment loss. The second step compares the carrying value of the asset to its estimated fair value. If the carrying value exceeds the estimated fair value (less cost to sell), an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of a tangible long-lived asset and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique. The use of this technique involves assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Agent Liabilities

U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular.  At December 31, 2010 and 2009, U.S. Cellular had accrued $71.3 million and $55.2 million, respectively, for amounts due to agents.  This amount is included in Other current liabilities in the Consolidated Balance Sheet.

Other Assets and Deferred Charges

Other assets and deferred charges primarily represent legal and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument.  The amounts for deferred charges included in the Consolidated Balance Sheet at December 31, 2010 and 2009 are shown net of accumulated amortization of $26.0 million and $23.0 million, respectively.

Asset Retirement Obligations

TDS accounts for asset retirement obligations by recording the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. The liability is accreted to its present value over a period ending with the estimated settlement date of the respective asset retirement obligation.  Upon settlement of the obligation, any difference between the cost to retire the asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations.

Treasury Shares

Common Shares and Special Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity.  Treasury shares are reissued as part of TDS’ stock-based compensation programs.  When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method.  The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings.

Revenue Recognition

U.S. Cellular

Revenues from wireless operations consist primarily of:

•                  Charges for access, airtime, roaming, long distance, data and other value added services provided to U.S. Cellular’s retail customers and to end users through third-party resellers;

•                  Charges to carriers whose customers use U.S. Cellular’s systems when roaming;

•                  Sales of equipment and accessories;

•                  Amounts received from the Universal Service Fund (“USF”) in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier (“ETC”); and

•                  Redemptions of loyalty reward points for products or services.

Revenues related to wireless services and other value added services are recognized as services are rendered.  Revenues billed in advance or in arrears of the services being provided are estimated and deferred or accrued, as appropriate.

Revenues from sales of equipment and accessories are recognized when title and risk of loss passes to the agent or end-user customer.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements—a consensus of FASB Emerging Issues Task Force (“ASU 2009-13”).  ASU 2009-13 provides for less restrictive separation criteria that must be met for a deliverable to be considered a separate unit of accounting.  Additionally, under this Standard, there is a hierarchy for determining the selling price of a unit of accounting and consideration must be allocated using a relative-selling price method.  U.S. Cellular is required to adopt the provisions of ASU 2009-13 on January 1, 2011, however elected to adopt the provisions as of October 1, 2010 on a retroactive basis to January 1, 2010.  U.S. Cellular made this election due to certain new service offerings (Belief Plans) with multiple elements that were introduced in the fourth quarter of 2010.  These new service offerings may include a combination of the following elements which are considered separate units of accounting under ASU 2009-13: wireless service (voice, messaging and data), wireless devices, phone replacement of such wireless handsets, and loyalty reward points that may be redeemed by customers for wireless products and services in future periods.  The adoption of ASU 2009-13 on October 1, 2010 had no impact on any previously reported financial statement amounts for 2010 interim periods.

U.S. Cellular allocates revenue to each element of these service offerings accounted for under ASU 2009-13 using the relative selling price method.  Under this method, arrangement consideration, which consists of the amounts billed to the customer net of any cash-based discounts, are allocated to each element on the basis of their relative selling price, on a stand-alone basis.  Such stand-alone selling price is determined in accordance with the following hierarchy:

•                  U.S. Cellular-specific objective evidence of stand-alone selling price, if available; otherwise

•                  Third-party evidence of selling price, if it is determinable; otherwise

•                  A best estimate of stand-alone selling price.

U.S. Cellular estimates stand-alone selling prices of the elements of its new service offerings as follows:

•                  Wireless services — Based on the actual selling price U.S. Cellular offers when such plan is sold on a stand-alone basis, or if the plan is not sold on a stand-alone basis, U.S. Cellular’s estimate of the price of such plan based on similar plans that are sold on a stand-alone basis.

•                  Wireless devices — Based on the selling price of the respective wireless device when it is sold on a stand-alone basis.

•                  Phone Replacement — Based on U.S. Cellular’s estimate of the price of this service if it were sold on a stand-alone basis, which was calculated by estimating the cost of this program plus a reasonable margin.

•                  Loyalty reward points — By estimating the retail price of the products and services for which points may be redeemed and dividing such amount by the number of loyalty points required to receive such products and services.  This is calculated on a weighted average basis and requires U.S. Cellular to estimate the percentage of loyalty points that will be redeemed for each product or service.

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred and recognized at the time the customer redeems loyalty reward points.  U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed.  As such, 100% of the value of the loyalty reward points is deferred until redeemed.

The introduction of these new service offerings in conjunction with the adoption of ASU 2009-13 required U.S. Cellular to defer the recognition of revenue related to amounts billed to customers that are attributed to loyalty reward points, and therefore impacted the timing of revenue recognition related to such service offerings.  As of December 31, 2010, $7.1 million of revenue was deferred related to loyalty reward points outstanding as of this date.  This amount was recorded in Customer deposits and deferred revenues (a current liability account) in the Consolidated Balance Sheet, as customers may redeem their reward points within the current period.

Cash-based discounts and incentives, including discounts to customers who pay their bills through the use of on-line bill payment methods, are recognized as a reduction of Operating revenues concurrently with the associated revenue, and are allocated to the various products and services in the bundled offering based on their respective relative selling price.

In order to provide better control over wireless device quality, U.S. Cellular sells wireless devices to agents. U.S. Cellular pays rebates to agents at the time an agent activates a new customer or retains an existing customer in a transaction involving a wireless device.  U.S. Cellular accounts for these rebates by reducing revenues at the time of the wireless device sale to the agent rather than at the time the agent activates a new customer or retains a current customer.  Similarly, U.S. Cellular offers certain wireless device sales rebates and incentives to its retail customers and records the revenue net of the corresponding rebate or incentive.  The total potential rebates and incentives are reduced by U.S. Cellular’s estimate of rebates that will not be redeemed by customers based on historical experience of such redemptions.

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a wireless device to the customer, are deferred and recognized over the average customer life.  U.S. Cellular defers recognition of a portion of commission expenses related to these activations in the amount of deferred activation fee revenues. This method of accounting provides for matching of revenues and direct incremental costs associated with such activations within each reporting period.  GAAP requires that activation fees charged with the sale of equipment and service to be allocated to the equipment and service based upon the relative selling prices of each item.  This generally results in the recognition of the activation fee as additional wireless device revenue at the time of sale.

ETC revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular’s designation as an ETC in various states.

TDS Telecom

Revenue from wireline operations consist primarily of charges for:

•                  The provision of local telephone exchange service;

•                  Compensation for carrying interstate and intrastate long-distance voice and data traffic on TDS Telecom’s local telephone networks, including compensation from Universal Service Funds;

•                  Leasing, selling, installing and maintaining customer premise equipment;

•                  Providing broadband services;

•                  Providing hosted voice over internet protocol (“VoIP”) solutions and other hosted services to business;

•                  Reselling long-distance services;

•                  Providing Hosted and Managed services; and

•                  Selling digital broadcast satellite service.

Revenues are recognized as services are rendered.  Activation fees charged are deferred and recognized over the average customer’s service period.

TDS Telecom offers some products and services that are provided by third-party vendors, primarily satellite television service.  TDS records satellite television service revenue on a net basis.

TDS Telecom offers discounts and incentives to customers who receive certain groupings of products and services (bundled arrangements).  These discounts are recognized concurrently with the associated revenue and are allocated to the various products and services in the bundled offering based on their relative selling prices.

Discounts and cash incentives offered by TDS Telecom that are given directly to customers are recorded in the financial statements as a reduction of Operating revenues.

TDS Telecom’s ILECs participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue.  Such pools are funded by long distance revenue and/or access charges within state jurisdictions and by access charges in the interstate market.  Revenues earned through the various pooling processes are recorded based on estimates following the National Exchange Carrier Association’s rules as approved by the FCC.

Amounts Collected from Customers and Remitted to Governmental Authorities

TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority.  If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Operating revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.  The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $154.0 million, $124.3 million and $156.5 million for 2010, 2009 and 2008, respectively.

Advertising Costs

TDS expenses advertising costs as incurred.  Advertising costs totaled $273.0 million, $265.2 million and $286.2 million in 2010, 2009 and 2008, respectively.

Income Taxes

TDS files a consolidated federal income tax return.  Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for future deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for future taxable temporary differences.  Both deferred tax assets and liabilities are measured using the tax rates anticipated to be in effect when the temporary differences reverse.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  TDS evaluates income tax uncertainties, assesses the probability of the ultimate settlement with the applicable taxing authority and records an amount based on that assessment.

Stock-Based Compensation

TDS has established long-term incentive plans, employee stock purchase plans, dividend reinvestment plans, and a non-employee director compensation plan which are described more fully in Note 16—Stock-based Compensation.  These plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required.  The dividend reinvestment plan of TDS is not considered a compensatory plan, therefore recognition of compensation costs for grants made under this plan is not required.

TDS values its share-based payment transactions using a Black-Scholes valuation model.  Stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that are ultimately expected to vest.  Accordingly, stock-based compensation cost recognized has been reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Pre-vesting forfeitures and expected life are estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.  TDS believes that its historical experience provides the best estimates of future pre-vesting forfeitures and future expected life.  The expected volatility assumption is based on the historical volatility of TDS’ common stock over a period commensurate with the expected life.  The dividend yield assumption is equal to the dividends declared in the most recent year as a percentage of the share price on the date of grant.  The risk-free interest rate assumption is determined using the implied yield for zero-coupon U.S. government issues with a remaining term that approximates the expected life of the stock options.

Compensation cost for stock option awards is recognized over the respective requisite service period of the awards, which is generally the vesting period, on a straight-line basis for each separate vesting portion of the awards as if the awards were, in-substance, multiple awards (graded vesting attribution method).

Operating Leases

TDS is a party to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases.  Certain leases have renewal options and/or fixed rental increases.  Renewal options that are reasonably assured of exercise are included in determining the lease term.  TDS accounts for certain operating leases that contain rent abatements, lease incentives and/or fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update No. 2009-14, Certain Revenue Arrangements that include Software Elements (“ASU 2009-14”). ASU 2009-14 amends accounting and reporting guidance for revenue arrangements involving both tangible products and software that is “more than incidental to the tangible product as a whole.”  ASU 2009-14 is effective for TDS on January 1, 2011. TDS does not anticipate that this pronouncement will have a significant impact on its financial position or results of operations.

NOTE 2 NONCONTROLLING INTERESTS

Impact of Changes in TDS Ownership

The following schedule discloses the effects of net income attributable to TDS shareholders and changes in TDS’ ownership interest in U.S. Cellular on TDS’ equity for 2010, 2009 and 2008:

Year Ended December 31,	2010	2009	2008 (1)
(Dollars in thousands)

Net income attributable to TDS shareholders	$144,849	$191,347	$90,666
Transfer (to) from the noncontrolling interests
Change in TDS’ Capital in excess of par value from U.S. Cellular’s issuance of U.S. Cellular shares	(7,180)	(4,709)	(11,179)
Change in TDS’ Capital in excess of par value from U.S. Cellular’s repurchase of U.S. Cellular shares	(2,964)	182	—
Purchase of ownership in subsidiary from noncontrolling interest	(3,510)	(105)	—
Net transfers (to) from noncontrolling interests	(13,654)	(4,632)	(11,179)
Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$131,195	$186,715	$79,487

(1)          During 2008, U.S. Cellular repurchased U.S. Cellular Common Shares and purchased noncontrolling interests in consolidated subsidiaries.  TDS accounted for these transactions as step acquisitions, pursuant to GAAP in effect at that time. The amounts recorded in these transactions are reflected in the changes in the balances of Licenses, Goodwill and Customer lists.

Mandatorily Redeemable Noncontrolling Interests in Finite-Lived Subsidiaries

Under GAAP, certain noncontrolling interests in consolidated entities with finite lives may meet the definition of mandatorily redeemable financial instruments.  TDS’ consolidated financial statements include certain noncontrolling interests that meet the definition of mandatorily redeemable financial instruments. These mandatorily redeemable noncontrolling interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the noncontrolling interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of these mandatorily redeemable noncontrolling interests range from 2085 to 2107.

The settlement value of TDS’ mandatorily redeemable noncontrolling interests in finite-lived subsidiaries is estimated to be $165.9 million at December 31, 2010. This amount represents the estimate of cash that would be due and payable to settle these noncontrolling interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2010, net of estimated liquidation costs.  This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet.  TDS currently has no plans or intentions relating to the liquidation of any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships and LLCs at December 31, 2010 is $54.1 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is primarily due to the unrecognized appreciation of the noncontrolling interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the noncontrolling interest holders’ share, nor TDS’ share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 3 FAIR VALUE MEASUREMENTS

As of December 31, 2010 and 2009, TDS did not have any financial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP.  However, TDS has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes as displayed below.

	December 31, 2010		December 31, 2009
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value

Cash and cash equivalents	$368,134	$368,134	$670,992	$670,992
Short-term investments (1)(2)
Certificates of deposit	97,270	97,270	113,275	113,275
Government-backed securities (3)	305,612	305,612	—	—
Long-term investments (1)(4)
Government-backed securities (3)	102,185	102,325	—	—
Long-term debt (5)	1,495,461	1,482,181	1,488,196	1,461,976

(1)          Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(2)          Maturities are less than twelve months from the respective balance sheet dates.

(3)          Includes U.S. treasuries and corporate notes guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

(4)          Maturities range between 14 and 24 months from the balance sheet date.

(5)          Excludes capital lease obligations and current portion of Long-term debt.

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. The fair values of Long-term investments were estimated using quoted market prices for the individual issuances.  The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS’ 7.6% Series A notes, 6.875% senior notes and 6.625% senior notes, and U.S. Cellular’s 7.5% senior notes, and discounted cash flow analysis for remaining debt.

As of December 31, 2009, TDS had certain Licenses recorded at fair value in its Consolidated Balance Sheet as a result of impairment losses recognized at or proximate to December 31, 2009.  For Licenses recorded at fair value, the following table provides information regarding their classification in the fair value hierarchy:

		Fair Value Measurements Using
Description	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Losses) (1)
(Dollars in thousands)

Licenses recorded at fair value	$57,000	$—	$—	$57,000	$(14,000)

(1)          These losses represent the excess carrying value of the Licenses over their estimated fair values at November 1, 2009, the impairment testing date in the fourth quarter of 2009. Such amount is recorded as Loss on impairment of intangible assets in the Consolidated Statement of Operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for information regarding the methods and assumptions used to estimate the fair values for Licenses and a description of the levels in the fair value hierarchy.

As of December 31, 2010 and 2009, TDS did not own either marketable equity securities or variable prepaid forward contracts.

On January 1, 2008, TDS elected to measure, as permitted by GAAP, its Deutsche Telekom Ordinary Shares and related forward contracts at fair value in its Consolidated Balance Sheet, and recognize future changes in fair value in its Consolidated Statement of Operations.  As a result of this election, TDS recorded an adjustment to increase January 1, 2008 beginning retained earnings by $502.7 million, net of $291.2 million of income taxes.  This amount reflects an unrealized gain attributable to the Deutsche Telekom Ordinary Shares of $647.3 million, net of income taxes of $374.9 million, offset by an unrealized loss on the related forward contracts of $144.6 million, net of income taxes of $83.7 million.  The unrealized loss on the forward contracts was attributable to the periods from inception to June 2003.  During such periods the forward contracts qualified as cash flow hedges and the changes in the fair value were recorded as a component of Accumulated other comprehensive income. There were no tax accounting implications to the Consolidated Balance Sheet or Statement of Operations upon this election other than to reclassify the related tax effects from Accumulated other comprehensive income to beginning Retained earnings, as mentioned above.

In 2008, the forward contracts related to 85,969,689 Deutsche Telekom Ordinary Shares were settled through a combination of delivery of 73,462,167 Deutsche Telekom Ordinary Shares relating to the forward contracts and cash payments. TDS sold the remaining 12,507,522 Deutsche Telekom Ordinary Shares and realized cash proceeds of $226.6 million from the sale. This amount was offset by $17.4 million and $47.4 million of cash payments paid to settle the collar (derivative liability) and debt portions of certain variable prepaid forward contracts, respectively, for which cash was delivered upon settlement.

Prior to August 7, 2008, TDS and its subsidiaries held 719,396 common shares of Rural Cellular Corporation (“RCC”). On August 7, 2008, RCC was acquired by Verizon Wireless, with shareholders of RCC receiving cash of $45 per share in exchange for each RCC share owned. As a result of this exchange, TDS received total cash proceeds of $32.4 million and recognized a pre-tax gain of $31.7 million in August 2008.

The following table details the Gain on investments and financial instruments included in the Consolidated Statement of Operations during 2008:

Year Ended December 31,	2008
(Dollars in thousands)

Gains (losses) on marketable equity securities and derivative instruments

Deutsche Telekom:
(Decrease) in the fair value of securities (asset)	$(294,827)
Decrease in the fair value of the embedded collars in the variable prepaid forward contracts (liability)	295,389
562
Rural Cellular Corporation:
Gain on disposition of securities	31,724

Other gains (losses)	(691)
$31,595

NOTE 4 INCOME TAXES

TDS’ Prepaid income taxes were $65.0 million and $3.7 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, Prepaid income taxes included prepaid federal income taxes of $56.1 million and prepaid state income taxes of $8.9 million.  At December 31, 2009, Prepaid income taxes included prepaid state income taxes of $3.7 million, and Accrued taxes included $4.8 million of accrued federal income taxes.  The timing of the enactment of federal bonus depreciation provisions in 2010 caused a significant increase in prepaid federal income taxes at December 31, 2010.

Income tax expense is summarized as follows:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Current
Federal	$24,329	$92,303	$445,756
State	(5,532)	7,222	18,041
Foreign	—	—	1,633
Deferred
Federal	67,466	28,451	(386,769)
State	8,925	7,563	(42,778)
	$95,188	$135,539	$35,883

A reconciliation of TDS’ income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS’ effective income tax expense rate, is as follows:

	2010		2009		2008
Year Ended December 31,	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$100.0	35.0%	$134.9	35.0%	$54.7	35.0%
State income taxes, net of federal benefit (1)	2.7	1.0	5.8	1.5	(9.9)	(6.4)
Effect of noncontrolling interests	(4.0)	(1.4)	(4.0)	(1.0)	(5.1)	(3.3)
Effect of gains (losses) on investments, sales of assets and impairment of assets	—	—	—	—	(3.8)	(2.4)
Other differences, net	(3.5)	(1.3)	(1.2)	(0.3)	—	—
Total income tax expense and rate	$95.2	33.3%	$135.5	35.2%	$35.9	22.9%

(1)          State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

The foreign tax incurred in 2008 related to the dividend received from Deutsche Telekom.

TDS’ net current deferred income tax asset totaled $37.1 million and $29.9 million at December 31, 2010 and 2009, respectively, and primarily represents the deferred tax effects of accrued liabilities and the allowance for doubtful accounts on customer receivables.

TDS’ noncurrent deferred income tax assets and liabilities at December 31, 2010 and 2009 and the temporary differences that gave rise to them were as follows:

Year Ended December 31,	2010	2009
(Dollars in thousands)
Noncurrent deferred tax assets
Net operating loss (“NOL”) carryforwards	$80,109	$73,894
Stock-based compensation	40,777	34,587
Other	63,016	57,162
	183,902	165,643
Less valuation allowance	(69,579)	(62,856)
Total noncurrent deferred tax assets	114,323	102,787
Noncurrent deferred tax liabilities
Property, plant and equipment	426,305	381,265
Partnership investments	74,634	63,719
Licenses	194,943	168,845
Other	7,533	8,027
Total noncurrent deferred tax liabilities	703,415	621,856
Net noncurrent deferred income tax liability	$589,092	$519,069

At December 31, 2010, TDS and certain subsidiaries had $1,378.7 million of state NOL carryforwards (generating a $74.2 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses.  The state NOL carryforwards expire between 2011 and 2030.  Certain subsidiaries had federal NOL carryforwards (generating a $5.9 million deferred tax asset) available to offset future taxable income.  The federal NOL carryforwards expire between 2011 and 2030.  A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

At December 31, 2010 and 2009, TDS had $34.0 million and $45.0 million, respectively, in unrecognized tax benefits.  If these benefits were recognized, they would have reduced income tax expense in 2010 and 2009 by $22.2 million and $27.7 million, respectively, net of the federal benefit from state income taxes.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in thousands)	2010	2009	2008

Balance at January 1,	$45,034	$39,234	$42,129
Additions for tax positions of current year	5,271	5,349	6,687
Additions for tax positions of prior years	179	4,362	4,701
Reductions for tax positions of prior years	(3,517)	(3,855)	(11,237)
Reductions for settlements of tax positions	(12,549)	—	(2,884)
Reductions for lapses in statutes of limitations	(416)	(56)	(162)
Balance at December 31,	$34,002	$45,034	$39,234

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet.

As of December 31, 2010, TDS believes it is reasonably possible that unrecognized tax benefits could decrease by approximately $7.0 million in the next twelve months.  The nature of the uncertainty primarily relates to state income tax positions and the expiration of statutes of limitation.

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.  The amounts charged to income tax expense related to interest and penalties totaled $1.8 million, $2.9 million and $4.5 million in 2010, 2009 and 2008, respectively.  Net accrued interest and penalties were $18.2 million and $16.8 million at December 31, 2010 and 2009, respectively.

TDS and its subsidiaries file federal and state income tax returns.  In conjunction with an Internal Revenue Service (“IRS”) audit of the TDS consolidated group’s federal income tax returns for the tax years 2002 through 2005, TDS made a $38 million deposit with the IRS in 2009 related to an initial proposed assessment made by the IRS related to a specific tax position.  The purpose of the deposit was to eliminate any potential interest expense subsequent to the deposit.  The IRS subsequently conceded the specific tax position, and after closure of the IRS audit for the tax years 2002 through 2005, the IRS returned this $38 million deposit to TDS in 2010.  TDS remains subject to federal income tax audits for the tax years after 2007.

NOTE 5 VARIABLE INTEREST ENTITIES (VIEs)

From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services.  U.S. Cellular, TDS’ subsidiary, participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. (“Aquinas Wireless”), King Street Wireless L.P. (“King Street Wireless”), Barat Wireless L.P. (“Barat Wireless”) and Carroll Wireless L.P. (“Carroll Wireless”), collectively, the “limited partnerships.”  Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58).  Each limited partnership qualified as a “designated entity” and thereby was eligible for bidding credits with respect to licenses purchased in accordance with the rules defined by the FCC for each auction.  In most cases, the bidding credits resulted in a 25% discount from the gross winning bid.

Consolidated VIEs

As of December 31, 2010, TDS consolidates the following VIEs under GAAP:

•                  Aquinas Wireless;

•                  King Street Wireless and King Street Wireless, Inc., the general partner of King Street Wireless;

•                  Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless; and

•                  Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless.

TDS holds a variable interest in the entities listed above.  It has made capital contributions and/or advances to these entities.  The power to direct the activities of the VIEs that most significantly impact their economic performance is shared.  Specifically, the general partner of each of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner of each partnership needs consent of the limited partner, a TDS subsidiary, to sell or lease certain licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships.  Although the power to direct the activities of the VIEs is shared, TDS has a disproportionate level of exposure to the variability associated with the economic performance of the VIEs, indicating that TDS is the primary beneficiary of the VIEs in accordance with GAAP.  Accordingly, these VIEs are consolidated.

Following is a summary of the capital contributions and advances made to each entity by TDS as of December 31, 2010.  The amounts shown in the table below exclude funds provided to these entities solely from the shareholder of the general partner.

(Dollars in thousands)
Aquinas Wireless	$2,132
King Street Wireless & King Street Wireless, Inc.	300,904
Barat Wireless & Barat Wireless, Inc.	127,685
Carroll Wireless & Carroll PCS, Inc.	131,294
$562,015

The following table presents the classification of the consolidated VIEs’ assets and liabilities in TDS’ Consolidated Balance Sheet.

December 31,	2010	2009
(Dollars in thousands)
Assets
Cash	$1,673	$679
Other current assets	323	393
Licenses	487,962	487,962
Property, plant and equipment	1,548	440
Total assets	$491,506	$489,474

Liabilities
Customer deposits and deferred revenues	$95	$70
Total liabilities	$95	$70

Other Related Matters

TDS may agree to make additional capital contributions and/or advances to the VIEs discussed above and/or to their general partners to provide additional funding for the development of licenses granted in the various auctions.  TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or long-term debt.  There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The limited partnership agreements also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership.  The general partner’s put options related to its interests in Carroll Wireless, Barat Wireless, King Street Wireless and Aquinas Wireless will become exercisable in 2013, 2017, 2019 and 2020, respectively. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular’s Common Shares.  Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular.  If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner’s interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement.  In accordance with requirements under GAAP, TDS is required to calculate a theoretical redemption value for all of the puts assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted.  Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans (and accrued interest thereon) made by U.S. Cellular to the general partners, is recorded as Noncontrolling interests with redemption features in TDS’ Consolidated Balance Sheet.  Also in accordance with GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS’ Consolidated Statements of Operations.

These VIEs are in the process of developing Long-Term Evolution (“LTE”) deployment plans.  These entities were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions.  As such, these entities have risks similar to those described in the “Risk Factors” in TDS’ Annual Report on Form 10-K.

NOTE 6 EARNINGS PER SHARE

Basic earnings per share attributable to TDS shareholders is computed by dividing Net income available to common shareholders of TDS by the weighted average number of common shares outstanding during the period. Diluted earnings per share attributable to TDS shareholders is computed by dividing Net income available to common shareholders of TDS by the weighted average number of common shares, both adjusted to include the effects of potentially dilutive securities. Potentially dilutive securities primarily include incremental shares issuable upon exercise of outstanding stock options and the vesting of restricted stock units.

The amounts used in computing earnings per share and the effects of potentially dilutive securities on income and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31,	2010	2009	2008
(Dollars and shares in thousands, except earnings per share)
Basic earnings per share attributable to TDS shareholders
Net income available to common shareholders of TDS used in basic earnings per share	$144,799	$191,296	$90,614

Adjustments to compute diluted earnings
Noncontrolling interest adjustment (1)	(512)	(442)	(100)
Preferred dividend adjustment (2)	49	49	—
Net income available to common shareholders of TDS used in diluted earnings per share	$144,336	$190,903	$90,514

Weighted average number of shares used in basic earnings per share
Common Shares	49,885	51,168	53,028
Special Common Shares	48,723	51,698	56,339
Series A Common Shares	6,503	6,473	6,450
Total	105,111	109,339	115,817

Effects of dilutive securities:
Stock options	149	50	335
Restricted stock units	198	144	103
Preferred shares	48	44	—
Weighted average number of shares used in diluted earnings per share	105,506	109,577	116,255

Basic earnings per share attributable to TDS shareholders	$1.38	$1.75	$0.78

Diluted earnings per share attributable to TDS shareholders	$1.37	$1.74	$0.78

(1)          The noncontrolling interest adjustment reflects the additional noncontrolling share of U.S. Cellular’s income computed as if all of U.S. Cellular’s issuable securities were outstanding.

(2)          The preferred dividend adjustment reflects the dividend reduction related to preferred securities that were dilutive, and therefore treated as if converted for shares.

Certain Common Shares and Special Common Shares issuable upon the exercise of stock options, vesting of restricted stock units or conversion of convertible preferred shares were not included in average diluted shares outstanding for the calculation of Diluted earnings per share because their effects were antidilutive. The number of such Common Shares and Special Common Shares excluded is shown in the table below.

(Shares in thousands)	2010	2009	2008

Stock options
Common Shares	559	813	336
Special Common Shares	3,849	4,238	1,830

Restricted stock units
Special Common Shares	88	108	52

Convertible preferred shares
Common Shares	—	—	49

NOTE 7 ACQUISITIONS, DIVESTITURES AND EXCHANGES

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital.  As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum; and telecommunications companies and related service businesses.  In addition, TDS may seek to divest outright or include in exchanges for other interests those interests that are not strategic to its long-term success.

TDS’ acquisitions in 2010, 2009 and 2008 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
(Dollars in thousands)	Purchase price (1)	Goodwill (2)	Licenses	Intangible assets subject to amortization	Net tangible assets (liabilities)

2010
U.S. Cellular
Licenses	$17,101	$—	$17,101	$—	$—

TDS Telecom ILEC
Businesses (3)	65,709	15,156	—	14,832	35,721
Total	$82,810	$15,156	$17,101	$14,832	$35,721

2009
U.S. Cellular
Licenses	$15,750	$—	$15,750	$—	$—

TDS Telecom ILEC
Businesses	10,855	289	—	3,610	6,956
Other	14	14	—	—	—
Total	$26,619	$303	$15,750	$3,610	$6,956

2008
U.S. Cellular
FCC Auction 73 licenses (4)	$300,479	$—	$300,479	$—	$—
Other licenses	32,340	—	32,340	—	—
Businesses	9,152	2,963	4,803	1,045	341

TDS Telecom ILEC
Businesses	61,199	22,206	—	14,299	24,694
Other	121	121	—	—	—
Total	$403,291	$25,290	$337,622	$15,344	$25,035

(1)          Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing of cash payments related to the respective transactions.

(2)          $9.8 million and $1.6 million of the goodwill was amortizable for income tax purposes in 2010 and 2008, respectively. No transactions resulted in amortizable goodwill for income tax purposes in 2009.

(3)          TDS executed two separate business acquisitions in 2010.  Both businesses are managed services companies that provide colocation, dedicated hosting, Internet and virtual computing services to small and medium-sized companies.  These businesses are included in TDS Telecom’s ILEC segment.

(4)          King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

NOTE 8 LICENSES AND GOODWILL

Changes in TDS’ licenses and goodwill are presented below.  See Note 7—Acquisitions, Divestitures and Exchanges for information regarding transactions which affected licenses and goodwill during the periods.

Licenses

	U.S.	TDS
(Dollars in thousands)	Cellular (1)	Telecom - CLEC	Total

Balance December 31, 2009	$1,440,225	$2,800	$1,443,025
Acquisitions	17,101	—	17,101
Balance December 31, 2010	$1,457,326	$2,800	$1,460,126

Balance December 31, 2008	$1,438,640	$2,800	$1,441,440
Acquisitions	15,750	—	15,750
Impairment	(14,000)	—	(14,000)
Other	(165)	—	(165)
Balance December 31, 2009	$1,440,225	$2,800	$1,443,025

Goodwill

	U.S.	TDS
(Dollars in thousands)	Cellular (1)	Telecom (2)	Other (3)	Total

Assigned value at time of acquisition	$617,222	$450,156	$3,802	$1,071,180
Accumulated impairment losses in prior periods	(333,900)	(29,440)	—	(363,340)
Balance December 31, 2009	283,322	420,716	3,802	707,840
Acquisitions	—	15,156	—	15,156
Other (4)	5,459	—	—	5,459
Balance December 31, 2010	$288,781	$435,872	$3,802	$728,455

Assigned value at time of acquisition	$616,764	$449,853	$3,802	$1,070,419
Accumulated impairment losses in prior periods	(333,900)	(29,440)	—	(363,340)
Balance December 31, 2008	282,864	420,413	3,802	707,079
Acquisitions	—	303	—	303
Other	458	—	—	458
Balance December 31, 2009	$283,322	$420,716	$3,802	$707,840

(1)          Prior to January 1, 2009, TDS accounted for U.S. Cellular’s share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS licenses and goodwill, as required by GAAP in effect at that time.  Consequently, U.S. Cellular’s licenses, goodwill and accumulated impairment losses reported on a stand-alone basis do not match the TDS consolidated licenses, goodwill and accumulated impairment losses related to U.S. Cellular.

(2)          The entire goodwill balance of $29.4 million at the TDS Telecom CLEC business segment was impaired in 2004.  The remaining goodwill balance at TDS Telecom is attributed to the ILEC business segment.

(3)          Other consists of “Non-reportable segment” and Corporate investments.

(4)          Amount reclassified from Investments in unconsolidated entities to Goodwill in 2010.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for a description of accounting policies related to licenses and goodwill.

2010 Impairment Assessment

In 2010, TDS completed the required annual impairment assessment of its licenses and goodwill in the fourth quarter.  The assessment resulted in no impairment of goodwill or licenses.

2009 Impairment Assessment

In 2009, TDS completed the required annual impairment assessment of its licenses and goodwill in the fourth quarter.  The assessment resulted in no impairment of goodwill and an impairment loss of $14.0 million on licenses. The entire impairment loss relates to licenses in developed operating markets (built licenses).

2008 Impairment Assessment

In 2008, TDS completed the required annual impairment assessment of its licenses and goodwill in the second quarter.  As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, TDS performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. The assessment resulted in no impairment of goodwill and an impairment loss of $414.4 million on licenses. Of the $414.4 million, $357.6 million related to licenses in developed operating markets (built licenses) and $56.8 million related to licenses that are not being utilized (unbuilt licenses).  The TDS impairment amount exceeded the U.S. Cellular impairment amount recorded on a stand-alone basis due to step acquisition allocation adjustments, which increased the carrying value of licenses at the TDS level.

NOTE 9 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities which are accounted for using either the equity or cost method as shown in the following table:

December 31,	2010	2009
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$33,000	$32,244
Goodwill (1)	1,171	6,630
Cumulative share of income	889,039	798,670
Cumulative share of distributions	(740,557)	(649,314)
	182,653	188,230
Cost method investments	15,269	15,569
Total investments in unconsolidated entities	$197,922	$203,799

(1)          $5,459 reclassified from Investments in unconsolidated entities to Goodwill in 2010.

Equity in earnings of unconsolidated entities totaled $98.1 million, $90.7 million and $89.8 million in 2010, 2009 and 2008, respectively; of those amounts, TDS’ investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $64.8 million, $64.7 million and $66.1 million in 2010, 2009 and 2008, respectively.  TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of TDS’ equity method investments:

December 31,	2010	2009
(Dollars in thousands)
Assets
Current	$444,000	$452,000
Due from affiliates	377,000	468,000
Property and other	2,016,000	1,921,000
	$2,837,000	$2,841,000
Liabilities and Equity
Current liabilities	$279,000	$251,000
Deferred credits	73,000	71,000
Long-term liabilities	38,000	40,000
Long-term capital lease obligations	44,000	43,000
Partners’ capital and stockholders’ equity	2,403,000	2,436,000
	$2,837,000	$2,841,000

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Results of Operations
Revenues	$4,972,000	$4,815,000	$4,784,000
Operating expenses	3,568,000	3,437,000	3,376,000
Operating income	1,404,000	1,378,000	1,408,000
Other income (expense)	37,000	42,000	26,000
Net income	$1,441,000	$1,420,000	$1,434,000

NOTE 10 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2010 and 2009 were as follows:

	Useful Lives
December 31,	(Years)	2010	2009
(Dollars in thousands)
Land	N/A	$26,791	$26,017
Buildings	20	317,474	300,285
Leasehold and land improvements	1-30	1,042,675	976,828
Cell site equipment	6-25	2,619,135	2,394,222
Switching equipment	1-8	943,843	862,826
Office furniture and equipment	3-5	610,434	549,871
Other operating equipment	5-25	323,411	302,643
System development	3-7	325,050	258,073
Work in process	N/A	131,724	174,197
		6,340,537	5,844,962
Accumulated depreciation and amortization		(3,766,015)	(3,284,102)
		$2,574,522	$2,560,860

U.S. Cellular’s depreciation and amortization expense related to Property, plant and equipment totaled $559.0 million, $551.7 million and $558.3 million in 2010, 2009 and 2008, respectively.

TDS Telecom’s Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2010 and 2009 were as follows:

	Useful Lives
December 31,	(Years)	2010	2009
(Dollars in thousands)
Land	N/A	9,603	6,557
Buildings	30	98,664	79,352
Cable and wire	15-20	$1,375,204	$1,375,201
Network electronic equipment	5-12	1,041,891	953,211
Office furniture and equipment	5-10	71,748	87,318
Other equipment	10-15	94,859	89,116
System development	3-7	157,824	154,258
Work in process	N/A	64,834	46,877
		2,914,627	2,791,890
Accumulated depreciation and amortization		(2,004,676)	(1,911,512)
		$909,951	$880,378

The provision for TDS Telecom’s ILEC companies’ depreciation as a percentage of depreciable property was 5.8% in 2010, 5.8% in 2009 and 5.7% in 2008.  TDS Telecom’s depreciation and amortization expense related to Property, plant and equipment totaled $165.9 million, $161.4 million and $154.5 million in 2010, 2009 and 2008, respectively.

Corporate and other Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2010 and 2009 were as follows:

December 31,	2010	2009
(Dollars in thousands)
Property, plant and equipment	$96,177	$84,130
Accumulated depreciation and amortization	(62,866)	(58,001)
Total	$33,311	$26,129

Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle-Straus.  Corporate and other depreciation and amortization expense related to Property, plant and equipment totaled $7.3 million, $7.8 million and $8.7 million in 2010, 2009 and 2008, respectively.

NOTE 11 ASSET RETIREMENT OBLIGATION

Asset retirement obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

In 2010 and 2009, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations.  The results of the reviews (identified as “Revisions in estimated cash outflows”) and other changes in asset retirement obligations during 2010 and 2009 are shown in the table below.

	U.S.	TDS	TDS
(Dollars in thousands)	Cellular	Telecom	Consolidated

2010
Beginning Balance	$118,742	$55,343	$174,085
Additional liabilities accrued	4,757	1,931	6,688
Revisions in estimated cash outflows	(1,382)	—	(1,382)
Acquisitions of assets	—	63	63
Disposition of assets	(2,086)	(324)	(2,410)
Accretion expense	8,678	4,023	12,701
Ending Balance	$128,709	$61,036	$189,745

2009
Beginning Balance	$116,996	$50,551	$167,547
Additional liabilities accrued	3,935	644	4,579
Revisions in estimated cash outflows	(9,437)	—	(9,437)
Acquisitions of assets	—	916	916
Disposition of assets	(1,128)	(388)	(1,516)
Accretion expense	8,376	3,620	11,996
Ending Balance	$118,742	$55,343 $	$174,085

NOTE 12 DEBT

Revolving Credit Facilities

Prior to December 17, 2010, TDS had a $400 million revolving credit facility available for general corporate purposes.  On December 17, 2010, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties.  As a result, TDS’ $400 million revolving credit agreement due to expire in June 2012, was terminated on December 17, 2010.  The new revolving credit agreement is due to expire in December 2015.  Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after December 17, 2010 until maturity in December 2015.

At December 31, 2010, TDS had no outstanding borrowings and $0.2 million of outstanding letters of credit under the new revolving credit facility, leaving $399.8 million available for use.  Borrowings under the new revolving credit facility bear interest at the London InterBank Offered Rate (“LIBOR”) (or, at TDS’ option, an alternate “Base Rate” as defined in the revolving credit agreement) plus a contractual spread based on TDS’ credit rating.  TDS may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by TDS if approved by the lenders).  At December 31, 2010, the one-month LIBOR was 0.26% and the contractual spread was 200 basis points.  If TDS provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate plus the contractual spread.  The new revolving credit facility required TDS to pay fees at an aggregate rate of 0.8% of the total $400 million facility in 2010. Total fees recognized under the new and previous TDS revolving credit facilities were $4.8 million, $7.0 million and $1.5 million in 2010, 2009 and 2008, respectively.

Prior to December 17, 2010, U.S. Cellular had a $300 million revolving credit facility available for working capital, acquisitions and other corporate purposes and to refinance any existing debt of U.S. Cellular. On December 17, 2010, U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties. The new revolving credit agreement is due to expire in December 2015. As a result, U.S. Cellular’s $300 million revolving credit agreement due to expire in June 2012, was terminated on December 17, 2010.  Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after December 17, 2010 until maturity in December 2015.

At December 31, 2010, U.S. Cellular had no outstanding borrowings and $0.2 million of outstanding letters of credit under the new revolving credit facility, leaving $299.8 million available for use.  Borrowings under the new revolving credit facility bear interest at the LIBOR (or, at U.S. Cellular’s option, an alternate “Base Rate” as defined in the revolving credit agreement) plus a contractual spread based on U.S. Cellular’s credit rating.  U.S. Cellular may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by U.S. Cellular if approved by the lenders).  At December 31, 2010, the one-month LIBOR was 0.26% and the contractual spread was 200 basis points.  If U.S. Cellular provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate plus the contractual spread. The new revolving credit facility required U.S. Cellular to pay fees at an aggregate rate of 0.9% of the total $300 million facility in 2010. Total fees recognized under the new and previous U.S. Cellular revolving credit facilities were $3.8 million, $5.9 million and $1.7 million in 2010, 2009 and 2008, respectively.

Neither TDS nor U.S. Cellular borrowed against the revolving credit facilities in 2010 or 2009.

TDS’ and U.S. Cellular’s interest cost on their new revolving credit facilities is subject to increase if their current credit ratings from Standard & Poor’s Rating Services, Moody’s Investors Service or Fitch Ratings are lowered, and is subject to decrease if the ratings are raised.  The new credit facilities would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in TDS’ or U.S. Cellular’s credit rating.  However, a downgrade in TDS’ or U.S. Cellular’s credit rating could adversely affect their ability to renew the credit facilities or obtain access to other credit facilities in the future.

The new revolving credit facilities have commitment fees based on the senior unsecured debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.  The range of the commitment fees is 0.20% to 0.45% of the unused portions of the revolving credit facilities.

At December 31, 2010, TDS has recorded $9.8 million of issuance costs related to the new and previous revolving credit facilities which is included in Other assets and deferred charges in the Consolidated Balance Sheet.  Of this amount, $4.9 million relates to obtaining the new credit facilities in 2010, and $4.9 million relates to the previous credit facilities. These amounts will be amortized on a straight-line basis over the five-year term of the new revolving credit facilities.

The maturity date of any borrowings under the new TDS and U.S. Cellular revolving credit facilities would accelerate in the event of a change in control.

The continued availability of the new revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2010 with all covenants and other requirements set forth in the new revolving credit facilities.

In connection with U.S. Cellular’s new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular’s new revolving credit agreement.  Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than “refinancing indebtedness” as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular’s new revolving credit agreement.  As of December 31, 2010, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the new revolving credit agreement pursuant to the subordination agreement.

Long-Term Debt

Long-term debt at December 31, 2010 and 2009 was as follows:

December 31,	2010	2009
(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent):
6.625% senior notes, maturing 2045	$116,250	$116,250
6.875% senior notes, maturing 2059	225,000	—
7.6% Series A notes, maturing in 2041	282,500	500,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097
Total Parent	624,847	617,347
Subsidiaries:
U.S. Cellular -
6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(10,343)	(10,798)
	533,657	533,202
7.5% senior notes, maturing in 2034	330,000	330,000
Obligation on capital leases	4,385	4,396
TDS Telecom -
Rural Utilities Service (“RUS”) and other notes	2,283	2,671
Other Subsidiaries -
Long-term notes, 2.7% to 10.6%, due through 2012	6,008	7,149
Obligation on capital leases	393	652
Total Subsidiaries	876,726	878,070
Total long-term debt	1,501,573	1,495,417
Less: Current portion of long-term debt	1,711	2,509
Total long-term debt excluding current portion	$1,499,862	$1,492,908

Telephone and Data Systems, Inc. (Parent)

The unsecured 6.625% senior notes, issued in 2005, are due March 31, 2045.  Interest on the notes is payable quarterly.  TDS may redeem the notes, in whole or in part, at any time on or after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

The unsecured 6.875% senior notes, issued in 2010, are due November 15, 2059.  Interest on the notes is payable quarterly.  TDS may redeem the notes, in whole or in part, at any time on or after November 15, 2015, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. Capitalized debt issuance costs totaled $7.6 million and will be amortized over the life of the notes. Such issuance costs are included in Other assets and deferred charges (a long-term asset account).

The unsecured 7.6% Series A notes, issued in 2001, are due December 1, 2041.  Interest is payable quarterly.  The notes are redeemable by TDS at any time at 100% of the principal amount plus accrued and unpaid interest. TDS initially issued $500 million of such notes in 2001.  TDS used the net proceeds from the issuance of the 6.875% senior notes to redeem $217.5 million of its unsecured 7.6% Series A notes on December 27, 2010 at a redemption price equal to 100% of the principal plus accrued and unpaid interest to the redemption date.  As a result, $282.5 million of such unsecured 7.6% Series A notes remained outstanding on December 31, 2010. This redemption required TDS to write-off $5.6 million of previously capitalized debt issuance costs related to the 7.6% Series A notes, and recognize interest expense for this same amount in 2010.  Such remaining issuance costs are included in Other assets and deferred charges.

Subsidiaries—U.S. Cellular

The unsecured 6.7% senior notes are due December 15, 2033.  Interest is payable semi-annually.  U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

The unsecured 7.5% senior notes are due June 15, 2034.  Interest on the notes is payable quarterly.  U.S. Cellular may redeem the notes, in whole or in part, at any time on or after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

Consolidated

The annual requirements for principal payments on long-term debt are approximately $1.7 million, $5.1 million, $0.5 million, $0.4 million, $1.8 million for the years 2011 through 2015, respectively.

The covenants associated with TDS and its subsidiaries’ long-term debt obligations, among other things, restrict TDS’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets.

NOTE 13 EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

TDS sponsors a qualified noncontributory defined contribution pension plan.  The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular.  Under this plan, pension costs are calculated separately for each participant and are funded annually.  Total pension costs were $17.5 million, $18.8 million and $16.8 million in 2010, 2009 and 2008, respectively.  In addition, TDS sponsors a defined contribution retirement savings plan (“401(k)”) plan.  Total costs incurred from TDS’ contributions to the 401(k) plan were $21.6 million, $20.9 million and $20.6 million in 2010, 2009 and 2008, respectively.

TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan for certain employees to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

Other Post-Retirement Benefits

TDS sponsors a defined benefit post-retirement plan that provides medical benefits and that covers most of the employees of TDS Corporate, TDS Telecom and the subsidiaries of TDS Telecom.  The plan is contributory, with retiree contributions adjusted annually.  The plan anticipates future cost sharing changes that reflect TDS’ intent to increase retiree contributions as a portion of total cost.

In 2009, TDS amended its defined benefit post-retirement plan that provides medical benefits to retirees.  Under this plan, TDS provides a subsidy to retirees to pay for various medical plan options.  The amendments introduced a subsidy cap structure that will become effective in 2011.  For current retirees and future retirees, the amendments reduce the future subsidies by varying amounts.  For new employees hired on or after January 1, 2010, the subsidy is eliminated.  The plan amendments reduced the plan’s benefit obligation by $26.1 million in 2009.  This amount, net of amortization, is included in TDS’ December 31, 2010 and 2009 Accumulated other comprehensive loss as a component of net prior service costs.

The following amounts are included in Accumulated other comprehensive loss, in the Consolidated Balance Sheet before affecting such amounts for income taxes:

December 31,	2010	2009
(Dollars in thousands)
Net prior service costs	$29,988	$33,804
Net actuarial loss	(31,426)	(34,765)
	$(1,438)	$(961)

The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost during 2011 are $1.9 million and $(3.8) million, respectively.

The following amounts are included in comprehensive income in the Consolidated Statement of Comprehensive Income:

Year Ended December 31, 2010	Before-Tax	Deferred Tax (Expense) or Benefit	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$1,180	$260	$1,440
Amortization of prior service costs	(3,815)	(840)	(4,655)
Amortization of actuarial losses	2,158	475	2,633
Total gains (losses) recognized in Comprehensive Income	$(477)	$(105)	$(582)

Year Ended December 31, 2009	Before-Tax	Deferred Tax (Expense) or Benefit	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$(4,700)	$2,770	$(1,930)
Prior service cost	30,447	(17,947)	12,500
Amortization of prior service costs	(801)	472	(329)
Amortization of actuarial losses	1,806	(1,064)	742
Total gains (losses) recognized in Comprehensive Income	$26,752	$(15,769)	$10,983

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2010	2009
(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$42,698	$59,600
Service cost	1,175	2,140
Interest cost	2,325	3,616
Plan amendments	—	(30,447)
Actuarial (gain) loss	748	10,688
Prescription drug subsidy	238	237
Benefits paid	(2,914)	(3,136)
Benefit obligation at end of year	44,270	42,698
Change in plan assets
Fair value of plan assets at beginning of year	42,407	33,612
Actual return (loss) on plan assets	5,323	8,788
Employer contribution	207	3,143
Benefits paid	(2,914)	(3,136)
Fair value of plan assets at end of year	45,023	42,407
Funded status	$753	$(291)

The funded status identified above is recorded as a component of Other deferred liabilities and credits in TDS’ Consolidated Balance Sheet.

The following table sets forth by level within the fair value hierarchy the plans’ assets at fair value, as of December 31, 2010 and 2009.  See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for definitions of the levels in the fair value hierarchy.

December 31, 2010	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$11,552	$—	$—	$11,552
International equity	8,701	—	—	8,701
Money market	2,090	—	—	2,090
US large cap	18,619	—	—	18,619
US small cap	4,030	—	—	4,030
Other	—	—	31	31
Total plan assets at fair value	$44,992	$—	$31	$45,023

December 31, 2009	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$10,986	$—	$—	$10,986
International equity	8,112	—	—	8,112
Money market	2,208	—	—	2,208
US large cap	17,333	—	—	17,333
US small cap	3,735	—	—	3,735
Other	—	—	33	33
Total plan assets at fair value	$42,374	$—	$33	$42,407

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. A financial instrument’s level within the fair value hierarchy is not representative of its expected performance or its overall risk profile, and therefore Level 3 assets are not necessarily higher risk than Level 2 assets or Level 1 assets.

Mutual funds are valued based on the closing price reported on the active market on which the individual securities are traded. The investment strategy for each type of mutual fund is identified below:

Bond - The funds seek to achieve a maximum total return, consistent with preservation of capital and prudent investment management by investing in a wide spectrum of fixed income instruments including bonds, debt securities and other similar instruments issued by government and private-sector entities.

International equity - The funds seek to provide long-term capital appreciation by investing in the stocks of companies located outside the United States that are considered to have the potential for above-average capital appreciation.

Money market - The fund seeks as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity by investing in a diversified portfolio of high-quality, dollar-denominated short-term debt securities.

US large cap - The funds seek to track the performance of several benchmark indices that measure the investment return of large-capitalization stocks.  The funds attempt to replicate the indices by investing substantially all of their assets in the stocks that make up the various indices in approximately the same proportion as the weighting in the indices.

US small cap - The fund seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks.  The fund attempts to replicate the index by investing substantially all of its assets in the stocks that make up the index in approximately the same proportion as the weighting in the index.

The following table summarizes how plan assets are invested.

Investment	Target Asset	Allocation of Plan Assets At December 31,
Category	Allocation	2010	2009
U.S. equities	50%	50.3%	49.7%
International equities	20%	19.4%	19.1%
Debt securities	30%	30.3%	31.2%

The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category.  The investment objective is to meet or exceed the rate of return of a performance index comprised of 50% Dow Jones U.S. Total Stock Market Index, 20% FTSE All World (excluding U.S.) Stock Index, and 30% Barclays Capital Aggregate Bond Index.  The three-year and five-year average rates of return for TDS’ post-retirement benefit fund are 1.8% and 4.9%, respectively.

The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

TDS is not required to set aside current funds for its future retiree health and life insurance benefits.  The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances.  In accordance with applicable income tax regulations, total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25% of the total accumulated contributions to the trust.  An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation.  TDS does not expect to make a contribution to the plan in 2011.

Net periodic benefit cost recorded in the Consolidated Statement of Operations includes the following components:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Service cost	$1,175	$2,140	$2,001
Interest cost on accumulated post-retirement benefit obligation	2,325	3,616	3,451
Expected return on plan assets	(3,395)	(2,800)	(3,585)
Amortization of unrecognized prior service cost (1)	(3,815)	(801)	(830)
Amortization of unrecognized net loss (2)	2,158	1,806	968
Net post-retirement cost	$(1,552)	$3,961	$2,005

(1)          Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)          Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2010	2009
Benefit obligations
Discount rate	5.50%	5.60%

Net periodic benefit cost
Discount rate	5.60%	6.20%
Expected return on plan assets	8.25%	8.25%

In determining the discount rate for 2010 and 2009, TDS used a hypothetical Aa spot yield curve represented by a series of annualized individual discount rates from six months to thirty years.  Each discount rate in the curve was derived by using a hypothetical zero coupon bond from an equal weighting of the bonds in distinct maturity groups.  Only those bonds with yields to maturity in the top half of each maturity group were used to construct the yield curve.  This yield curve, when populated with projected cash flows that represent the expected timing and amount of TDS plan benefit payments, produces a single effective interest discount rate that is used to measure the plan’s liabilities.

A 1% increase or decrease in the discount rate would have the following effects:

	One Percent
(Dollars in thousands)	Increase	Decrease

Effect on total net periodic postretirement benefit cost	$(444)	$493
Effect on post-retirement benefit obligation	$(4,927)	$6,078

The measurement date for actuarial determination was December 31, 2010.  For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2010 to be 8.0% for plan participants aged 65 and above, and 7.5% for participants under age 65.  For all participants the 2010 annual rate of increase is expected to decrease to 5.0% by 2020. The 2009 expected rate of increase was 8.7% for plan participants aged 65 and above, and 7.7% for participants under age 65, decreasing to 5.0% for all participants by 2020.

A 1% increase or decrease in assumed health care cost trend rates would have the following effects:

	One Percent
(Dollars in thousands)	Increase	Decrease

Effect on total service and interest cost components	$30	$(30)
Effect on post-retirement benefit obligation	$489	$(469)

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Estimated Future
Post-Retirement
Year	Benefit Payments
(Dollars in thousands)
2011	$2,456
2012	2,422
2013	2,412
2014	2,366
2015	2,313
2016-2020	14,288

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted.  The Act expanded Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006.  The Act provided employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers’ costs.  One alternative allowed employers to receive a subsidy from the federal government for all retirees enrolled in the employer-sponsored prescription drug plan.  The plan qualifies for and receives this federal subsidy on an annual basis.  TDS received a Medicare subsidy of $0.2 million for 2008 in 2010, $0.2 million for 2007 in 2009, and $0.2 million for 2006 in 2008.  During 2011 and 2012, TDS expects to receive Medicare subsidies of $0.3 million and $0.3 million for 2009 and 2010, respectively.

NOTE 14 COMMITMENTS AND CONTINGENCIES

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail store sites, cell sites and data-processing equipment which are accounted for as operating leases.  Certain leases have renewal options and/or fixed rental increases.  Renewal options that are reasonably assured of exercise are included in determining the lease term.  Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term.

TDS accounts for certain lease agreements as capital leases.  The short- and long-term portions of capital lease obligations totaled $0.4 million and $4.4 million, respectively, as of December 31, 2010 and $0.3 million and $4.7 million, respectively, as of December 31, 2009.  The short- and long-term portions of capital lease obligations are included in Current portion of long-term debt and Long-term debt in the Consolidated Balance Sheet.

As of December 31, 2010, future minimum rental payments required under operating and capital leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases	Operating Leases	Capital Leases
	Future Minimum	Future Minimum	Future Minimum
(Dollars in thousands)	Rental Payments	Rental Receipts	Rental Payments

2011	$155,601	$33,813	$823
2012	133,208	28,723	662
2013	112,403	22,100	560
2014	87,172	16,170	568
2015	65,421	7,237	576
Thereafter	685,942	634	5,811
Total	$1,239,747	$108,677	9,000
Less: Interest expense			(4,223)
Present value of minimum lease payments			4,777
Less: Current portion of obligations under capital leases			(377)
Long-term portion of obligations under capital leases			$4,400

For 2010, 2009 and 2008, rent expense for noncancellable long-term leases was $178.1 million, $169.0 million and $153.3 million, respectively; and rent expense under cancellable short-term leases was $10.9 million, $11.5 million and $12.7 million, respectively.

Rent revenue totaled $35.4 million, $31.8 million and $26.8 million in 2010, 2009 and 2008, respectively.

Agreements

On August 17, 2010, U.S. Cellular and Amdocs Software Systems Limited (“Amdocs”) entered into agreements to develop a Billing and Operational Support System (“B/OSS”). Amdocs will license to TDS certain customer order and relationship management, revenue management and billing software relating to the B/OSS.

The implementation of the licensed systems commenced in September 2010, and is expected to take over two years to complete.  The total estimated amount to be paid to Amdocs with respect to the agreements for delivery of the B/OSS is $73 million, and is expected to be paid out from August 2010 to October 2012.  At December 31, 2010, $11 million of the total $73 million commitment has been paid to Amdocs. TDS anticipates capitalizing a majority of these costs as Systems development costs and amortizing such capitalized costs over the estimated useful life of the B/OSS system.  TDS also is committed to purchase maintenance for an aggregate amount of approximately $35 million over a period of seven years, beginning in 2013.

Indemnifications

TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These agreements include certain asset sales and financings with other parties. The terms of the indemnification vary by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

Legal Proceedings

TDS is involved or may be involved from time to time in legal proceedings before the FCC, other regulatory authorities, and/or various state and federal courts. If TDS believes that a loss arising from such legal proceedings is probable and can be reasonably estimated, an amount is accrued in the financial statements for the estimated loss. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. The assessment of the expected outcomes of legal proceedings is a highly subjective process that requires judgments about future events. The legal proceedings are reviewed at least quarterly to determine the adequacy of accruals and related financial statement disclosures. The ultimate outcomes of legal proceedings could differ materially from amounts accrued in the financial statements.

TDS has accrued $7.8 million and $4.9 million with respect to legal proceedings and unasserted claims as of December 31, 2010 and 2009, respectively.  TDS has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss.  TDS does not believe that the amount of any contingent loss in excess of the amounts accrued would be material.

NOTE 15 COMMON STOCKHOLDERS’ EQUITY

Tax-Deferred Savings Plan

TDS has reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2010, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code.  Participating employees have the option of investing their contributions and TDS’ contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Common Stock

The holders of Common Shares and Special Common Shares are entitled to one vote per share.  The holders of Common Shares have full voting rights; the holders of Special Common Shares have limited voting rights.  Other than the election of directors, the Special Common Shares have no votes except as otherwise required by law.  The holders of Series A Common Shares are entitled to ten votes per share.  Series A Common Shares are convertible, on a share for share basis, into Common Shares or Special Common Shares.  TDS has reserved 6,510,000 Common Shares and 6,730,000 Special Common Shares at December 31, 2010, for possible issuance upon such conversion.

The following table summarizes the number of Common, Special Common and Series A Common Shares issued and repurchased.

(Shares in thousands)	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares

Balance December 31, 2007	57,065	63,430	(3,917)	(5,196)	6,442
Repurchase of shares	—	—	(1,556)	(4,306)	—
Conversion of Series A Common Shares	4	—	—	—	(4)
Dividend reinvestment, incentive and compensation plans	13	12	38	150	23
Balance December 31, 2008	57,082	63,442	(5,435)	(9,352)	6,461
Repurchase of shares	—	—	(1,854)	(4,520)	—
Dividend reinvestment, incentive and compensation plans	—	—	12	155	31
Balance December 31, 2009	57,082	63,442	(7,277)	(13,717)	6,492
Repurchase of shares	—	—	—	(2,394)	—
Conversion of Series A Common Shares	11	—	—	—	(11)
Dividend reinvestment, incentive and compensation plans	—	—	79	200	29
Balance December 31, 2010	57,093	63,442	(7,198)	(15,911)	6,510

Share Repurchase Programs

On November 19, 2009, the Board of Directors of TDS authorized a $250 million stock repurchase program for both TDS Common and Special Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions.  This authorization will expire on November 19, 2012.

On November 17, 2009, the Board of Directors of U.S. Cellular authorized the repurchase of up to 1,300,000 Common Shares on an annual basis beginning in 2009 and continuing each year thereafter, on a cumulative basis.  These purchases will be made pursuant to open market purchases, block purchases, private purchases, or otherwise, depending on market prices and other conditions.  This authorization does not have an expiration date.

Share repurchases made under these authorizations and prior authorizations, were as follows:

	Number of	Average Cost
Year Ended December 31,	Shares	Per Share	Amount (1)
(Dollars amounts and shares in thousands)
2010
U.S. Cellular Common Shares	1,235	$42.76	$52,827

TDS Common Shares	—	—	—
TDS Special Common Shares	2,394	28.42	68,053

2009
U.S. Cellular Common Shares	887	$37.86	$33,585

TDS Common Shares	1,854	29.71	55,103
TDS Special Common Shares	4,520	26.88	121,497

2008
U.S. Cellular Common Shares	600	$54.87	$32,920

TDS Common Shares	1,556	28.69	44,624
TDS Special Common Shares	4,306	35.99	154,983

(1)          Amounts reported on the Consolidated Statement of Cash Flows may differ from these amounts due to repurchases and subsequent cash settlements occurring in different years.

Accumulated Other Comprehensive Loss

The changes in the cumulative balance of Accumulated other comprehensive loss were as follows:

	Year Ended December 31,
(Dollars in thousands)	2010	2009

Equity method investments
Balance, beginning of period	306	608
Add (deduct):
Unrealized gains/(losses) of equity method companies	84	(302)
Balance, end of period	$390	$306

Retirement plan
Balance, beginning of period	$(3,016)	$(13,999)
Add (deduct):
Amounts included in net periodic benefit cost for the period
Net actuarial loss	1,180	(4,700)
Prior service cost	—	30,447
Amortization of prior service cost	(3,815)	(801)
Amortization of unrecognized net loss	2,158	1,806
	(477)	26,752
Deferred income taxes	(105)	(15,769)
Net change in retirement plan	(582)	10,983
Balance, end of period	$(3,598)	$(3,016)

Accumulated other comprehensive income
Balance, beginning of period	$(2,710)	$(13,391)
Add (deduct):
Net change in equity method investments	84	(302)
Net change in retirement plan	(582)	10,983
Net change included in comprehensive income	(498)	10,681
Balance, end of period	$(3,208)	$(2,710)

NOTE 16 STOCK-BASED COMPENSATION

TDS Consolidated

The following table summarizes stock-based compensation expense recognized during 2010, 2009 and 2008:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Stock option awards	$18,623	$17,075	$10,013
Restricted stock unit awards	14,781	13,823	11,125
Deferred compensation matching stock unit awards	269	281	389
Employee stock purchase plans	566	471	469
Awards under non-employee directors’ compensation plan	889	836	697
Total stock-based compensation, before income taxes	35,128	32,486	22,693
Income tax benefit	(13,288)	(12,228)	(8,354)
Total stock-based compensation expense, net of income taxes	$21,840	$20,258	$14,339

At December 31, 2010, unrecognized compensation cost for all stock-based compensation awards was $34.4 million and is expected to be recognized over a weighted average period of 1.5 years.

In 2010, 2009 and 2008, stock-based compensation expense of $33.1 million, $30.0 million and $21.0 million, respectively, was recorded in Selling, general and administrative expense and $2.0 million, $2.5 million and $1.7 million, respectively, was recorded in Cost of services and products.

TDS’ tax benefits realized from the exercise of stock options and other awards totaled $4.6 million in 2010.

TDS (excluding U.S. Cellular)

The information in this section relates to stock-based compensation plans using the equity instruments of TDS.  Participants in these plans are employees of TDS Corporate and TDS Telecom and non-employee directors of TDS, although U.S. Cellular employees are eligible to participate in the TDS Employee Stock Purchase Plan.  Information related to plans using the equity instruments of U.S. Cellular are shown in the U.S. Cellular section following the TDS section.

Under the TDS 2004 Long-Term Incentive Plan, TDS may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees.

TDS had reserved 1,958,000 Common Shares and 9,124,000 Special Common Shares at December 31, 2010 for equity awards granted and to be granted under this plan.  At December 31, 2010 the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2010, TDS also had reserved 61,000 Special Common Shares under an employee stock purchase plan.  The maximum number of TDS Common Shares and TDS Special Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2010 was 1,958,000 and 9,185,000 shares, respectively.

TDS has also created a Non-Employee Directors’ Plan under which it has reserved 73,000 TDS Special Common Shares as of December 31, 2010 for issuance as compensation to members of the Board of Directors who are not employees of TDS.

TDS uses treasury stock to satisfy requirements for Common Shares and Special Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years.  Stock options generally vest over periods up to three years from the date of grant.  Stock options outstanding at December 31, 2010 expire between 2011 and 2020.  However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement.  Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options.  The exercise price of the option generally equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2010, 2009 and 2008 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2010	2009	2008
Expected life	5.3 Years	5.1 Years	5.0 Years
Expected annual volatility rate	37.8%	43.0%	26.0%
Dividend yield	1.7%	1.6%	1.2%
Risk-free interest rate	2.1%	2.5%	3.1%
Estimated annual forfeiture rate	3.0%	1.9%	1.9%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

Any employee with stock options granted prior to the date of the TDS Special Common Share dividend on May 13, 2005, receives one Common Share and one Special Common Share per tandem option exercised.  Each tandem option is exercisable at its original exercise price.  TDS options granted after the distribution of the TDS Special Common Share dividend will receive one Special Common Share per option exercised.

A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2010, is presented in the tables and narrative below:

					Weighted
					Average
		Weighted	Weighted		Remaining
	Number of	Average	Average	Aggregate	Contractual
	Tandem	Exercise	Grant Date	Intrinsic	Life
Tandem Options	Options (1)	Price	Fair Value	Value	(in years)
Outstanding at December 31, 2007	1,037,000	$79.25
(1,037,000 exercisable)		79.25
Exercised	(48,000)	42.88		$2,873,000
Forfeited	—	—
Expired	(2,000)	81.26
Outstanding at December 31, 2008	987,000	$81.03
(987,000 exercisable)		81.03
Exercised	(6,000)	49.84		$50,000
Forfeited	—	—
Expired	(80,000)	75.44
Outstanding at December 31, 2009	901,000	$81.73
(901,000 exercisable)		81.73
Exercised	(2,000)	45.53		$46,000
Expired	(248,000)	113.56
Outstanding at December 31, 2010	651,000	$69.60		$3,322,000	2.8
(651,000 exercisable)		$69.60		$3,322,000	2.8

(1)          Upon exercise, each tandem option is converted into one TDS Common Share and one TDS Special Common Share.

					Weighted
					Average
		Weighted	Weighted		Remaining
		Average	Average	Aggregate	Contractual
	Number of	Exercise	Grant Date	Intrinsic	Life
Special Common Share Options	Options	Prices	Fair Value	Value	(in years)
Outstanding at December 31, 2007	1,447,000	$52.63
(1,446,000 exercisable)		52.63
Granted	1,189,000	35.35	$8.85
Exercised	(4,000)	38.11		$48,965
Forfeited	(3,000)	35.35
Expired	(15,000)	59.45
Outstanding at December 31, 2008	2,614,000	$44.77
(1,428,000 exercisable)		52.59
Granted	1,399,000	26.95	$9.60
Exercised	—	—		$—
Forfeited	(68,000)	31.19
Expired	(85,000)	48.81
Outstanding at December 31, 2009	3,860,000	$38.46
(1,732,000 exercisable)		48.91
Granted	1,387,000	26.66	$8.37
Exercised	(5,000)	26.95		$17,000
Forfeited	(105,000)	29.64
Expired	(29,000)	45.16
Outstanding at December 31, 2010	5,108,000	$35.41		$12,629,000	7.8
(2,506,000 exercisable)		$43.14		$1,990,000	6.8

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between TDS’ closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2010.

Long-Term Incentive Plan—Restricted Stock Units—TDS also grants restricted stock unit awards to key employees.  Each restricted stock unit outstanding is convertible into one Special Common Share upon the vesting of such restricted stock units.  The restricted stock unit awards currently outstanding were granted in 2009 and 2010 and will vest in December 2011 and 2012, respectively.

TDS estimates the fair value of restricted stock units by reducing the grant-date price of the company’s shares by the present value of the dividends expected to be paid on the underlying shares during the requisite service period, discounted at the appropriate risk-free interest rate, since employees are not entitled to dividends declared on the underlying shares while the restricted stock or RSU is unvested.  The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of TDS nonvested restricted stock units and changes during the year ended December 31, 2010 is presented in the table below.

Special Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	325,000	$30.58
Granted	161,000	25.53
Vested	(135,000)	35.35
Forfeited	(17,000)	29.64
Nonvested at December 31, 2010	334,000	$26.28

The total fair values as of the respective vesting dates of restricted stock units vested during 2010, 2009 and 2008 were $4.2 million, $2.6 million and $2.5 million, respectively. The weighted average grant date fair value of restricted stock units granted in 2010, 2009 and 2008 was $25.53, $26.95 and $35.35, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units—Certain TDS employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred.  All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in TDS Common Share units or TDS Special Common Share units.  The amount of TDS’ matching contribution depends on the portion of the annual bonus that is deferred.  Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in TDS Common Share units or TDS Special Common Share units.  The matching contribution stock units vest ratably at a rate of one-third per year over three years.  Upon vesting and distribution of such matching contribution stock units, participants will receive TDS Common Shares and/or TDS Special Common Shares, as applicable.

TDS estimates the fair value of deferred compensation matching contribution stock units based on the closing market price of TDS shares on the date of match.  The fair value of such matching contribution stock units is then recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of TDS’ nonvested deferred compensation stock units and changes during the year ended December 31, 2010 is presented in the table below.

Special Common Deferred Compensation Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	4,100	$27.20
Granted	3,500	28.72
Vested	(3,700)	26.51
Nonvested at December 31, 2010	3,900	$26.58

The total fair values of deferred compensation stock units that vested during 2010, 2009 and 2008 were $0.1 million, $0.1 million and $0.1 million, respectively.  The weighted average grant date fair value of deferred compensation stock units granted in 2010, 2009 and 2008 was $28.72, $23.35 and $38.60, respectively.

Employee Stock Purchase Plan—The TDS 2009 Employee Stock Purchase Plan became effective January 1, 2009 and will terminate December 31, 2013.  Under this plan, eligible employees of TDS and its subsidiaries may purchase a limited number of TDS Special Common Shares on a quarterly basis.  During 2008, the 2003 Employee Stock Purchase Plan was effective but terminated December 31, 2008.

Under these plans, the per share cost to each participant is 85% of the market value of the Special Common Shares as of the issuance date.  The employee stock purchase plans are considered compensatory plans; therefore recognition of compensation costs for stock issued under these plans is required.  Compensation cost is measured as the difference between the cost of the shares to the plan participants and the fair market value of the shares on the date of issuance.

Compensation of Non-Employee Directors—TDS issued 19,000, 15,000 and 8,400 Special Common Shares under its Non-Employee Directors’ plan in 2010, 2009 and 2008, respectively.

Dividend Reinvestment Plans—TDS had reserved 365,000 Common Shares and 264,000 Special Common Shares at December 31, 2010, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 109,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan.  These plans enable holders of TDS’ Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares.  The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’ Common Shares and Special Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made.  These plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

U.S. Cellular

The information in this section relates to stock-based compensation plans using the equity instruments of U.S. Cellular.  Participants in these plans are employees of U.S. Cellular and non-employee directors of U.S. Cellular.  Information related to plans using the equity instruments of TDS are shown in the previous section.

U.S. Cellular has established the following stock-based compensation plans: a long-term incentive plan, an employee stock purchase plan, and a non-employee director compensation plan.  Also, U.S. Cellular employees are eligible to participate in the TDS employee stock purchase plan.

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees.  At December 31, 2010, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

At December 31, 2010, U.S. Cellular had reserved 6,081,000 Common Shares for equity awards granted and to be granted under the 2005 Long-Term Incentive Plan, and also had reserved 35,000 Common Shares for issuance to employees under an employee stock purchase plan.  The maximum number of U.S. Cellular Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2010, was 6,116,000.

U.S. Cellular also has established a Non-Employee Director Compensation Plan under which it has reserved 39,000 Common Shares for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years.  Stock options generally vest over periods of between three and four years from the date of grant.  Stock options outstanding at December 31, 2010 expire between 2011 and 2020.  However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement.  Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options.  The exercise price of the option generally equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular estimated the fair value of stock options granted during 2010, 2009, and 2008 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2010	2009	2008
Expected life	0.9-8.0 Years	3.9 Years	3.7 Years
Expected volatility	26.9%-43.9%	40.3%-44.2%	28.1%-40.3%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.4%-3.1%	1.2%-2.2%	1.2%-3.5%
Estimated annual forfeiture rate	0.0%-8.4%	6.9%	11.3%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2010, is presented in the table below:

					Weighted
					Average
		Weighted	Weighted		Remaining
		Average	Average	Aggregate	Contractual
	Number of	Exercise	Grant Date	Intrinsic	Life
	Options	Price	Fair Value	Value	(in years)

Outstanding at December 31, 2007	1,399,000	$51.65
(544,000 exercisable)		38.21
Granted	685,000	56.99	$14.08
Exercised	(415,000)	37.90		$7,487,000
Forfeited	(38,000)	61.40
Expired	(5,000)	63.56
Outstanding at December 31, 2008	1,626,000	$57.15
(624,000 exercisable)		51.56
Granted	748,000	34.21	$11.75
Exercised	(181,000)	34.01		$821,000
Forfeited	(130,000)	47.98
Expired	(34,000)	56.84
Outstanding at December 31, 2009	2,029,000	$51.37		$
(1,046,000 exercisable)		54.40
Granted	831,000	41.98	$13.75
Exercised	(317,000)	38.60		$1,555,000
Forfeited	(88,000)	44.28
Expired	(193,000)	61.50
Outstanding at December 31, 2010	2,262,000	$49.12		$13,421,000	6.8
(1,151,000 exercisable)		$54.64		$3,782,000	5.1

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2010.

Long-Term Incentive Plan—Restricted Stock Units—U.S. Cellular grants restricted stock unit awards, which generally vest after three years, to key employees.

U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant.  The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2010 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	581,000	$48.68
Granted	334,000	42.21
Vested	(110,000)	71.76
Forfeited	(53,000)	44.83
Nonvested at December 31, 2010	752,000	$42.69

The total fair value of restricted stock units that vested during 2010, 2009 and 2008 was $4.7 million, $4.2 million and $8.3 million, respectively, as of the respective vesting dates.  The weighted average grant date fair value of restricted stock units granted in 2010, 2009 and 2008 was $42.21, $33.00 and $56.12, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units—Certain U.S. Cellular employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred.  All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in U.S. Cellular Common Share stock units.  The amount of U.S. Cellular’s matching contribution depends on the portion of the annual bonus that is deferred.  Participants receive a 25% match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in U.S. Cellular Common Share stock units.  The matching contribution stock units vest ratably at a rate of one-third per year over three years.  Upon vesting and distribution of such matching contribution stock units, participants will receive U.S. Cellular Common Shares.

U.S. Cellular estimates the fair value of deferred compensation matching contribution stock units based on the closing market price of U.S. Cellular Common Shares on the date of match.  The fair value of such matching contribution stock units is then recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular nonvested deferred compensation stock units at December 31, 2010 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	3,900	$41.73
Granted	4,200	40.76
Vested	(7,700)	41.27
Forfeited	(100)	55.45
Nonvested at December 31, 2010	300	$40.13

The total fair value of deferred compensation stock units that vested during 2010, 2009 and 2008 was $0.4 million, $0.1 million and $0.1 million, respectively.  The weighted average grant date fair value of deferred compensation stock units granted in 2010, 2009 and 2008 was $40.76, $33.58 and $56.23, respectively.

Employee Stock Purchase Plan—The U.S. Cellular 2009 Employee Stock Purchase Plan became effective January 1, 2009 and will terminate December 31, 2013.  Under this plan, eligible employees of U.S. Cellular and its subsidiaries may purchase a limited number of U.S. Cellular Common Shares on a quarterly basis.  During 2008, the 2003 Employee Stock Purchase Plan was effective but terminated December 31, 2008.  U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan.

Under these plans, the per share cost to participants is 85% of the market value of the U.S. Cellular Common Shares or TDS Special Common Shares as of the issuance date.  The employee stock purchase plans are considered compensatory plans; therefore, recognition of compensation cost for stock issued under these plans is required.  Compensation cost is measured as the difference between the cost of the shares to plan participants and the market value of the shares on the date of issuance.

Compensation of Non-Employee Directors—U.S. Cellular issued 9,000 and 5,200 Common Shares in 2010 and 2009, respectively, under its Non-Employee Director Compensation Plan.  No Common Shares were issued under this plan in 2008.

NOTE 17 BUSINESS SEGMENT INFORMATION

U.S. Cellular and TDS Telecom are billed for all services they receive from TDS, consisting primarily of information processing and general management services.  Such billings are based on expenses specifically identified to U.S. Cellular and TDS Telecom and on allocations of common expenses.

Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular and TDS Telecom are reflected in the accompanying business segment information on a basis that is representative of what they would have been if U.S. Cellular and TDS Telecom operated on a stand-alone basis.

Financial data for TDS’ business segments for 2010, 2009 and 2008 is as follows.

		TDS Telecom				Non-	Other
	U.S.			ILEC/CLEC	TDS Telecom	Reportable	Reconciling
Year Ended or at December 31, 2010	Cellular	ILEC	CLEC	Eliminations	Total	Segment (1)	Items (2)	Total
(Dollars in thousands)
Operating revenues	$4,177,681	$617,394	$187,984	$(9,536)	$795,842	$40,167	$(26,861)	$4,986,829
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,597,912	196,298	96,934	(8,848)	284,384	31,019	(1,761)	1,911,554
Selling, general and administrative expense	1,796,624	173,020	64,107	(688)	236,439	6,307	(27,598)	2,011,772
Adjusted OIBDA (3)	783,145	248,076	26,943	—	275,019	2,841	2,498	1,063,503
Depreciation, amortization and accretion expense	570,955	149,375	24,679	—	174,054	1,888	8,752	755,649
Loss on impairment of intangible assets	—	—	—	—	—	—	—	—
(Gain) loss on asset disposals, net	10,717	769	362	—	1,131	(76)	(9)	11,763
Operating income (loss)	201,473	97,932	1,902	—	99,834	1,029	(6,245)	296,091
Significant non-operating items:
Equity in earnings of unconsolidated entities	97,318	13	—	—	13	—	743	98,074
Investments in unconsolidated entities	160,847	3,806	—	—	3,806	—	33,269	197,922
Total assets	5,893,060	1,478,085	123,762	—	1,601,847	22,709	204,952	7,722,568
Capital expenditures	$583,134	$137,002	$20,303	$—	$157,305	$1,029	$13,564	$755,032

		TDS Telecom				Non-	Other
	U.S.			ILEC/CLEC	TDS Telecom	Reportable	Reconciling
Year Ended or at December 31, 2009	Cellular	ILEC	CLEC	Eliminations	Total	Segment (1)	Items (2)	Total
(Dollars in thousands)
Operating revenues	$4,213,880	$599,527	$199,375	$(9,050)	$789,852	$46,714	$(30,503)	$5,019,943
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,545,847	194,030	104,057	(7,979)	290,108	36,573	(1,865)	1,870,663
Selling, general and administrative expense	1,747,404	170,505	67,108	(1,071)	236,542	7,126	(26,641)	1,964,431
Adjusted OIBDA (3)	920,629	234,992	28,210	—	263,202	3,015	(1,997)	1,184,849
Depreciation, amortization and accretion expense	564,935	142,913	24,403	—	167,316	2,542	9,454	744,247
Loss on impairment of intangible assets	14,000	—	—	—	—	—	—	14,000
Loss on asset disposals, net	16,169	1,949	452	—	2,401	100	88	18,758
Operating income (loss)	325,525	90,130	3,355	—	93,485	373	(11,539)	407,844
Significant non-operating items:
Equity in earnings of unconsolidated entities	96,800	17	—	—	17	—	(6,085)	90,732
Investments in unconsolidated entities	161,481	3,660	—	—	3,660	—	38,658	203,799
Total assets	5,708,268	1,463,275	125,508	—	1,588,783	24,372	250,412	7,571,835
Capital expenditures	$546,758	$98,297	$22,240	$—	$120,537	$346	$3,524	$671,165

		TDS Telecom				Non-	Other
	U.S.			ILEC/CLEC	TDS Telecom	Reportable	Reconciling
Year Ended or at December 31, 2008	Cellular	ILEC	CLEC	Eliminations	Total	Segment (1)	Items (2)	Total
(Dollars in thousands)
Operating revenues	$4,242,554	$611,034	$220,002	$(6,754)	$824,282	$53,170	$(28,618)	$5,091,388
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,526,472	184,285	109,457	(5,853)	287,889	40,381	(2,047)	1,852,695
Selling, general and administrative expense	1,706,585	167,035	69,099	(901)	235,233	9,251	(23,797)	1,927,272
Adjusted OIBDA (3)	1,009,497	259,714	41,446	—	301,160	3,538	(2,774)	1,311,421
Depreciation, amortization and accretion expense	572,649	134,935	23,431	—	158,366	2,909	11,871	745,795
Loss on impairment of intangible assets	386,653	—	—	—	—	—	27,723	414,376
Loss on asset disposals, net	17,413	466	391	—	857	—	61	18,331
Operating income (loss)	32,782	124,313	17,624	—	141,937	629	(42,429)	132,919
Significant non-operating items:
Equity in earnings of unconsolidated entities	91,981	22	—	—	22	—	(2,191)	89,812
Gain (loss) on investments and financial instruments	16,628	17,758	—	—	17,758	—	(2,791)	31,595
Investments in unconsolidated entities	156,637	6,517	—	—	6,517	—	42,614	205,768
Total assets	5,551,082	1,397,414	127,673	—	1,525,087	26,733	529,829	7,632,731
Capital expenditures	$585,590	$120,927	$19,832	—	140,759	$1,362	$7,212	$734,923

(1)	Represents Suttle-Straus.

(2)	Consists of corporate operations, intercompany eliminations between U.S. Cellular, TDS Telecom, Suttle-Straus and corporate operations.

(3)

Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). Adjusted OIBDA is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. This amount may also be commonly referred to by management as operating cash flow. This amount should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows. Adjusted OIBDA excludes the net gain or loss on asset disposals and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual. Accordingly you should be aware that TDS may incur such amounts in the future.

NOTE 18 SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Interest paid	$114,996	$123,805	$133,399
Income taxes paid	87,139	53,009	470,033

Following are supplemental cash flow disclosures regarding transactions related to stock-based compensation awards:

TDS:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Common Shares withheld (1)	—	—	11,028
Special Common Shares withheld (1)	43,580	26,999	44,873

Aggregate value of Common Shares withheld	$—	$—	$559
Aggregate value of Special Common Shares withheld	1,348	811	1,575

Cash receipts upon exercise of stock options	$1,657	$1,630	$2,628
Cash disbursements for payment of taxes (2)	(1,348)	(811)	(1,219)
Net cash receipts from exercise of stock options and vesting of other stock awards	$309	$819	$1,409

U.S. Cellular:

Year Ended December 31,	2010	2009	2008
(Dollars in thousands)
Common Shares withheld (1)	310,388	200,025	368,231

Aggregate value of Common Shares withheld	$13,527	$7,622	$20,055

Cash receipts upon exercise of stock options	$3,574	$1,572	$3,588
Cash disbursements for payment of taxes (2)	(3,065)	(1,654)	(5,876)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$509	$(82)	$(2,288)

(1)	Such shares were withheld to cover the exercise price of stock options, if applicable, and required tax withholdings.

(2)

In certain situations, TDS and U.S. Cellular withhold shares that are issuable upon the exercise of stock options or the vesting of restricted shares to cover, and with a value equivalent to, the exercise price and/or the amount of taxes required to be withheld from the stock award holder at the time of the exercise or vesting. TDS and U.S. Cellular then pay the amount of the required tax withholdings to the taxing authorities in cash.

NOTE 19 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS.  Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.  TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $14.0 million in 2010, $13.8 million in 2009 and $12.0 million in 2008.

On September 29, 2010, TDS repurchased 272,323 Special Common Shares at the then current market price on the NYSE for a total price of $7.7 million, or an average of $28.24 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. (“SEAM”).

On May 29, 2009, TDS repurchased 1,730,200 Special Common Shares at the then current market price on the New York Stock Exchange (“NYSE”) for a total price of $48.2 million, or an average of $27.89 per Special Common Share including broker fees, from an affiliate of SEAM.  In addition, on July 20, 2009, TDS repurchased 405,000 Special Common Shares from SEAM at a price below the then current market price on the NYSE for a total price of $10.5 million, or an average of $25.87 per Special Common Share including broker fees.

At the time of each 2009 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares.  At the time of the 2010 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and currently continues to hold more than 5% of the Special Common Shares.

These transactions were not solicited by TDS and TDS did not enter into any agreements with SEAM.  The September 29, 2010 and May 29, 2009 transactions were effected by TDS’ broker pursuant to TDS’ existing institutional brokerage account agreement on the NYSE pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The July 20, 2009 transaction was made by TDS’ broker pursuant to an agreement entered into pursuant to Rule 10b5-1 under the Exchange Act and was effected on the NYSE in compliance with Rule 10b-18. The repurchases were made under TDS’ share repurchase authorizations that were in effect at the time of such repurchases.

See “Security Ownership by Certain Beneficial Owners” in TDS’ Notice of Annual Meeting and Proxy Statement dated April 23, 2010, for further information about SEAM and its interest in TDS.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions, as such term is defined by the rules of the New York Stock Exchange.

NOTE 20 REVISION OF CURRENT AND PRIOR PERIOD AMOUNTS

During the third quarter of 2011, TDS discovered certain errors related to accounting for asset retirement obligations and asset retirement costs. These errors resulted in the overstatement of Total operating expenses, Property, plant and equipment, net and Other deferred liabilities and credits in 2010, 2009 and 2008.   In addition to these errors, TDS identified other immaterial errors in such periods.  In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99” and “SAB 108”), TDS evaluated these errors and determined that they were immaterial to each of the reporting periods affected and, therefore, amendments of previously filed reports were not required. However, if the adjustments to correct the cumulative errors had been recorded in the third quarter 2011, TDS believes the impact would have been significant to the third quarter results and would have impacted comparisons to prior periods. SAB 108 provides that correcting prior year financial statements for immaterial errors does not require previously filed reports to be amended and that such corrections may be made the next time a registrant files the prior year financial statements.  Although SAB 108 would permit TDS to correct the foregoing errors the next time it files its prior year financial statements, TDS determined to voluntarily file this Form 8-K to reflect the corrections to such prior year financial information at this time.  Accordingly, TDS is filing this Form 8-K to revise its Consolidated Statement of Operations, Statement of Changes in Equity, Statement of Cash Flows and Statement of Comprehensive Income for the years ended December 31, 2010, 2009 and 2008, and the Consolidated Balance Sheet as of December 31, 2010 and 2009 for these immaterial amounts.  The Consolidated Statement of Changes in Equity at December 31, 2007 was revised to reflect the cumulative effect of these adjustments which resulted in a decrease to Retained earnings of $1.6 million.

The following tables provide information regarding the impact of these revisions on selected consolidated financial data:

	As previously
Year Ended or at December 31, 2010	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$761,748	$(6,099)	$755,649
Total operating expenses	4,696,837	(6,099)	4,690,738
Operating income	289,992	6,099	296,091
Income tax expense	92,283	2,905	95,188
Net income	188,982	1,604	190,586
Net income attributable to noncontrolling interests, net of tax	(45,126)	(611)	(45,737)
Net income attributable to TDS shareholders	143,856	993	144,849
Net income available to common	143,806	993	144,799
Basic earnings per share attributable to TDS shareholders	1.37	0.01	1.38
Diluted earnings per share attributable to TDS shareholders	1.36	0.01	1.37
Property, plant and equipment, net	3,558,334	(40,550)	3,517,784
Total assets	7,762,519	(39,951)	7,722,568
Net deferred income tax liability	585,468	3,624	589,092
Other deferred liabilities and credits	404,892	(50,094)	354,798
Retained earnings	2,446,626	3,973	2,450,599

	As previously
Year Ended or at December 31, 2009	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$748,826	$(4,579)	$744,247
Total operating expenses	4,616,678	(4,579)	4,612,099
Operating income	403,265	4,579	407,844
Income tax expense	133,800	1,739	135,539
Net income	247,109	2,840	249,949
Net income attributable to noncontrolling interests, net of tax	(58,144)	(458)	(58,602)
Net income attributable to TDS shareholders	188,965	2,382	191,347
Net income available to common	188,914	2,382	191,296
Basic earnings per share attributable to TDS shareholders	1.73	0.02	1.75
Diluted earnings per share attributable to TDS shareholders	1.72	0.02	1.74
Property, plant and equipment, net	3,507,845	(40,478)	3,467,367
Total assets	7,612,313	(40,478)	7,571,835
Net deferred income tax liability	517,762	1,307	519,069
Other deferred liabilities and credits	373,862	(43,923)	329,939
Retained earnings	2,358,580	2,980	2,361,560

	As previously
Year Ended or at December 31, 2008	reported (1)	Adjustment	Revised
(Dollars in thousands)
Depreciation, amortization and accretion	$749,967	$(4,172)	$745,795
Total operating expenses	4,962,641	(4,172)	4,958,469
Operating income	128,747	4,172	132,919
Income tax expense	34,299	1,584	35,883
Net income	117,895	2,588	120,483
Net income attributable to noncontrolling interests, net of tax	(29,399)	(418)	(29,817)
Net income attributable to TDS shareholders	88,496	2,170	90,666
Net income available to common	88,444	2,170	90,614
Basic earnings per share attributable to TDS shareholders	0.76	0.02	0.78
Diluted earnings per share attributable to TDS shareholders	0.76	0.02	0.78
Property, plant and equipment, net (2)	3,568,773	(33,120)	3,535,653
Total assets	7,665,851	(33,120)	7,632,731
Net deferred income tax liability (2)	464,980	(432)	464,548
Other deferred liabilities and credits (2)	369,650	(31,986)	337,664
Retained earnings	2,221,469	598	2,222,067

(1)	In Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.
(2)

The balance sheet information as of December 31, 2008 was not included in TDS’ Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, these “As previously reported” amounts are from TDS’ Current Report on Form 8-K filed on August 5, 2010. This Form 8-K included revised financial information for certain prior years, including the balance sheet information as of December 31, 2008.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Telephone and Data Systems, Inc.:

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We did not audit the financial statements of Los Angeles SMSA Limited Partnership; a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in the partnership of $114,800,000 and $116,000,000 as of December 31, 2010 and 2009, respectively, and equity earnings of $64,800,000, $64,700,000 and $66,100,000, respectively for each of the three years in the period ended December 31, 2010.  The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue in 2010, business combinations and noncontrolling interests in 2009 and financial assets and liabilities in 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 25, 2011, except for Note 20, as to which the date is November 16, 2011

Telephone and Data Systems, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Year Ended or at December 31,	2010	2009	2008	2007 (e)	2006 (e)
(Dollars and shares in thousands, except per share amounts)
Statement of Operations data
Operating revenues	$4,986,829	$5,019,943	$5,091,388	$4,822,471	$4,364,180
Operating income (a)	296,091	407,844	132,919	511,072	406,909
Gain (loss) on investments and financial instruments	—	—	31,595	81,423	(137,679)
Income before extraordinary item	190,586	249,949	120,483	413,533	205,056
Extraordinary item, net of tax	—	—	—	42,827	—
Net income	190,586	249,949	120,483	456,360	205,056
Net income attributable to noncontrolling interests, net of tax	45,737	58,602	29,817	71,964	44,502
Net income attributable to TDS shareholders	144,849	191,347	90,666	384,396	160,554
Net income available to common	$144,799	$191,296	$90,614	$384,344	$160,389
Basic weighted average shares outstanding	105,111	109,339	115,817	117,624	115,904
Basic earnings per share attributable to TDS shareholders from:
Net income before extraordinary item attributable to TDS shareholders	$1.38	$1.75	$0.78	$2.91	$1.38
Extraordinary item	—	—	—	0.36	—
Net income available to common	$1.38	$1.75	$0.78	$3.27	$1.38
Diluted weighted average shares outstanding	105,506	109,577	116,255	119,126	116,844
Diluted earnings per share attributable to TDS shareholders from:
Net income before extraordinary item attributable to TDS shareholders	$1.37	$1.74	$0.78	$2.85	$1.36
Extraordinary item	—	—	—	0.36	—
Net income available to common	$1.37	$1.74	$0.78	$3.21	$1.36
Dividends per Common, Special Common and Series A Common Share	$0.45	$0.43	$0.41	$0.39	$0.37

Balance Sheet data
Cash and cash equivalents	$368,134	$670,992	$777,309	$1,174,446	$1,013,325
Marketable equity securities	—	—	—	1,917,893	2,790,630
Property, plant and equipment, net	3,517,784	3,467,367	3,535,653	3,484,210	3,586,973
Total assets	7,722,568	7,571,835	7,632,731	9,861,993	10,610,299
Long-term debt, excluding current portion	1,499,862	1,492,908	1,621,422	1,632,226	1,633,308
Prepaid forward contracts, excluding current portion	—	—	—	—	987,301
Total TDS shareholders’ equity	3,817,895	3,767,278	3,763,435	3,925,007	3,573,094
Capital expenditures	$755,032	$671,165	$734,923	$699,566	$722,458

Other operating data

Wireless

Total wireless customers	6,072,000	6,141,000	6,196,000	6,102,000	5,815,000
Average monthly service revenue per customer (b)	$53.27	$52.99	$53.22	$51.08	$47.23
Postpaid churn rate (c)	1.5%	1.6%	1.5%	1.4%	1.6%

Wireline
Equivalent access lines served (d)	1,102,600	1,131,800	1,169,700	1,197,700	1,213,500
High-speed data customers	260,800	245,200	219,100	187,700	147,200

(a)	Includes Loss on impairment of intangible assets of $14.0 million in 2009, $414.4 million in 2008 and $24.9 million in 2007.

(b)	Calculated by dividing Service Revenues by average customers and number of months in the year.

(c)	Represents the percentage of the postpaid customer base that disconnects service each month.

(d)

Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity.  A physical access line is the individual circuit connecting a customer to a telephone company’s central office facilities.

(e)

See Note 20 — Revision of Current and Prior Period Amounts in the Notes to the Consolidated Financial Statements for a description of revisions made to 2010, 2009 and 2008 financial amounts. In conjunction with such revisions, certain financial amounts presented in this table for 2007 and 2006 were also revised compared to the amounts presented in TDS’ 2010 Form 10-K, filed on February 25, 2011. The cumulative effect of these adjustments resulted in a decrease to Retained earnings of $1.6 million and $0.7 million at December 31, 2007 and December 31, 2006, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

(Amounts in thousands, except per share amounts)	Quarter Ended (5)
2010	March 31	June 30	September 30	December 31

Operating revenues	$1,222,435	$1,232,219	$1,266,416	$1,265,759
Operating income (1)	103,520	87,905	84,687	19,979
Net income	63,213	53,335	53,530	20,508
Net income attributable to TDS shareholders	$49,206	$41,080	$41,419	$13,144
Basic weighted average shares outstanding	105,938	105,520	104,881	104,070
Basic earnings per share attributable to TDS shareholders	$0.46	$0.39	$0.39	$0.13
Diluted weighted average shares outstanding	106,250	105,907	105,298	104,604
Diluted earnings per share attributable to TDS shareholders	$0.46	$0.39	$0.39	$0.13
Stock price
TDS Common Shares (2)
High	$35.00	$35.74	$34.96	$37.91
Low	29.54	30.00	28.84	32.60
Close	33.85	30.39	32.80	36.55
TDS Special Common Shares (2)
High	30.98	31.12	30.49	32.27
Low	26.56	26.11	25.17	27.89
Close	29.84	26.54	28.35	31.52
Dividends paid	$0.1125	$0.1125	$0.1125	$0.1125

(Amounts in thousands, except per share amounts)	Quarter Ended (5)
2009	March 31	June 30	September 30	December 31

Operating revenues	$1,258,226	$1,242,070	$1,257,737	$1,261,910
Loss on impairment of intangible assets (3)	—	—	—	14,000
Operating income (3)(4)	140,953	154,583	80,665	31,643
Net income	96,077	87,613	48,869	17,390
Net income attributable to TDS shareholders	$74,692	$66,960	$37,370	$12,325
Basic weighted average shares outstanding	112,238	110,741	108,289	106,166
Basic earnings per share attributable to TDS shareholders	$0.67	$0.60	$0.34	$0.12
Diluted weighted average shares outstanding	112,427	110,971	108,565	106,489
Diluted earnings per share attributable to TDS shareholders	$0.66	$0.60	$0.34	$0.12
Stock price
TDS Common Shares (2)
High	$35.98	$33.80	$31.69	$34.94
Low	24.20	22.01	24.63	29.39
Close	26.51	28.30	31.01	33.92
TDS Special Common Shares (2)
High	31.17	30.49	30.45	30.95
Low	21.89	22.87	23.33	27.16
Close	23.65	25.96	29.68	30.20
Dividends paid	$0.1075	$0.1075	$0.1075	$0.1075

(1)

During the quarter ended December 31, 2010, TDS recorded adjustments to reduce its liability for transactional taxes in the amount of $5.8 million.  Of this amount, $2.7 million and $3.1 million reduced Selling, general and administrative expense and Interest expense, respectively, in the quarter ended December 31,

2010.  These transactional taxes related to periods from 2002 through the first quarter of 2010.  This adjustment reflects the difference between TDS’ estimate of its liability for transactional taxes and interest and the actual amounts due and settled with the taxing authorities of taxes and interest.

(2)	The high, low and closing sales prices as reported the New York Stock Exchange (“NYSE”).

(3)

During the fourth quarter of 2009, TDS recognized a Loss on impairment of intangible assets related to licenses of $14.0 million. See Note 8—Licenses and Goodwill in the Notes to Consolidated Financial Statements for details of this impairment.

(4)

During the quarter ended December 31, 2009, TDS recorded adjustments that reduced Cost of services and products and increased Selling, general and administrative expense by $9.7 million and $11.6 million, respectively, to reflect revised estimates related to customer usage charges and bad debts expense. The net of these adjustments was an increase to Operating expenses of $1.9 million during the quarter ended December 31, 2009.

(5)

See Note 20 — Revision of Current and Prior Period Amounts in the Notes to the Consolidated Financial Statements for a description of revisions made to 2010, 2009 and 2008 financial amounts. In conjunction with such revisions, certain financial amounts presented in this table were also revised compared to the amounts presented in TDS’ 2010 Form 10-K, filed on February 25, 2011.